UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

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SABRE HOLDINGS CORPORATION

(Name of Registrant as Specified in Its Charter)

(N/A)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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3150 Sabre Drive

Southlake, Texas 76092

February 21, 2007

Dear Stockholder:

On December 11, 2006, the board of directors of Sabre Holdings Corporation, a Delaware corporation (the “Company”) approved an Agreement and Plan of Merger by and among Sovereign Holdings, Inc. (“Parent”), a Delaware corporation, Sovereign Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and the Company, which was subsequently executed on December 12, 2006. Sovereign Holdings, Inc. is owned by investment funds affiliated with the private equity investment firms Texas Pacific Group and Silver Lake Partners. If the merger is completed, you will be entitled to receive $32.75 in cash, without interest, for each share of Class A Common Stock, par value $.01 per share, of the Company (“Common Stock”) you own.

You will be asked, at a special meeting of the Company’s stockholders, to vote to adopt the merger agreement and approve the merger. The board of directors, by a unanimous vote of the directors present (as your Chairman and Chief Executive Officer, I abstained to ensure the independence of the vote), has determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the merger agreement and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The board of directors recommends that the Company’s stockholders vote “FOR” the adoption of the merger agreement.

The date, time and place of the special meeting to consider and vote upon the merger agreement will be as follows:

March 23, 2007

10:00 a.m. Central Daylight Time

Irving Arts Center, Dupree Theater, 3333 North MacArthur Blvd, Irving, Texas 75062

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders and includes the merger agreement as Annex A. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Sabre Holdings Corporation Common Stock entitled to vote on it. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the meeting, please vote your shares by internet, telephone or mail. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

If you are a stockholder of record, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions or need assistance voting your shares, please contact our Investor Relations Department at (866) 722-7347, or our proxy solicitation agent, MacKenzie Partners, toll-free at (800) 322-2885. If your broker, bank, trustee or other nominee holds your shares, you should also call your broker, bank, trustee or other nominee for additional information.

Thank you for your cooperation and continued support.

Very truly yours,

Michael S. Gilliland

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated February 21, 2007

and is first being mailed to stockholders on or about February 23, 2007

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 23, 2007

To Our Stockholders:

A special meeting of stockholders of Sabre Holdings Corporation, a Delaware corporation (“Sabre Holdings” or the “Company”), will be held on March 23, 2007, at 10:00 a.m. Central Daylight Time, at:

Irving Arts Center, Dupree Theater, 3333 North MacArthur Blvd, Irving, Texas 75062

You can find directions and a map to the meeting in the Investors section of our website, www.sabre-holdings.com/investor.

The special meeting is being held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2006 (as it may be amended from time to time, the “merger agreement”), among the Company, Sovereign Holdings, Inc. and Sovereign Merger Sub, Inc. and approve the merger;

2.	To consider and vote on a proposal to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3.	To consider any other business as may properly come before the meeting or any postponement or adjournment thereof.

Your board of directors, by a unanimous vote of the directors present (with Mr. Gilliland, our Chairman and Chief Executive Officer, abstaining to ensure the independence of the vote), has approved and recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment proposal for the purpose of soliciting additional proxies, which are discussed in more detail in the attached proxy statement.

Only holders of record of Sabre Holdings’ Class A Common Stock, par value $.01 per share (“Common Stock”) at the close of regular trading on the New York Stock Exchange on February 20, 2007 are entitled to notice of the special meeting and to vote at the meeting or at any postponement or adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person. A list of our stockholders will be available at our principal executive offices at 3150 Sabre Drive, Southlake, Texas, during ordinary business hours for 10 days prior to the special meeting.

Your vote is very important, regardless of the number of shares of the Company’s Common Stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Sabre Holdings’ Common Stock entitled to vote on it. The proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend.

You also may vote your shares by proxy using a toll-free telephone number or the internet. We have provided instructions on the proxy card for using these services. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Sabre Holdings stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they deliver a written demand for appraisal to Sabre Holdings before the vote is taken on the merger agreement and they comply with the other requirements of Delaware law, which are summarized in the accompanying proxy statement.

By order of the Board of Directors

James F. Brashear

Corporate Secretary

February 21, 2007

i

Agreement and Plan of Merger	ANNEX A
Opinion of Goldman, Sachs & Co.	ANNEX B-1
Opinion of Morgan Stanley & Co. Incorporated	ANNEX B-2
Opinion of Bear, Stearns & Co. Inc.	ANNEX B-3
Section 262 of the General Corporation Law of the State of Delaware	ANNEX C

ii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Sabre Holdings”, “Company”, “we”, “our”, “ours” and “us” refer to Sabre Holdings Corporation and its subsidiaries. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 13)

Sabre Holdings Corporation

3150 Sabre Drive

Southlake, Texas 76092

The Company is a world leader in travel commerce. The Company offers a broad portfolio of leading travel marketing, distribution and technology solutions. The Company supports airlines, hotels, cruise lines, car rental agencies and other travel suppliers through a distribution network that enables global marketing through tens of thousands of points of sale, sophisticated data gathering and analysis, and robust business optimization tools. The Company supports online and conventional travel agencies, corporate travel purchasers and consumers by providing an efficient electronic marketplace that consolidates a wealth of travel information and facilitates shopping and purchasing of travel components and packages. The Company participates in travel distribution and marketing to multiple audiences through different methods referred to as “channels.” These channels include travel agencies, direct to consumers, and corporate or business-direct.

Sovereign Holdings, Inc.

c/o TPG Partners V, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Sovereign Holdings, Inc., a Delaware corporation, which we refer to in this proxy statement from time to time as Parent, was formed on December 11, 2006, solely for the purpose of effecting the merger and the transactions related to the merger.

and

Sovereign Merger Sub, Inc.

c/o TPG Partners V, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Sovereign Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Parent, which we refer to in this proxy statement from time to time as Merger Sub, was formed on December 11, 2006, solely for the purpose of effecting this merger.

Each of Parent and Merger Sub is controlled by investment funds affiliated with the private equity firms of Texas Pacific Group and Silver Lake Partners, which we call TPG and Silver Lake, respectively. We collectively refer to TPG and Silver Lake from time to time in this proxy statement as the Funds.

Both TPG and Silver Lake are engaged in making investments in securities of public and private companies.

The Special Meeting (Page 14)

The special meeting will be held on March 23, 2007 starting at 10:00 a.m., Central Daylight Time, at the Irving Arts Center, Dupree Theater, 3333 North MacArthur Blvd, Irving, Texas 75062.

You will be asked to consider and vote upon adoption of the Agreement and Plan of Merger, dated as of December 12, 2006, which we call the merger agreement, among the Company, Parent and Merger Sub. The merger agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the Company’s Class A Common Stock, par value $.01 per share (“Common Stock”) (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company and other than shares held by stockholders who are entitled to and properly exercise and do not timely withdraw demand for statutory appraisal rights in connection with such shares in compliance with all of the required procedures under Delaware law) will be canceled and converted at the effective time of the merger into the right to receive $32.75 in cash, without interest and less any applicable withholding taxes.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date (Page 14)

You are entitled to vote at the special meeting if you owned shares of the Company’s Common Stock at the close of regular trading on the New York Stock Exchange (which we refer to as the NYSE) on February 20, 2007, the record date for the special meeting. You will have one vote for each share of the Company’s Common Stock that you owned on the record date. As of the record date, there were 133,799,727 shares of the Company’s Common Stock entitled to be voted.

Required Vote For the Merger (Page 14)

For us to complete the merger, stockholders holding a majority of the shares of our Common Stock outstanding at the close of regular trading on the NYSE on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote your shares of the Company’s Common Stock or an abstention will have the same effect as a vote against the merger.

As of the record date, the directors and current executive officers of Sabre Holdings beneficially owned in the aggregate approximately 2.0% of the outstanding shares of the Company’s Common Stock.

Proxies; Revocation (Page 14)

Any Sabre Holdings stockholder of record who is entitled to vote may submit a proxy by telephone, via the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting and presenting proof of their ownership of the shares they intend to vote. If your shares are held in “street name” by your broker, bank, trustee or other stockholder of record, you should instruct them on how to vote your shares using the instructions provided by them. If you do not provide them with instructions, your shares will not be voted and that will have the same effect as a vote against the merger.

Any Sabre Holdings stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending to the Company’s Corporate Secretary a later-dated proxy relating to the same shares at or before the special meeting;

•	submitting a later-dated proxy via the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker or other stockholder of record to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by them to change these instructions.

The Transaction (Page 17)

If the merger agreement is adopted by the Company’s stockholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation in the merger. Upon completion of the merger, the Company’s Common Stock will be converted into the right to receive $32.75 per share in cash, without interest and less any applicable withholding taxes. Following the completion of the merger, our stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

We are working to complete the merger as soon as possible. We anticipate closing the merger by early in the second quarter of 2007, subject to adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other conditions to closing.

Recommendation of the Board of Directors (Page 25)

Our board of directors, by a unanimous vote of the directors present (with Mr. Gilliland, our Chairman and Chief Executive Officer, abstaining to ensure the independence of the vote), has determined that the merger agreement is advisable, fair to and in the best interests of the Company and its stockholders, approved the merger agreement, and recommended that Sabre Holdings’ stockholders vote “FOR” the adoption of the merger agreement.

For the factors considered by our board of directors in reaching its decision to approve and adopt the merger agreement and the merger, see “The Transaction—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 25. See also “The Transaction—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47.

Opinions of Financial Advisors (Page 25 and Annex B)

In connection with the proposed merger, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, and Bear, Stearns & Co. Inc., the Company’s financial advisors, delivered opinions to the board of directors, that as of December 12, 2006, subject to the limitations, qualifications and assumptions set forth therein, the $32.75 in cash per share of our Common Stock to be received by the holders of shares of our Common Stock pursuant to the merger agreement was fair to such holders from a financial point of view.

The full text of the written opinions of Goldman Sachs & Co., Morgan Stanley & Co. Incorporated, and Bear, Stearns & Co. Inc., each dated December 12, 2006, which set forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, are attached as Annex B-1, B-2 and B-3 to this proxy statement. These opinions were provided to the board of directors solely in connection with and for the purposes of its consideration of the transactions contemplated by the merger agreement. The opinions do not constitute a recommendation as to how any holder of shares of our Common Stock or any other person should vote or act with respect to the transactions contemplated by the merger agreement or any other matter.

Financing (Page 44)

The Company and the Funds estimate that the total amount of funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration, the repayment or refinancing of some of the currently outstanding debt of the Company and its subsidiaries and related fees and expenses) will be approximately $5.4 billion. These payments are expected to be funded by a combination of equity contributions by the investors in Parent and debt financing, as well as available cash of the Company.

In connection with the execution and delivery of the merger agreement, Parent has obtained commitments from certain financial institutions to provide up to approximately $3,600,000,000 in debt financing to Sabre Inc., a wholly owned subsidiary of the Company (“Sabre Inc.”) and, in the case of the revolving credit facility (as described below), to one or more of its subsidiaries that it may designate in certain circumstances), consisting of:

•

a first lien senior secured revolving facility of up to $500,000,000 (a portion of which may be reallocated, at the option of Parent, to a synthetic letter of credit facility and of which only a portion will be available for borrowing at closing),

•	a first lien senior secured term loan facility of up to $2,400,000,000, and

•	a second lien senior secured term loan facility of up to $700,000,000 in the aggregate to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain debt of the Company and its subsidiaries outstanding on the closing date of the merger and to pay fees and expenses in connection therewith and, in the case of the revolving facility, for general corporate purposes after the closing date of the merger.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In addition, Parent has obtained an aggregate of $1,386,205,738 in equity commitments from the Funds. The facilities contemplated by the debt financing commitments are subject to certain conditions, as described in further detail under “The Transaction—Financing—Debt Financing—Conditions Precedent to Debt Commitments” beginning on page 46.

The closing of the merger is not conditioned on the receipt of the debt financing by Parent, however, Parent is not required to consummate the merger until after the completion of the marketing period described below under “Marketing Period” and in further detail under “The Merger Agreement—Marketing Period” beginning on page 60.

Treatment of Options and Other Awards (Page 55)

The merger agreement provides that, immediately prior to the closing of the merger, all outstanding options to purchase Company stock, including stock appreciation rights and stock purchase rights, held by employees and directors of the Company will become vested and deemed exercised and canceled and each holder of a canceled stock option will receive, in exchange for such cancellation of their stock options, cash equal to the excess of $32.75 over the applicable per share exercise price for each stock option held, less any applicable withholding taxes.

The merger agreement provides that each outstanding share of our restricted stock, deferred stock units and performance share units will, immediately prior to the closing of the merger, become fully vested and will be converted into the right to receive $32.75 in cash, less any applicable withholding taxes.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 47)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger and/or prospective relationships with the Funds that are different from, or in addition to, your interests as a stockholder, including the following:

•

our directors and executive officers will have their unvested restricted stock, performance share units, deferred stock units and stock options accelerated in connection with the merger and all of those outstanding awards will be cashed out;

•

our executive officers are covered by executive termination benefits agreements which contain change of control termination protection that would provide certain severance payments and benefits in the case of the executive officer’s termination of employment under certain circumstances following the consummation of the merger;

•

certain of our executive officers participate in the Company’s deferred compensation and/or supplemental executive retirement plans, which provide that upon consummation of the merger, the benefits of all participants under the plans will be funded in a “Rabbi Trust;”

•

the merger agreement provides for indemnification arrangements for each of the present and former directors and officers of the Company and each Company Subsidiary for a period of six years following the effective time of the merger, as well as insurance coverage for acts or omissions occurring at or prior to the effective time of the merger;

•

although no agreements have been entered into as of the date of this proxy statement, the Funds have informed us that it is their intention to retain members of our existing management team with the surviving corporation after the merger is completed, and in that connection, certain members of management are engaged in discussions with representatives of Parent which may potentially result in such members of management entering into employment and other arrangements that may include the issuance of shares, or the granting of options to purchase shares, of Parent’s common stock at or following consummation of the merger.

Certain Federal Income Tax Consequences (Page 50)

The exchange of the Company’s Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a stockholder who receives cash as a result of the merger will generally recognize gain or loss equal to the difference between the adjusted basis of the shares exchanged and the amount of cash received therefor. Any such recognized gain or loss will be capital gain or loss if the shares are held as capital assets by the stockholder, and will generally be long-term capital gain or loss if the stockholder has held the shares for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%.

The income tax discussion set forth above may not be applicable to stockholders in special situations including (but not limited to) stockholders who will own, actually or constructively, an interest in the surviving corporation following the merger, stockholders who received their shares upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders who are not U.S. persons and stockholders who are partnerships or other pass-through entities. Stockholders are urged to consult their own tax advisors with respect to the specific tax consequences to them of the merger, including the application and effect of federal, state, local, foreign or other tax laws.

Regulatory Approvals (Page 53)

The merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we call the HSR Act. The parties filed their respective notification and report forms with the Federal Trade Commission (which we refer to as the FTC) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) on December 27, 2006 under the HSR Act. The waiting period under the HSR Act expired on January 26, 2007. The Company also derives revenues in certain other jurisdictions, including Brazil, Mexico, China, South Korea, and the European Union, where regulatory filings or approvals may be required or advisable in connection with the completion of the merger. The appropriate notification was filed in Brazil on January 4, 2007 under the Competition Law (Law No. 8.884 of June 11, 1995), as amended, with the European Commissions on January 26, 2007 under the Merger Regulation (Council Regulation (EC) No 139/2004), in the People’s Republic of China (with both MOFCOM and SAIC) on

January 25, 2007 under the Merger Regulations (Regulations on Merger and Acquisition of Chinese Enterprises

by Foreign Investors), and in Mexico on February 2, 2007, under the Competition Law (Federal Economic Competition Law of December 24, 1992) as amended. In addition, a post-closing notification will be filed with the Korean Fair Trade Commission.

Conditions to the Merger (Page 64)

The consummation of the merger depends on the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock entitled to vote on it;

•

all filing and waiting periods applicable to the consummation of the merger under the HSR Act and any other applicable antitrust laws, must have expired or been terminated and any regulatory approvals of any non-U.S. governmental entity required under applicable law to consummate the merger must have been obtained;

•	no law or order or other legal restraint or prohibition preventing the consummation of the merger must be in effect;

•

the Company’s and Parent’s and Merger Sub’s representations and warranties must be true and correct as of the closing date in a manner described under the caption, “The Merger Agreement—Conditions to the Merger” beginning on page 64;

•	the Company and Parent and Merger Sub must have performed and complied in all material respects with all covenants and obligations that each is required to perform under the merger agreement; and

•

there must not have occurred since the date of execution of the merger agreement any event, change, effect, development, condition or occurrence that has had, or would reasonably be expected to have, a “Company material adverse effect” (as described in further detail under the caption “The Merger Agreement—Representations and Warranties” beginning on page 56).

Marketing Period (Page 60)

In addition to the conditions to the merger set forth above and described in further detail under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 64, Parent and Merger Sub are not obligated to close the merger until the expiration of a 30 consecutive calendar day “marketing period” (ending no earlier than five business days after the stockholders’ approval) (A) throughout and at the end of which (i) Parent and its financing sources have all financial statements and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and customarily included in private placement memoranda for debt financings of the type required to consummate the merger as may reasonably be requested by Parent, (ii) the Company’s representations and warranties remain true, except as would not have a material adverse effect on the Company, and the Company has complied in all material respects with all agreements and covenants required to be performed by the Company, and (iii) our accountants, Ernst & Young LLP, have not withdrawn their audit opinion with respect to any financial statements contained in our filings with the Securities and Exchange Commission (the “SEC”) and the Company has not publicly announced an intention to restate its financial statements or failed to file any report with the SEC by the date required and (B) at the end of which the Company has obtained all regulatory approvals that are required to be obtained by the Company by the closing date pursuant to the merger agreement, and there is no injunction or legal restraint preventing the consummation of the merger.

Restrictions on Solicitations of Other Offers (Page 62)

Upon the signing of the merger agreement, the Company immediately ceased any merger or similar discussions or negotiations with all third parties other than Parent, Merger Sub and the representatives of Parent. The Company also agreed not to (i) directly or indirectly solicit, initiate or knowingly encourage any takeover proposal; (ii) enter into any agreement or agreement in principle with respect to a takeover proposal; or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any takeover proposal.

Notwithstanding these restrictions, prior to obtaining stockholder approval, the Company may, under certain circumstances described under “The Merger Agreement—Restrictions on Solicitation of Other Offers” beginning on page 62, respond to a bona fide written takeover proposal if the Company complies with certain terms of the merger agreement described under “The Merger Agreement —Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 63.

Termination of the Merger Agreement (Page 65)

The merger agreement may be terminated:

•	by mutual written consent of the Company and Parent; or

•	by either the Company or Parent, if:

•	stockholder approval is not obtained at the special meeting or any adjournment thereof; or

•

the merger has not been consummated by September 12, 2007, unless the marketing period has not ended on or prior to September 12, 2007, in which case the termination date will be extended to the earlier of October 12, 2007 and the end of the marketing period; or

•	there is any law or final and nonappealable injunction, order, decree or ruling that makes consummation of the merger illegal or otherwise prevents or prohibits the consummation of the merger; or

•	by the Company if:

•

(i) Parent or Merger Sub has breached any of its covenants, agreements, representations or warranties under the merger agreement that would give rise to the failure of certain conditions to closing and the breach has not been or cannot be cured by the earlier of September 12, 2007 and thirty business days after Parent or Merger Sub receives written notice of the breach by the Company, or (ii) Parent or Merger Sub fails to obtain sufficient financing to consummate the transactions within three business days of satisfaction or waiver of the conditions to closing; or

•

prior to obtaining stockholder approval (i) the Company’s board of directors receives a superior proposal, (ii) the Company’s board of directors determines in good faith that termination of the merger agreement is necessary to comply with our fiduciary duties to the stockholders, (iii) the Company has complied in all material respects with the non-solicitation provisions in the merger agreement, and (iv) the Company pays the termination fee to Parent no later than the date of termination; or

•	by Parent if:

•

the Company has breached any of its covenants, agreements, representations and warranties under the merger agreement that would give rise to the failure of certain conditions to closing and the breach has not been or cannot be cured by the earlier of September 12, 2007 and thirty business days after the Company receives written notification of the breach by Parent or Merger Sub; or

•

prior to obtaining stockholder approval (i) the Company board of directors either withdraws or modifies in a manner adverse to Parent the company recommendation to the holders of Company Common Stock that they vote in favor of adopting the merger agreement, (ii) the Company fails to include such recommendation in the proxy statement or (iii) the Company board of directors approves or recommends a takeover proposal to the Company’s stockholders or recommends that they tender their shares of Common Stock in any tender offer or exchange offer that is a takeover proposal.

Termination Fee; Business Interruption Fee (Page 66)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay a termination fee of $135,000,000 to Parent. See “The Merger Agreement—Termination Fee; Business Interruption Fee” beginning on page 66.

In the event we terminate the merger agreement because Parent or Merger Sub (i) breaches any of the covenants, agreements, representations or warranties in the merger agreement such that certain conditions to the closing of the merger would not be satisfied, (ii) fails to obtain sufficient financing to consummate the transactions within three business days of satisfaction or waiver of the conditions to the closing of the merger or (iii) fails to complete the merger by September 12, 2007 (or, if the marketing period has not ended on or prior to September 12, 2007, the end of the marketing period, but in no event later than October 12, 2007), and certain conditions to the obligations of Parent and Merger Sub to consummate the merger have otherwise been satisfied, then Parent will be required to pay the Company a $175,000,000 business interruption fee. This business interruption fee is not subject to offset or deduction of any kind and is the sole and exclusive remedy of the Company against Parent and/or Merger Sub. Each of the Funds has agreed severally but not jointly to guarantee the obligation of Parent to pay this business interruption fee subject to a cap equal to such Fund’s pro-rata share of $175,000,000, which share is proportionate to its equity commitment in Parent as compared to the equity commitment of the other Fund.

Market Price of the Company’s Common Stock (Page 68)

Our Common Stock trades on the NYSE under the trading symbol “TSG.” On December 8, 2006, which was the last public trading date before rumor of the possible business transaction was publicly reported in The New York Times and The Wall Street Journal, our Common Stock closed at $28.32 per share. On February 20, 2007, which was the last trading day before the date of this proxy statement, our Common Stock closed at $32.45 per share.

Rights of Appraisal (Page 72 and Annex C)

Delaware law provides you with appraisal rights in the merger. This means that, if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment in cash for your shares based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement is taken at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware (“DGCL”) is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Sabre Holdings. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition pursuant to the merger agreement of the Company by Parent, an entity controlled by investment funds affiliated with TPG and Silver Lake. Once the merger agreement has been adopted by the Company’s stockholders and the other conditions to closing under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Sabre Holdings. Sabre Holdings will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive, for each share of our Common Stock that you own, $32.75 in cash, without interest and less any applicable withholding taxes, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $3,275.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Irving Arts Center, Dupree Theater, 3333 North MacArthur Blvd, Irving, Texas 75062 on March 23, 2007, at 10:00 a.m. Central Daylight Time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement and approve the merger;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act upon other business that may properly come before the special meeting or any postponement or adjournment thereof.

Q:	What vote of our stockholders is required to adopt the merger agreement? What happens if I do not vote?

A:	For us to complete the merger, stockholders holding a majority of our Common Stock outstanding at the close of regular trading on the NYSE on the record date must vote “FOR” the adoption of the merger agreement. Accordingly, the failure to vote or an abstention from voting will have the same effect as a vote against adoption of the merger agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast on the proposal. Each share of Common Stock will be entitled to one vote per share.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Transaction—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 25 for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and to consider how the merger affects you and submit your proxy to vote your shares at the special meeting. You can ensure that your shares are voted at the special meeting by submitting your proxy via:

•

telephone, using the toll-free number listed on each proxy card (if you are a registered stockholder, meaning that your shares are registered in your own name) or voting instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank, trustee or other nominee and they make telephone voting available);

•

the Internet, at the address provided on each proxy card (if you are a registered stockholder) or voting instruction card (if your shares are held in “street name” and your nominee makes Internet voting available); or

•	mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	If my shares are held in “street name” by my broker, bank, trustee or other nominee will my nominee vote my shares for me?

A:	Yes. However, your nominee will only vote if you provide instructions on how to vote. You should follow the directions provided by your broker, bank, trustee or other nominee regarding how to instruct your nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal with detailed written instructions for exchanging your stock certificates for the merger consideration. If your shares of Common Stock are held in “street name” by your broker, bank, trustee or other nominee you will receive instructions from your nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates with your proxy.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attn: James Brashear, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, as a registered stockholder, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of Common Stock in “street name” and you have instructed a broker, bank, trustee or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank, trustee or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q.	What effects will the proposed merger have on Sabre Holdings?

A:	As a result of the proposed merger, Sabre Holdings will cease to be a publicly-traded company and will be wholly-owned by Parent, an entity controlled by investment funds affiliated with TPG and Silver Lake. Following consummation of the merger, the registration of our Common Stock under the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the proposed merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if I sell my shares before the special meeting?

A:	The record date is earlier than the date of the special meeting. If you transfer Sabre Holdings shares after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $32.75 per share in cash to be received by Sabre Holdings’ stockholders in the merger. To be entitled to receive the $32.75 per share merger consideration, you must continue to hold your shares through the completion of the merger.

Q.	When is the merger expected to be completed?

A:	We anticipate that the merger will be completed by early in the second quarter of 2007. However, the exact time of the merger cannot be predicted. To complete the merger, we must obtain stockholder approval and the other conditions to closing under the merger agreement must be satisfied or waived.

Q.	What is the “marketing period”?

A:	Parent is not obligated to complete the merger until the expiration of a “marketing period” that it may use to complete the financing for the merger. Assuming certain other conditions have been met and Parent has received certain financial and other information, we expect the marketing period to be a 30-day period beginning on the later of the date this proxy statement is first mailed to the Company’s stockholders and the first business day after the Company files with the SEC its annual report on Form 10-K for the fiscal year ended December 31, 2006.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by Sabre Holdings’ stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Sabre Holdings will remain an independent public company and Sabre Holdings Common Stock will continue to be listed and traded on the NYSE. See the section captioned “Delisting and Deregistration of Sabre Holdings’ Common Stock; Failure to Consummate the Merger” beginning on page 44. Under specified circumstances, Sabre Holdings may receive a business interruption fee from Parent or be required to pay Parent a termination fee as described under the caption “The Merger Agreement—Termination Fee; Business Interruption Fee” beginning on page 66.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, please contact our Investor Relations Department at (866) 722-7347. You may also contact our proxy solicitation agent, MacKenzie Partners, toll-free at (800) 322-2885. If your broker, bank, trustee or other nominee holds your shares, you should also call your broker, bank, trustee or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Transaction,” “The Transaction—Opinions of Financial Advisors” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Sabre Holdings and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger agreement;

•	the failure of the merger to close for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the pending merger;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find Additional Information” on page 77. Many of the factors that will determine our future results or the consummation of the merger are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Company

Sabre Holdings Corporation is a world leader in travel commerce. The Company offers a broad portfolio of leading travel marketing, distribution and technology solutions. The Company supports airlines, hotels, cruise lines, car rental agencies and other travel suppliers through a distribution network that enables global marketing through tens of thousands of points of sale, sophisticated data gathering and analysis, and robust business optimization tools. The Company supports online and conventional travel agencies, corporate travel purchasers and consumers by providing an efficient electronic marketplace that consolidates a wealth of travel information and facilitates shopping and purchasing of travel components and packages. The Company participates in travel distribution and marketing to multiple audiences through different methods referred to as “channels.” These channels include travel agencies, direct to consumers, and corporate or business-direct.

Sabre Holdings Corporation is incorporated in the state of Delaware with its principal executive offices at 3150 Sabre Drive, Southlake, Texas 76092. Sabre Holdings’ telephone number is (682) 605-1000. Sabre Holdings is publicly traded on the NYSE under the symbol “TSG”.

Parent

Sovereign Holdings, Inc., which we refer to as Parent, is a Delaware corporation with its principal offices at c/o TPG Partners V, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Parent’s telephone number is (817) 871-4001. Parent was formed on December 11, 2006, solely for the purpose of effecting the merger agreement and the transactions related to the merger. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Parent is controlled by investment funds affiliated with the private equity investment firms Texas Pacific Group and Silver Lake Partners.

Both TPG and Silver Lake are engaged in making investments in securities of public and private companies.

Merger Sub

Sovereign Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned direct subsidiary of Parent, with its principal offices at c/o TPG Partners V, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. Merger Sub’s telephone number is (817) 871-4001. Merger Sub was formed on December 11, 2006, solely for the purpose of effecting the merger agreement and the transactions related to the merger. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Friday, March 23, 2007, starting at 10:00 a.m. Central Daylight Time, at the Irving Arts Center, Dupree Theater, 3333 North MacArthur Blvd, Irving, Texas 75062 or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the merger agreement and the approval of the merger. Our stockholders must adopt the merger agreement and approve the merger and the required vote described below must be obtained for the merger to occur. If our stockholders fail to adopt the merger agreement and approve the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about February 23, 2007.

Record Date and Quorum

The holders of record of the Company’s Common Stock as of the close of regular trading on the NYSE on February 20, 2007, the record date for the special meeting, are entitled to receive notice of and to vote at, the special meeting. On the record date, 133,799,727 shares of the Company’s Common Stock were entitled to be voted.

The holders of a majority of the outstanding shares of the Company’s Common Stock on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the Company’s Common Stock held in treasury by the Company or by any of our subsidiaries will not be considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote for the Merger

Completion of the merger requires the adoption of the merger agreement and approval of the merger by the affirmative vote of the holders of a majority of the Company’s Common Stock outstanding on the record date and entitled to vote thereon. Each holder of record of shares of Common Stock entitled to vote will have the right to one vote for each such share of Common Stock held.

As of February 20, 2007, the record date, the directors and current executive officers of the Company beneficially owned, in the aggregate, 2,660,232 shares of the Company’s Common Stock, or approximately 2.0% of the outstanding shares of the Company’s Common Stock.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card but no voting instructions are indicated, your shares of the Company’s Common Stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

If your shares are held in “street name” by your broker, bank, trustee or other nominee, you should instruct your nominee how to vote your shares using the instructions provided by them. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trustee or other nominee for directions on how to vote your shares. Under applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, without specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of Company Common Stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement.

You may revoke your proxy or change your vote at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise our Corporate Secretary in writing, at Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attn: James Brashear, or submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker, bank, trustee or other nominee to vote your shares, the options for revoking your proxy or changing your vote described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank, trustee or other nominee to change these instructions.

Sabre Holdings does not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

Stockholders of record and many stockholders who hold their shares through a broker, bank, trustee or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker, bank, trustee or other nominee. If your shares are held in “street name,” you should check the voting instruction card provided by your nominee to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Sabre Holdings’ stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at https://www.proxyvotenow.com/tsg and following the instructions on the website; or

•	by calling the toll-free number 1-866-257-2285 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Please have your proxy card available when voting via the Internet or by telephone.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the merger agreement, the Company does not anticipate that we will adjourn or postpone the meeting unless the Company is advised by counsel that failure to do so could reasonably be expected to result in a violation of U.S. federal securities laws. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks, trustees and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained MacKenzie Partners, a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay MacKenzie Partners a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses.

THE TRANSACTION

Background of the Merger

From our inception as a public company in 1996, our executive team and our board of directors have regularly evaluated our business strategy, strategic alternatives and prospects for growth in order to continually improve our operations and financial performance and assess opportunities to create value for our stockholders. In connection with this evaluation, we have routinely considered organic business opportunities, financial structuring alternatives, dispositions and potential acquisitions, business combinations and other strategic opportunities.

During the summer of 2005, our board of directors and management considered various possible strategic restructuring options. Our evaluation was conducted with the assistance of our financial co-advisors, Goldman Sachs & Co., which we refer to as Goldman Sachs, and Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, as well as our legal advisors, Latham & Watkins LLP, which we refer to as Latham & Watkins.

During this time, we approached certain companies concerning potential business acquisitions, and certain participants in our industry, including a company which we refer to as “Company Z,” approached us regarding potential business combinations. Our management and advisors engaged in exploratory discussions with Company Z in late 2005, but ultimately were unable to overcome certain fundamental issues between us and Company Z, including an inability to agree upon per share value and other issues, as well as risks of non-consummation that would be borne by the Company. The board also concluded that none of the other strategic options being considered at that time would be advantageous for our stockholders.

In the past few years, private equity firms have successfully completed acquisitions of companies in the travel industry. Following the announcement in June of 2006 that Travelport, another travel industry company that was then a division of Cendant Corp., would be acquired by private equity firms, we began to receive informal inquiries from several private equity firms about the potential to acquire the Company and we met informally with certain of them in the ensuing months. As a result of those inquiries and informal meetings, in early July of 2006 our management began a re-examination of strategic options available to the Company, with the assistance of our financial co-advisors, Goldman Sachs and Morgan Stanley. Management and our financial co-advisors held discussions with our board regarding the attractiveness and feasibility of potential strategic options ranging from remaining a stand-alone public company to various potential change of control scenarios.

On August 1, 2006, our management reviewed with our board of directors the Travelport transaction and discussed the status of the private equity environment. The board also reviewed the Company’s then-current valuation in contrast to potential valuations in various strategic transactions, including an acquisition by private equity firms in a transaction often referred to as a take-private transaction. After discussing and considering the available options, our board authorized management and our financial co-advisors to identify qualified private equity firms that might participate in a transaction to take the Company private.

On September 15, 2006, our board of directors conducted a comprehensive review of the Company’s strategic options, which included consideration of various stand-alone, restructuring, sale and merger scenarios. Representatives from Goldman Sachs and Morgan Stanley presented preliminary materials on the current valuation and illustrative future valuations of the Company based on management’s financial forecasts. They also provided the board with illustrative valuation ranges for the Company that might be anticipated in a strategic acquisition or a take-private transaction, based on precedent transactions, discounted cash flow analyses and illustrative returns to private equity investors. Latham & Watkins advised the board of legal considerations relating to a potential sale process, including a private equity transaction, and advised the board of its fiduciary obligations. Our management advised the board that they would remain impartial throughout any exploratory sale process and would, in conjunction with the board, establish procedures to ensure that management compensation and retention matters would not impinge on management’s effectiveness and neutrality in the proposed exploratory sale process. The board also considered illustrative transaction timelines, procedures and financing considerations for a potential take-private transaction.

After consideration and discussion, the board instructed management and our financial co-advisors to begin formal dialogue with a select group of qualified private equity firms as part of an exploratory sale process. The board concluded that a focused, multi-party bidding process would produce the best range of proposals to maximize the value that could reasonably be provided to the Company’s shareholders, while at the same time optimizing the efficiency and confidentiality of the process. Additionally, the board considered that a transaction with private equity firms likely would present a significantly lower risk of delay or failure to consummate an announced transaction when compared to any reasonably likely strategic business combination.

During the week of September 18, 2006, Goldman Sachs and Morgan Stanley began placing calls to selected private equity firms, including TPG and Silver Lake. The firms were selected by the board, in consultation with its financial co-advisors, based on a variety of factors, including the firms’ historical interest and investments in the travel industry, appropriate levels of financial resources and prior success in consummating acquisitions of similarly situated public companies. After execution of appropriate non-disclosure and standstill agreements, the selected firms were invited to engage in preliminary discussions about our business with our management.

In early October of 2006, management, in consultation with its financial co-advisors, decided that the private equity sale process could be facilitated by offering the private equity firms a preliminary debt commitment from affiliates of Goldman Sachs and Morgan Stanley. On October 13, 2006, our board discussed with management and our financial co-advisors the advantages and disadvantages of offering a debt financing commitment, and the board consented to the inclusion of a preliminary debt commitment in the materials to be distributed to all bidders. Our board also concluded, with the advice of its legal counsel and our financial co-advisors, that it would be appropriate to retain an additional financial advisor to provide an opinion as to the fairness of any potential transaction to the Company’s stockholders, in the event a transaction were pursued with a firm using financing provided by Goldman Sachs or Morgan Stanley or both.

During the week of October 9, 2006, we sent the selected private equity firms a letter describing the exploratory sale process, and provided them with preliminary financial information about the Company. The process letter specified a preliminary bid date of November 1, 2006, and restricted the extent to which the firms were permitted to retain outside advisors to protect the confidentiality of the process.

In early October of 2006, Company Z contacted us and proposed discussions about a possible business combination between Company Z and the Company. Company Z indicated that it would be capable of conducting diligence in a very prompt manner because of its prior discussions with the Company and its understanding of our businesses. Our board instructed management and our advisors to explore a potential combination with Company Z. On October 10, 2006, Company Z sent us a draft merger agreement that contemplated an all cash acquisition of the Company. On October 11, 2006, our management and our financial co-advisors discussed with Company Z a possible combination of Company Z and Sabre Holdings, including the key benefits and potential issues regarding such a combination.

The board considered Company Z’s proposal and draft merger agreement and discussed with our management and advisors a potential combination with Company Z at our board meeting on October 13, 2006. The discussion included a consideration of the relative risks and merits of a combination with Company Z as compared to a possible take-private transaction that would not present any potentially significant regulatory or other non-consummation risk or delay. After a period during which our senior management and advisors discussed with Company Z the potential issues that would be presented in a combination transaction, our board instructed our management to cease discussions with Company Z and inform Company Z that the board was focused on avoiding substantial non-consummation risk for the Company. Our management informed Company Z of this decision.

During the exploratory sale process, we were also contacted on several occasions by certain other companies, with which we had very preliminary discussions regarding potential strategic transactions. None of these discussions progressed to a significant extent, and no other company made a specific proposal to acquire Sabre Holdings.

During the weeks of October 16 and 23, we held preliminary discussions with each of the prospective acquiror private equity firms. These sessions involved presentations by executives from our business units, as well as our senior management team and finance organization. Our management team also answered diligence questions from the private equity firms prior to the preliminary bid submissions on November 1, 2006.

During the week of October 16, 2006, the financing teams of Goldman Sachs and Morgan Stanley made available to all of the bidders the preliminary debt commitment terms.

On November 1, 2006, we received initial acquisition proposals from each of the prospective acquiror private equity firms we had selected. These non-binding indications of interest were all subject to the private equity firms satisfactorily completing further diligence during the second phase of the exploratory sale process. Over the remainder of that week, Goldman Sachs and Morgan Stanley spoke with the private equity firms to clarify their initial proposals.

Our board of directors met on November 7, 2006, to consider the initial proposals and to discuss whether to proceed with the second phase of the exploratory sale process. Based on the indicative offer prices and other key terms contained in initial proposals from certain of the private equity firms, and on advice from our legal and financial co-advisors, our board invited five private equity firms, including TPG and Silver Lake, to continue the exploratory sale process. The five private equity firms were combined into three bidding groups, based on their preferences, financial resources and other considerations. The groups included (i) one private equity firm that had expressed a preference and had the financial resources to proceed on its own, which we refer to as Firm Y, (ii) a pair of other private equity firms, and (iii) the pair of TPG and Silver Lake. In light of the valuations indicated by the initial bids, the relatively high level of deal certainty and relatively short time period required for closing indicated in the bids, the bidders’ relatively extensive knowledge about the travel industry and Sabre Holdings, and the bidders’ strong interest in a transaction, our board directed management to focus on pursuing a private equity transaction, but to remain open to discussions with Company Z or any other strategic purchasers that provided compelling proposals, taking all relevant factors into account, including value, speed and certainty of deal consummation comparable to that described in the initial proposals from the private equity firms.

From November 8 through November 10, 2006, our financial co-advisors contacted each of the selected participants to invite them to continue in the second phase of the exploratory sale process, to schedule diligence sessions with management, and to involve their own advisors, consultants and alternative financing sources in the process. On November 8, 2006, we distributed letters to the selected participants, which specified the procedures for the second phase of the exploratory sale process and a final bid date of December 8, 2006.

During the weeks of November 13 and 20, 2006, our management team held detailed due diligence sessions with each of the bidding groups and their respective advisors and financing sources.

On November 14, 2006, our board of directors discussed with our management, in addition to certain administrative matters, the status of the exploratory sale process. Our management responded to questions from individual directors regarding potential valuations and other discussions with the private equity firms. Our management also reported that our outside advisors were developing a recommendation to the board with respect to ensuring a process designed to assure management’s neutrality in the sale process while at the same time addressing the private equity firms’ desire to discuss management retention and compensation following a take-private transaction. The independent, non-management members of the board then met in executive session.

On November 16, 2006, we distributed to each of the participant private equity groups the proposed definitive merger documentation. The proposed merger documentation included a merger agreement, and a proposed equity commitment letter and guarantee to be executed by affiliates of the private equity firms with sufficient financial resources to perform the obligations set forth in the equity commitment letter and merger agreement.

On November 21, 2006, our board reviewed and discussed the status of the exploratory sale process and the bidders’ key areas of diligence focus with our management and financial and legal advisors. The board also reaffirmed December 8, 2006, as the final bid date. Our financial and legal advisors also described to our board of directors procedures to maintain management’s neutrality in the exploratory sale process. Under the procedures, management would continue to refrain from discussing with the private equity firms management compensation and post-closing equity arrangements until after the execution of a merger agreement, but our financial advisors and members of our board would be available to discuss general retention approaches with private equity firms, but not specific retention proposals. The independent members of the board (which excluded Mr. Gilliland) then met in private session with our advisors and further discussed issues of management neutrality and an employee retention plan that had been developed by management and reviewed by several of our outside directors. The independent directors thereafter approved the plan recommended by our advisors, and directed our Chairman of the Board and Chief Executive Officer to advise members of senior management about the board’s determination and direct them to continue to take appropriate steps to avoid any conflicts of interest (or even the appearance of one) with any private equity firm.

On November 22, 2006, we received a letter from Company Z indicating that Company Z wished to renew discussions of a potential combination of Sabre Holdings and Company Z. On November 24, 2006, Company Z indicated that it might be prepared to pay acquisition consideration primarily in cash but with additional consideration in the form of securities, which had undefined terms. On November 27, 2006, our board discussed the Company Z proposal and the status of the exploratory sale process with the private equity firms. With the concurrence of our board, our management communicated to Company Z our willingness to engage in further discussions about a potential combination.

During the weeks of November 27 and December 4, 2006, we worked to answer diligence questions from the firms participating in the exploratory sale process. Additionally, we received comments on the draft merger agreement from two of the three private equity groups. Latham & Watkins discussed with legal counsel for the two private equity firms, including Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary Gottlieb, counsel to TPG and Silver Lake, their comments on the draft merger agreement.

On November 30, 2006, our board of directors convened to discuss the status of the dialogue with Company Z. Our management and financial advisors described the financial terms generally proposed by Company Z. Our board of directors discussed with our management and advisors these and the other terms and conditions of the Company Z proposal, and determined that Company Z should be asked to execute a standstill agreement in the same form as the private equity firms. The independent members of the board then met in private session with our advisors and further discussed the status of the sale process.

On December 1, 2006, we contacted Bear, Stearns & Co. Inc., which we refer to as Bear Stearns, to engage it to render an opinion to our board of directors as to the fairness to our stockholders, from a financial point of view, of a potential transaction. On December 6, 2006, we retained Bear Stearns to provide such an opinion.

On December 3, 2006, we sent to Company Z a proposed definitive merger agreement, which was substantially the same as the draft we had sent to the private equity groups on November 16, 2006, and informed it that we were considering acquisition proposals from private equity firms. We also sent to Company Z a proposed standstill agreement containing substantially the same terms that had been accepted by the private equity firms. We asked Company Z to execute the standstill agreement before we would further discuss deal issues or allow Company Z to conduct its requested limited diligence. On December 4, 2006, Company Z said it was unwilling to execute the standstill agreement in the form we had proposed, and would not continue discussions if that form was required, but it offered to extend for a limited period of time a non-disclosure and less favorable standstill agreement with us that it had signed in 2005.

On December 5, 2006, our board of directors and financial and legal advisors convened to discuss the status of the exploratory sale process with the private equity groups, as well as the status of our discussions with Company Z. Our board discussed the desirability of engaging further with Company Z in order to gain further visibility into the potential value it might offer our stockholders and to assess Company Z’s willingness to consummate a transaction expeditiously. Management also informed the board of directors that Company Z had reiterated that it could complete a diligence review of the Company in a very rapid and efficient manner. In light of the circumstances, our board authorized management to agree to Company Z’s proposal to a limited extension of its 2005 non-disclosure and standstill agreement. The independent members of the board then met in a private session with our advisors, and then in executive session without our advisors. On December 6, 2006, we extended the term of our non-disclosure and standstill agreement with Company Z.

On December 7, 2006, Travelport announced that it had agreed to acquire Worldspan. Our management discussed with the private equity groups the potential impact on the Company of the proposed acquisition. We also provided the private equity groups with an updated fourth quarter financial outlook for the Company. Our board of directors discussed with management and our financial and legal advisors the private equity groups’ outstanding questions and the likelihood of receiving bids, as well as the private equity groups’ reaction to the announcement of the proposed Worldspan acquisition.

On December 8, 2006, we received formal bids from two of the private equity groups: (i) the pair of TPG and Silver Lake, and (ii) Firm Y. Both groups submitted to us modified drafts of the definitive transaction agreements and provided financing commitment documents from their own separate financing sources. The third private equity group did not submit a bid but it indicated a per share value that would be lower than the bids submitted by the other private equity groups, and it requested three additional weeks to complete diligence and finalize its proposal. Also on December 8, 2006, Company Z delivered a term sheet outlining certain key terms for a potential merger between Sabre Holdings and Company Z. Company Z also delivered a mark-up of certain sections of the merger agreement, which, in the Company’s view, did not adequately address our concerns regarding the time frame for and certainty of deal consummation. Company Z did not provide any other comments on the draft merger agreement we had provided to it, and Company Z’s oral indications of the value of its proposed offer of cash and securities represented a lower per share value range than the value proposed by TPG and Silver Lake.

On December 9, 2006, we were contacted by The Wall Street Journal concerning rumors we were in discussions for a potential take-private transaction with certain private equity firms. The Company declined to comment on the rumors.

On the morning of December 10, 2006, our board convened to discuss the economic and legal terms of the bids received from TPG and Silver Lake and from Firm Y, as well as the per share value proposed by the other private equity group and the additional conditions precedent to their bid. In advance of this meeting, all members of the board were sent copies of the proposed merger agreements from the two private equity groups, as well as a presentation including summaries of material financial terms of the proposals and valuation analyses prepared by Goldman Sachs and Morgan Stanley and a comparison chart of material legal terms and conditions prepared by Latham & Watkins. The board reviewed the Company’s most recent financial performance and considered a broader strategic industry overview. Following a discussion of the proposals from each of the two remaining private equity groups, our board instructed our management and advisors to continue clarifying and negotiating economic and legal terms with each of the private equity groups. The board also determined that it would not be advisable to continue discussions with the third private equity group and that the financial terms and closing certainty proposed by Company Z were less favorable to our shareholders than the private equity proposals. In this regard, our board also noted that Company Z had not provided a full proposal including all material terms and conditions, nor had Company Z provided a proposed merger agreement. The independent, non-management members of the board then met in private session with our advisors, and further discussed the relative per share offers from TPG and Silver Lake and from Firm Y. The independent directors also discussed the importance of proceeding quickly with the private equity groups in a competitive process to obtain the best deal terms and to minimize the risks associated with delay. At the conclusion of their meeting, the non-management directors directed management and the Company’s advisors to proceed as expeditiously as possible to negotiate final terms with each of the TPG and Silver Lake group and Firm Y.

Throughout the day on December 10, 2006, Latham & Watkins negotiated with legal counsel for each of the private equity groups, including Cleary Gottlieb, counsel to TPG and Silver Lake, the material terms and conditions of each group’s proposed transaction documentation. Goldman Sachs and Morgan Stanley also negotiated with each of the private equity groups the financial and other key terms of each private equity group’s proposed offer.

On the morning of December 11, 2006, articles were published by The New York Times and The Wall Street Journal speculating that the Company was in advanced discussions for a potential take-private transaction with certain private equity firms, including TPG and Silver Lake.

On December 11, 2006, both private equity groups provided us with updated bids that they characterized as “best and final” offers. The TPG and Silver Lake group revised its bid upward to $32.75 per share of the Company. Firm Y indicated it was unwilling to increase its per share offer above the range that it had previously indicated in discussions with our financial advisors, which range was near but below the value proposed by TPG and Silver Lake. Our board considered and discussed with its advisors and management the legal and financial terms of the updated proposals, the news articles that had been published that morning regarding the sale process and the recent movement in the Company’s share price. Latham & Watkins advised the board of its fiduciary duties, including the obligations to exercise due care, loyalty, and good faith in considering whether to accept an offer for the Company. The board discussed with its legal counsel the revised merger agreements that our management and advisors had negotiated, including the representations and warranties, covenants and conditions to closing contained in each private equity group’s revised transaction documents. The board discussed with its financial and legal advisors the equity and debt financing commitments submitted by TPG and Silver Lake. Goldman Sachs, Morgan Stanley and Bear Stearns each explained the financial details of the proposed private equity transactions and the underlying bases for their respective fairness analyses of the TPG and Silver Lake acquisition proposal. Bear Stearns, Goldman Sachs and Morgan Stanley each delivered to the board their oral opinions, which were subsequently confirmed in writing on December 12, 2006, that, as of the date of such opinions, and based upon and subject to the assumptions, qualifications and limitations to be set forth in each of their respective written opinions, the proposed merger consideration of $32.75 per share in cash to be received by the holders of our common shares, pursuant to the proposed TPG and Silver Lake merger agreement, was fair from a financial point of view to our stockholders. The independent members of the board then met in executive session, without advisors.

Following that executive session, and taking into account its prior discussions, including the executive session, the respective fairness opinions delivered orally by Bear Stearns, Goldman Sachs and Morgan Stanley and the other factors described below in greater detail under the heading “Reasons for the Merger,” our board of directors by a unanimous vote of the directors present (with Mr. Gilliland abstaining to ensure the independence of the vote) determined that the merger agreement proposed by TPG and Silver Lake, and the transactions contemplated by that agreement, are fair to and in the best interests of the Company and its stockholders. Our board by a unanimous vote of the directors present (with Mr. Gilliland abstaining to ensure the independence of the vote) approved the merger agreement and the transactions contemplated by it and recommended that the Company’s stockholders vote to adopt the merger agreement. Our board also authorized management to finalize and execute the merger agreement with TPG and Silver Lake.

Following the board meeting, our management and advisors worked with TPG and Silver Lake and their advisors to finalize the definitive merger agreement and ancillary documents, including the financing commitment letters and limited guarantees. On the morning of December 12, 2006, the Company, Parent and Merger Sub executed the merger agreement, and issued a press release announcing the execution of the merger agreement. The terms of the merger agreement are detailed below under “The Merger Agreement” beginning on page 54 of this proxy statement.

Reasons for the Merger

Our board of directors, acting with the advice and assistance of its legal and financial advisors and our management, evaluated the TPG and Silver Lake merger proposal, including the terms and conditions of the merger agreement with Parent and Merger Sub. After careful deliberation, at a December 11, 2006 meeting described above under “Background of the Merger”, our board of directors, by a unanimous vote of the directors present (with Mr. Gilliland, our Chairman and Chief Executive Officer, abstaining to ensure the independence of the vote): (i) determined that the merger, the merger agreement and the transactions contemplated thereby, are advisable, fair to and in the best interests of the Company and our stockholders; (ii) approved the merger, the merger agreement and the transactions contemplated thereby; and (iii) recommended that our stockholders adopt the merger agreement and approve the merger. In reaching these determinations, our board considered the following factors and potential benefits of the merger, each of which the board believed supported its decision:

•

the board’s familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the nature of the industry in which the Company competes, industry trends, and economic and market conditions, both on a historical and a prospective basis;

•

the board’s belief, after a thorough, independent review, that the value offered to stockholders in the merger was more favorable to stockholders than the potential value that might have resulted from other strategic opportunities reasonably available to the Company, including remaining an independent company and pursuing the current strategic plan, pursuing acquisitions, pursuing a leveraged buyout transaction with private equity firms other than TPG and Silver Lake, or pursuing a sale to or merger with Company Z or another company in the same or a related industry, in each case taking into consideration the potential rewards, risks and uncertainties associated with those other options;

•

the board’s belief that no other opportunity reasonably available to the Company would provide greater value to its stockholders within a timeframe comparable to that in which the merger is expected to be completed, and the fact that the cash merger price of $32.75 per share allows the Company’s stockholders to realize in the near term a value, in cash, for their investment that is fair and provides our stockholders certainty of value for their shares;

•

the current and historical market prices of the Company Common Stock relative to those of other industry participants and general market indices, and the fact that the $32.75 merger consideration represents a premium of approximately 30.3% based on the 90-day average closing price of the Company’s Common Stock for the period ended December 8, 2006, as well as a premium of 45.4% to the Company’s closing stock price on September 15, 2006, the date on which the board granted formal approval to begin engaging with prospective private equity buyers;

•

the fact that the Company’s stockholders will be able to decide for themselves at the special meeting whether to approve the adoption of the merger agreement and the merger and accept the merger consideration;

•

the course of negotiations between us and TPG and Silver Lake, resulting in a price per share of Common Stock that was higher than the original offer price from TPG and Silver Lake and higher than any other indications of interest received by the Company from any other potential acquiror;

•	the fact that the merger consideration of $32.75 per share of Common Stock was achieved through a highly competitive, multi-party auction process;

•

the financial presentations of each of Goldman Sachs, Morgan Stanley and Bear Stearns and their respective opinions that, as of December 12, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in each of their respective opinions, the consideration to be received by the stockholders of the Company pursuant to the merger agreement was fair to our stockholders from a financial point of view;

•

the efforts made by our management and advisors to maintain neutrality of management and to negotiate a merger agreement that is favorable to the Company and its stockholders, and the financial and other terms and conditions of the merger agreement, which were the product of arm’s-length negotiations between the parties, including the fact that the merger agreement is not subject to a financing condition;

•	the level of effort that Parent must use under the merger agreement to obtain the proceeds of the financing on the terms and conditions described in the debt and equity commitment letters;

•

the board’s belief in the high probability that the merger will be completed based on, among other things, TPG’s and Silver Lake’s proven ability to complete large transactions on the agreed terms, the lack of a financing condition and the lack of significant regulatory impediments;

•

our ability, under the merger agreement, under certain circumstances, to consider and respond to an unsolicited written bona fide acquisition proposal, and if, after consultation with our financial advisors, the board of directors determines in good faith that such acquisition proposal is a superior proposal, and Parent chooses not to propose improvements to the merger agreement to make the original merger agreement superior, our ability to terminate the merger agreement upon the payment of a termination fee of $135 million, and our belief that this termination fee is reasonable in the context of break-up fees that have been negotiated in other transactions and would not preclude another party from making a competing proposal;

•

our ability, under the merger agreement, to withdraw, modify or amend our recommendation that stockholders vote to approve the merger agreement and the merger under certain circumstances, subject to our payment of a termination fee of $135 million if Parent elects to terminate the merger agreement;

•

the fact that, in the event of a failure of the merger to be consummated under certain circumstances, a $175 million business interruption fee would be payable by Parent and Merger Sub, eliminating the need for the Company to have to establish damages, and that TPG and Silver Lake agreed to provide proportionate guarantees of Parent’s and Merger Sub’s obligation to pay the $175 million business interruption fee under the merger agreement; and

•

the availability of appraisal rights to holders of the Company’s Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the possibility that Parent will be unable to obtain the requisite financing proceeds, including obtaining the debt financing proceeds from its lenders;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•

the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company’s Common Stock after the merger, including any value that could be achieved in the event the Company is acquired in the future by a strategic buyer or as a result of improvements to the Company’s operations;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, other than with the consent of TPG and Silver Lake, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•

the fact that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders (see “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 47);

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. persons for federal income tax purposes;

•	our inability to take action to cause specific performance or require Parent or Merger Sub to complete the merger; and

•

the fact that the Company is entering into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that its remedy in connection with a breach of the merger agreement by Parent or Merger Sub, even for a breach that is deliberate or willful, is limited to $175 million, which amount is severally and proportionately guaranteed by TPG and Silver Lake.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes the material factors considered by our board of directors in its consideration of the merger agreement and the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors by a unanimous vote of the directors present (with Mr. Gilliland, our Chairman and Chief Executive Officer, abstaining to ensure the independence of the vote) approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it. In the event the merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Recommendation of the Board of Directors

Our board of directors, by a unanimous vote of the directors present (with Mr. Gilliland, our Chairman and Chief Executive Officer, abstaining to ensure the independence of the vote) has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable and in the best interests of Sabre Holdings and our stockholders. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and the approval of the merger and “FOR” the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Opinions of Financial Advisors

Opinion of Goldman Sachs

Goldman Sachs rendered its oral opinion, which was subsequently confirmed in writing, to Sabre Holdings’ board of directors that, as of December 12, 2006, and based upon and subject to the factors and assumptions set forth therein, the $32.75 per share in cash to be received by the holders of Common Stock (other than the shares of Common Stock held by affiliates of Sabre Holdings who have an understanding, arrangement or other agreements with Parent or any of its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders of Common Stock.

The full text of the written opinion of Goldman Sachs, dated December 12, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-1 to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of our shares of Common Stock should vote with respect to the Merger.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Sabre Holdings for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sabre Holdings;

•	certain other communications from Sabre Holdings to its stockholders; and

•	certain internal financial analyses and forecasts for Sabre Holdings prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for our Common Stock, compared certain financial and stock market information for Sabre Holdings with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent prior transactions in the travel and online booking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with our consent that the internal financial forecasts prepared by our management have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of Sabre Holdings. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Sabre Holdings or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Sabre Holdings or any of our subsidiaries furnished to Goldman Sachs. The Goldman Sachs opinion does not address the underlying business decision of Sabre Holdings to engage in the transaction. The Goldman Sachs opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 12, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for our Common Stock for the period beginning at our initial public offering on October 17, 1996 and ended December 8, 2006, the last public trading date before the rumor of the possible business transaction was publicly reported in The New York Times and The Wall Street Journal. In addition, Goldman Sachs analyzed the consideration to be received by holders of Common Stock pursuant to the Merger Agreement in relation to the closing prices of Common Stock on December 8, 2006, and the average market price over the 10-day, 30-day, 90-day, 180-day and one-year periods, as well as the period starting on September 15, 2006 (the date our board of directors authorized engaging with prospective private equity buyers), in each case ending December 8, 2006.

This analysis indicated that the $32.75 per share in cash to be received by the holders of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 15.6%, based on the closing market price of $28.32 per share of Common Stock as of December 8, 2006;

•	a premium of 17.6%, based on the average market price of $27.86 per share of Common Stock for the 10-day period ended December 8, 2006;

•	a premium of 20.7%, based on the average market price of $27.13 per share of Common Stock for the 30-day period ended December 8, 2006;

•	a premium of 30.3%, based on the average market price of $25.14 per share of Common Stock for the 90-day period ended December 8, 2006;

•	a premium of 40.6%, based on the average market price of $23.29 per share of Common Stock for the 180-day period ended December 8, 2006;

•	a premium of 40.3%, based on the average market price of $23.35 per share of Common Stock for the one-year period ended December 8, 2006; and

•	a premium of 45.4%, based on the closing price of $22.53 per share of Common Stock on September 15, 2006 (the date the Company’s board of directors authorized engaging with prospective buyers).

Present Value of Future Share Price Analysis. Goldman Sachs performed an analysis of the implied present value of our future per share Common Stock price, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For this analysis, Goldman Sachs used information and forecasts for Sabre Holdings provided by our management, which we refer to as “management estimates,” and corresponding variance in earnings per share growth scenarios for each of the fiscal years 2007 to 2009. Goldman Sachs first calculated the implied values per share of Common Stock as of December 8 for each of the fiscal years 2007 to 2009, by applying price to forward earnings per share multiples ranging from 12.6x to 16.6x earnings per share of Common Stock estimates for each of the fiscal years 2007 to 2009, and then discounted 2008 and 2009 values back one year and two years, respectively, using a discount rate of 13.0%. The selected multiples range was further supported by Goldman Sachs’ analysis of the price to next twelve months estimated earnings multiple over the year-long period from December 8, 2005 to December 8, 2006, which yielded a range of 11.7x to 16.3x. This analysis resulted in a range of implied present values of $23.55 to $36.43 per share of Common Stock.

Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis to determine a range of implied present values per share of Common Stock based on the management estimates. All cash flows were discounted to year-end 2006, and terminal values were based on one-year forward enterprise value to the estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) multiples applied to the forecasted 2012 EBITDA. In performing the illustrative discounted cash flow analysis, Goldman Sachs applied discount rates ranging from 9.0% to 13.0% to projected unlevered free cash flows of Sabre Holdings for calendar years 2007 through 2011 and calculated the terminal value by applying one-year forward enterprise value to EBITDA multiples ranging from 5.5x to 7.5x . The terminal value, based on applying the multiple range to the forecasted 2012 EBITDA as of year-end 2011, was then discounted to year-end 2006 at the aforementioned range of discount rates. Using the management estimates, this analysis resulted in a range of implied present values of $24.55 to $36.87 per share of Common Stock.

Using a discount rate of 11.0% (the midpoint of the aforementioned discount rate range), Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of Common Stock based on a range of operating margins and revenue growth rates and a range of terminal value one-year forward enterprise value to EBITDA multiples. In performing the illustrative cash flow sensitivity analysis using the management estimates, Goldman Sachs varied forecasted operating margins incrementally down 4%, or (4.0)%, to incrementally up 2.0% from the management estimates for calendar years 2010 through 2012. Goldman Sachs also varied the terminal value one-year forward enterprise value to EBITDA multiple from 5.5x to 7.5x. Using the management estimates, this analysis resulted in a range of implied present values of $22.52 to $36.55 per share of Common Stock. Goldman Sachs likewise performed a sensitivity analysis that varied the operating margins as stated above relative to a range of 2009 to 2011 revenue growth rates, which varied from incrementally down 4%, or (4.0)%, to incrementally up 2.0% from the management estimates. Using management estimates, this analysis resulted in a range of implied present values of $22.99 to $34.34 per share of Common Stock.

Selected Precedent Transactions Analysis. Goldman Sachs reviewed publicly available information for the following announced leveraged buy-out transactions involving companies in the travel and online booking industry. While none of the companies that participated in the selected transactions are directly comparable to us, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of our results, market segments and product profiles. Goldman Sachs calculated and compared the (i) total enterprise values as a multiple of the target company’s publicly reported latest twelve months (“LTM”) EBITDA and (ii) total publicly reported pro forma transaction debt as a multiple of the target company’s publicly reported LTM EBITDA prior to the announcement of the applicable transaction. The following table sets forth each of the transactions reviewed (listed by acquiror/target and month and year announced) and the respective enterprise value multiple of LTM EBITDA and total pro forma transaction debt multiple of LTM EBITDA.

Acquiror/Target	Enterprise Value Multiple of LTM EBITDA	Total Debt Multiple of LTM EBITDA
Citicorp Venture Capital Equity Partners L.P. and Teachers Merchant Bank/Worldspan, L.P. (March 2003)	5.0x	3.1x

BC Partners and Cinven Funds/Amadeus Global Travel Distribution, S.A. (January 2005)	7.8x	5.4x

The Blackstone Group /Travelport Ltd. (June 2006)	7.6x	6.3x

Travelport Ltd. (a portfolio company of The Blackstone Group) / Worldspan, L.P. (December 2006)	5.5x	4.5x

Sabre Holdings Corporation (based on management estimates for LTM as of December 2006)	10.2x	7.8x

Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using our management estimates and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of Common Stock ranging from $28.75 to $36.75. Based on an illustrative LTM EBITDA exit multiple of 7.0x for the assumed exit at the end of 2011, which reflects an illustrative implied price at which a hypothetical financial buyer might exit its investment through a sale transaction, and forecasted 2010 and 2011 EBITDA margins of 22.0%, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 8.3% to 25.9%.

Using the management estimates, Goldman Sachs also performed three sensitivity analyses on the illustrative leveraged buyout analysis. In the first sensitivity analysis, Goldman Sachs assumed a 2011 exit year and used a range of forecasted 2010 and 2011 EBITDA margins from 16.0% to 24.0% and a range of LTM

EBITDA exit multiples of 5.0x to 9.0x. Based on the foregoing ranges of EBITDA margin estimates and LTM EBITDA exit multiples, an assumed purchase price of $32.75 and assumed revenue growth of 6.0% in 2010 and 2011, the sensitivity analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from (25.9)% to 28.1%. In the second sensitivity analysis, Goldman Sachs assumed a 2011 exit year and used a range of purchase prices from $28.75 to $36.75 and a range of forecasted 2010 and 2011 EBITDA margins from 16.0% to 24.0%. Based on the foregoing ranges of purchase prices and EBITDA margin estimates, assumed revenue growth of 6.0% in 2010 and 2011 and a 7.0x LTM EBITDA exit multiple, the sensitivity analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from (7.4)% to 30.1%. In the third sensitivity analysis, Goldman Sachs assumed a 2011 exit year and used a range of forecasted 2010 and 2011 EBITDA margins from 16% to 24% and a range of 2009 to 2011 forecasted revenue growth rates of 4.0% to 8.0%. Based on the foregoing ranges of EBITDA margin estimates and revenue growth rates, an illustrative purchase price of $32.75 per share of Common Stock and a 7.0x LTM EBITDA exit multiple, the sensitivity analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from (3.8)% to 20.6%.

Recapitalization Analyses. Goldman Sachs analyzed an illustrative recapitalization transaction involving Sabre Holdings and the theoretical value that our stockholders could receive in such a transaction. In this illustrative recapitalization analysis, Sabre Holdings used excess cash and the proceeds from new debt issuances to finance a Common Stock share repurchase program as of December 31, 2006, at a 15.0% premium to the closing market price as of December 8, 2006. The theoretical post-recapitalization trading value of our shares of Common Stock was based upon estimated one-year forward price to earnings ratios of 12.6x to 16.6x for fiscal year 2007 and two-year forward price to earnings ratios of 9.7x to 13.7x for fiscal year 2008. For this analysis, Goldman Sachs also assumed a minimum cash balance of $300 million and projections for Sabre Holdings earnings per share provided by management after giving effect to the rollover of existing debt, the issuance of new debt and the repurchase of shares. The number of shares repurchased as part of the recapitalization was based on the assumed total pro forma leverage level from 3.5x to 4.5x total debt to LTM EBITDA based upon management’s forecast for 2006. The pro forma leverage levels resulted in the corresponding repurchase range of approximately 21.0% to 33.0% of our outstanding diluted shares. Using the management estimates, this analysis resulted in a range of implied present values of $26.12 to $32.23 per share of Common Stock based on 2007 pro forma earnings per share and a range of implied present values of $26.89 to $35.63 per share of Common Stock based on 2008 pro forma earnings per share.

Restructuring Followed by Recapitalization Analysis. Goldman Sachs also analyzed an illustrative restructuring and recapitalization that would separately value Travelocity and the remaining businesses of Sabre Holdings. Goldman Sachs valued Travelocity using selected public comparables and valued the remaining businesses of Sabre Holdings assuming a recapitalization of the capital structure of Sabre Holdings excluding Travelocity. Using the management estimates, this analysis resulted in a range of illustrative implied present values in the range of $23.00 to $24.00 at the low end and $31.00 to $32.00 at the high end.

The theoretical total value was composed of two components:

(i) the theoretical value of Travelocity. In this analysis, the illustrative valuation of Travelocity assumed that Travelocity raised $400 million in public equity before underwriting fees of 7.0%. Goldman Sachs assumed baseline dis-synergies if the two businesses were operated independently of approximately $30 million on an EBITDA basis based upon management guidance and the even distribution of pro rata Travelocity shares to current Sabre stockholders. The analysis further assumed the liquidity of Travelocity stock for existing stockholders at the end of fiscal year 2007 and share dilution to existing stockholders based on the $400 million offering size issued at an illustrative 15.0% IPO discount. Based on comparable company multiples analysis, the fully-distributed pro forma total equity value for Travelocity was estimated to be in the range of $2.5 billion to $3.0 billion at the end of fiscal year 2007 using the management estimates, which in turn led to a range of illustrative implied present values of $13.83 to $17.12 per share based on a discount rate of 13.8% as calculated for Travelocity.

(ii) the theoretical value of Sabre Holdings excluding Travelocity. In the illustrative recapitalization analysis, Sabre Holdings, excluding the Travelocity business, used cash in excess of the assumed $150 million minimum balance and the proceeds from new debt issuances to finance a Common Stock share repurchase program as of December 31, 2007 at a 15.0% premium to the illustrative Sabre Holdings, excluding Travelocity, forecasted closing market price as of December 2007. Goldman Sachs calculated the value of the pro forma share price based on an illustrative one-year forward price to earnings ratio of 7.0x to 11.0x, a range which reflected the lower growth profile of the Sabre Holdings entity without Travelocity. Based on total pro forma leverage levels of 3.0x to 4.0x relative to LTM EBITDA based upon management estimates as of year-end 2007, approximately 18.0% to 38.0% of shares, respectively, were repurchased as part of the recapitalization. Based on the pro forma 2008 earnings per share figures post-recapitalization to account for the repurchased shares and revised capital structure, Goldman Sachs calculated the implied Sabre Holdings, excluding Travelocity, future stock price as of year-end 2007 based on the 7.0x to 11.0x one-year forward price to earnings ratio previously referenced. These year-end 2007 share prices were then discounted to year-end 2006 at a discount rate of approximately 14.0%. This illustrative recapitalization analysis of Sabre Holdings, excluding Travelocity, yielded illustrative implied present values of $9.63 to $14.93 per share.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Sabre Holdings or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to our board of directors as to the fairness, from a financial point of view, to the holders of the outstanding shares of our Common Stock (other than the shares of Common Stock held by affiliates of Sabre Holdings who have an understanding, arrangement or other agreements with Parent or any of its affiliates) of the merger consideration to be received by such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Sabre Holdings, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms-length negotiations between Sabre Holdings and Parent and was approved by our board of directors. Goldman Sachs provided advice to our board of directors during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Sabre Holdings or our board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, the Goldman Sachs opinion to our board of directors was one of many factors taken into consideration by Sabre Holdings’ board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B-1 to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Sabre Holdings in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the Merger Agreement.

In addition, Goldman Sachs has provided certain investment banking services to Sabre Holdings from time to time, including having acted as joint lead manager with respect to the public offering of 6.35% Senior Notes due March 2016 (aggregate principal amount $400,000,000) in March 2006.

Goldman Sachs has provided and is currently providing certain investment banking services to Silver Lake, the parent of one of the Funds, and its affiliates and portfolio companies, including having acted as financial advisor to Crystal Decisions, Inc., a portfolio company of Silver Lake, in connection with its sale in December 2003, as financial advisor to Silver Lake and underwriter and joint bookrunning manager in the related financing in connection with its acquisition of Sungard Data Systems, Inc. in August 2005, and as joint lead manager in connection with the public offering of 9,500,000 shares of common stock of Gartner, Inc., a portfolio company of Silver Lake, in May 2006.

Goldman Sachs has provided and is currently providing certain investment banking services to TPG, the parent of one of the Funds, and its affiliates and portfolio companies, including having acted as joint lead manager in connection with the private offering of 6.875% senior notes of Texas Genco Holdings Inc. (“Texas Genco”), a portfolio company of TPG, due December 2014 (aggregate principal amount $1,125,000,000) in December 2004, as joint lead manager in connection with the initial public offering of 71,666,667 shares of common stock of Eutelsat Communications Group, a portfolio company of TPG, in November 2005, and as financial advisor to Texas Genco, a portfolio company of TPG, in connection with its sale in February 2006.

Goldman Sachs also may provide investment banking services to Sabre Holdings, Parent, TPG and Silver Lake and their affiliates and portfolio companies in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Sabre Holdings, TPG and Silver Lake and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Sabre Holdings for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Affiliates of Goldman Sachs have co-invested with TPG and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of TPG and Silver Lake.

Goldman Sachs has also informed the Company that Goldman Sachs or one or more of its affiliates will assist TPG and Silver Lake in arranging a portion of the requisite financing to consummate the merger, for which Goldman Sachs or one or more of its affiliates will receive additional compensation.

The board of directors of Sabre Holdings selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement. Pursuant to a letter agreement dated September 22, 2006, Sabre Holdings engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Sabre Holdings has agreed to pay Goldman Sachs a customary transaction fee, the principal portion of which is contingent upon consummation of the transaction. Pursuant to the engagement letter, the amount of the fee is calculated based on the per share price realized in the transaction. In addition, Sabre Holdings has also agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the U.S. federal securities laws.

Opinion of Morgan Stanley

Sabre Holdings retained Morgan Stanley to provide Sabre Holdings with financial advisory services and a financial opinion in connection with a possible merger, sale or other business combination. Sabre Holdings selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation. At the meeting of Sabre Holdings’ board of directors on December 11, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 12, 2006, and based upon and subject to the various considerations set forth in the opinion, the consideration to be received by holders of shares of Sabre Holdings’ Common Stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of December 12, 2006, is attached to this proxy statement as Annex B-2. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. The opinion, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement, do not constitute a recommendation to any holder of Sabre Holdings’ Common Stock as to how to vote at the stockholders’ meeting to be held in connection with this transaction. Morgan Stanley’s opinion is directed to Sabre Holdings’ board of directors and addresses only the fairness from a financial point of view of the consideration pursuant to the merger agreement to holders of shares of Sabre Holdings’ Common Stock as of the date of the opinion. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Sabre Holdings;

•	reviewed certain internal financial statements and other financial and operating data concerning Sabre Holdings prepared by the management of Sabre Holdings;

•	reviewed certain financial projections prepared by the management of Sabre Holdings;

•	discussed the past and current operations and financial condition and the prospects of Sabre Holdings with senior executives of Sabre Holdings;

•	reviewed the reported prices and trading activity for Sabre Holdings’ Common Stock;

•

compared the financial performance of Sabre Holdings and the prices and trading activity of Sabre Holdings’ Common Stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Sabre Holdings, Parent and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the opinion. With respect to the financial projections of Sabre Holdings, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Sabre Holdings. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without any waiver, amendment or delay of any terms or conditions. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and has relied upon, without independent verification, the assessment of Sabre Holdings and its legal, tax, regulatory and actuarial advisors with respect to such matters. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Sabre Holdings, nor has Morgan Stanley been furnished with any such appraisals. Morgan Stanley’s opinion does not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sabre Holdings, or the underlying business decision of Sabre Holdings to enter into the merger. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated December 12, 2006. The various analyses summarized below were based on closing prices for Sabre Holdings’ Common Stock as of December 8, 2006. Some of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Morgan Stanley reviewed management estimates of Sabre Holdings’ projected financial performance through fiscal year 2009, which are referred to in this section as the “Multi-Year Outlook Case,” and a sensitivity case described as the “Adjusted Multi-Year Outlook Case”.

Trading Range Analysis. Morgan Stanley performed a trading range analysis to provide background and perspective with respect to the historical share prices of Sabre Holdings’ Common Stock. Morgan Stanley reviewed the average closing prices of Sabre Holdings’ Common Stock for various periods ending on December 8, 2006, the last public trading date before the rumor of the possible business transaction was publicly reported in The New York Times and The Wall Street Journal. Morgan Stanley observed the following:

Period Ending December 8, 2006	Average Closing Prices	Implied Premium of Offer Price ($32.75)
December 8, 2006	$28.32	15.6%
Last 10 Calendar Days	$27.86	17.6%
Last 30 Calendar Days	$27.13	20.7%
Last 60 Calendar Days	$26.20	25.0%
Last 90 Calendar Days	$25.14	30.3%
Last 180 Calendar Days	$23.29	40.6%
Last 12 Months	$23.35	40.3%
Market Price on September 15, 2006 (Date of Board Meeting) (1)	$22.53	45.4%
Index Adjusted Price (2)	$25.96	26.1%

(1)	Date that Sabre Holdings’ board of directors authorized engaging with prospective buyers.
(2)	Morgan Stanley estimated an index adjusted price assuming Sabre Holdings’ Common Stock price had performed in line with Expedia Inc. and Priceline.com Inc. between October 5, 2006 and December 8, 2006.

Morgan Stanley noted that the consideration per share of $32.75 to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement reflected a 15.6% premium to Sabre Holdings’ closing price as of December 8, 2006 and a 20.7% premium to the average closing price per share of Sabre Holdings’ Common Stock for the 30 calendar days prior to and including December 8, 2006. In addition, Morgan Stanley noted that Sabre Holdings’ Common Stock price rose 18.6% from October 5, 2006 (the date on which Morgan Stanley and Goldman Sachs initiated the process of contacting potentially interested parties to a transaction with Sabre Holdings) up to and including December 8, 2006 as compared to an increase of 4.0% for the S&P 500 and an increase of 9.6% for an equal-weighted index comprised of online travel competitors, Expedia Inc. and Priceline.com Inc., for the same time period.

Discounted Future Stock Price Analysis. Morgan Stanley performed a discounted future stock price analysis, which is designed to provide insight into the potential future value of a company’s common stock as a function of the company’s estimated future earnings and its current forward price to earnings multiples. The resulting value is subsequently discounted to arrive at a present value for the company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present stock prices per share for Sabre Holdings’ Common Stock on a standalone basis. In addition, Morgan Stanley assumed two years of quarterly dividends totaling $1.04 per share ($0.13 per quarter). To calculate the discounted future stock price, Morgan Stanley utilized the calendar year 2009 forecast from the Multi-Year Outlook Case and Adjusted Multi-Year Outlook Case. Morgan Stanley multiplied the forecasted calendar year 2009 earnings per share from the Multi-Year Outlook Case and Adjusted Multi-Year Outlook Case by a range of price to earnings ratios to derive a range of future stock prices per share. Morgan Stanley then discounted this range of future values per share by an assumed cost of equity for Sabre Holdings of 11.0% to derive a range of present stock prices per share. The analysis resulted in a valuation range of $28.37 to $33.88 per share using the Multi-Year Outlook Case. Using the Adjusted Multi-Year Outlook, the analysis resulted in a valuation range of $25.93 to $30.95 per share. Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

Discounted Cash Flow Analysis. Using the Multi-Year Outlook Case and Adjusted Multi-Year Outlook Case, including projections for 2010 and 2011 based on management guidance, Morgan Stanley performed an analysis of the present value, as of December 31, 2006, of the estimated free cash flows of Sabre Holdings from 2007 and beyond. Morgan Stanley relied on financial projections provided by the management of Sabre Holdings for calendar years 2007 through 2009 and extrapolations from those projections reviewed by the management of Sabre Holdings for calendar years 2010 through 2011, and Morgan Stanley assumed a discount rate of 10.5%. The discounted cash flow analysis involved calculating the discounted present value of the estimated unleveraged free cash flow generated by Sabre Holdings for fiscal years 2007 to 2011 and then adding a terminal value based on a range of multiples of estimated fiscal year 2011 EBITDA of 7.0x to 8.0x.

Based on the foregoing, Morgan Stanley calculated an implied price per share range for Sabre Holdings’ Common Stock of $32.98 to $36.66 for the Multi-Year Outlook Case and an implied price per share range of $29.89 to $33.23 for the Adjusted Multi-Year Outlook Case. Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

Sum-of-the-Parts Analysis. Morgan Stanley performed a sum-of-the-parts analysis for Sabre Holdings based upon the estimated valuations of each of Sabre Holdings’ business units as separate and independent business concerns using the Multi-Year Outlook Case. The most significant business units analyzed were the Travel Network / Airline Solutions and Travelocity businesses.

The multiples used to calculate an estimated value of Travelocity were derived by analyzing comparable companies, including Priceline.com Inc. and Expedia Inc. The resulting multiple range used was 9.0x to 12.0x estimated 2007 EBITDA. The multiple used for an estimated value of Travel Network and Airline Solutions was derived by analyzing precedent transactions. The analysis is designed to imply a value of the businesses based on public available financial terms of selected transactions that share certain characteristics with the Travel Network and Airline Solutions businesses. Specifically, Morgan Stanley selected Travelport, Inc.’s acquisition of Worldspan Technologies Inc. and a sponsor consortium’s acquisition of Amadeus Technology Group S.A. as precedent transactions. The resulting multiple range used was 5.5x to 7.0x estimated 2007 EBITDA.

This sum-of-the-parts analysis resulted in a valuation range of $23.92 to $32.52 per share. Morgan Stanley performed the same analysis using the Adjusted Multi-Year Outlook Case that resulted in a valuation range of $23.84 to $32.41 per share. Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

No company or transaction utilized in the sum-of-the-parts analysis is identical to Sabre Holdings or the acquisition. In evaluating the comparable companies and precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Sabre Holdings and Parent, such as the impact of competition on the business of Sabre Holdings or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Sabre Holdings or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Leveraged Recapitalization Analysis. Morgan Stanley described certain hypothetical leveraged recapitalization transactions involving Sabre Holdings and the estimated value that Sabre Holdings’ stockholders might have received in such transactions. This analysis assumed that Sabre Holdings would use the proceeds of new debt financings, at a leverage range of 3.5x to 4.5x total debt to estimated 2006 EBITDA, to finance a cash self tender offer of $32.57 per share (which represents a 15% premium to Sabre Holdings’ share price of $28.32 on December 8, 2006) for approximately $980 million to $1.5 billion of its outstanding shares, by aggregate price. The estimated post-recapitalization trading value of the shares not purchased in the self tender offer was based upon estimated price to estimated 2007 earnings ratios of 12.5x to 15.0x after giving effect to the additional leverage and Multi-Year Outlook Case financial projections. The leveraged recapitalization analysis indicated a range of blended future equity values of $28.02 to $33.01 per share of Sabre Holdings’ Common Stock based on estimated 2007 pro forma earnings per share calculations and 12.5x to 15.0x price to earnings ratios. Morgan Stanley performed the same analysis using the Adjusted Multi-Year Outlook Case that resulted in a valuation range of $27.93 to $32.90 per share. Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

Theoretical Leveraged Buyout Analysis. Morgan Stanley also analyzed Sabre Holdings from the perspective of a potential purchaser that was primarily a financial buyer that would effect a leveraged buyout of Sabre Holdings using a debt capital structure consistent with the acquisition. Morgan Stanley, based on its experience, assumed 7.0x total debt to EBITDA leverage ratio to apply to estimated 2006 adjusted EBITDA of $527 million (excluding $25 million of one-time integration costs associated with Sabre Holdings’ acquisition of lastminute.com). Based on its experience, Morgan Stanley assumed that a financial sponsor would value its Sabre Holdings investment in 2011 at an aggregate value range that represented a multiple of 7.5x-8.5x forecasted 2011 EBITDA. Morgan Stanley added Sabre Holdings’ forecasted calendar year 2011 cash balance and subtracted Sabre Holdings’ forecasted 2011 debt outstanding to calculate Sabre Holdings’ calendar year 2011 equity value range. Based on Sabre Holdings’ assumed calendar year 2011 equity value range and Morgan Stanley’s assumption, based on its experience, that financial sponsors would likely target 5-year internal rates of return of approximately 20% to 25% for both the Multi-Year Outlook Case and Adjusted Multi-Year Outlook Case, Morgan Stanley derived a range of implied values per share that a financial sponsor might be willing to pay to acquire Sabre Holdings. These ranges are detailed below:

Leveraged Buyout Analysis Forecast Case	Internal Rate of Return Range	Implied Value Per Share of Sabre
Multi-Year Outlook Case	20%–25%	$30.05–$32.14
Adjusted Multi-Year Outlook Case	20%–25%	$28.44–$30.17

Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

Analysis of Precedent Transactions. Morgan Stanley also performed a precedent transaction analysis which is designed to imply a value of a company based on publicly available financial terms and premiums of selected transactions that share certain characteristics with the acquisition. In connection with its analysis, Morgan Stanley compared publicly available statistics for four selected Global Distribution System (“GDS”) industry transactions between January 1, 2003 and December 8, 2006. Morgan Stanley selected these precedent transactions based on the fact that the target companies were in the travel sector and in the same broad industry as Sabre Holdings. The following is a list of these transactions:

Target / Acquiror Precedent GDS Transactions	Date Announced	Aggregate Value to Last Twelve Month EBITDA
Worldspan Technologies Inc./ Travelport, Inc.	12/7/2006	5.5x
Travelport, Inc. / Blackstone	6/30/2006	8.0x
Amadeus Technology Group S.A. / Cinven, BC Partners	1/10/2005	7.8x
Worldspan Technologies Inc. / CVC, Ontario Teachers	3/3/2003	5.0x

For each transaction listed above Morgan Stanley noted the financial statistic of aggregate value to last twelve months estimated EBITDA. Based on the analysis of the relevant metrics for each of the precedent transactions, Morgan Stanley selected representative ranges of financial metrics of the precedent transactions and applied this range of metrics to Sabre Holdings’ estimated 2006 EBITDA. For purposes of estimating Sabre Holdings’ estimated 2006 EBITDA, Morgan Stanley utilized the Multi-Year Outlook Case. For purposes of calculating the implied value per share based on a range of precedent aggregate value to last twelve months EBITDA, Morgan Stanley multiplied Sabre Holdings’ estimated 2006 EBITDA by the representative range of precedent aggregate value to last twelve months EBITDA, subtracted Sabre Holdings’ net debt balance, and divided by the number of Sabre Holdings’ fully diluted shares outstanding. The following table summarizes Morgan Stanley’s analysis:

Precedent Transaction Financial Statistics	Reference Range	Implied Value Per Share
Aggregate Value to Last Twelve Months (LTM) Estimated EBITDA	7.8x–8.0x	$24.27–$25.01

Morgan Stanley noted that the consideration per share to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was $32.75.

No company or transaction utilized in the precedent transaction analysis is identical to Sabre Holdings or the acquisition. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Sabre Holdings, such as the impact of competition on the business of Sabre Holdings or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Sabre Holdings or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

In connection with the review of the merger by Sabre Holdings’ board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Sabre Holdings. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Sabre Holdings. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the consideration pursuant to the merger agreement from a financial point of view to holders of shares of Sabre Holdings’ Common Stock and in connection with the delivery of its opinion dated December 12, 2006 to the Sabre Holdings board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Sabre Holdings’ Common Stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between Sabre Holdings and Parent and was approved by Sabre Holdings’ board of directors. Morgan Stanley provided advice to Sabre Holdings during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Sabre Holdings or that any specific merger consideration constituted the only appropriate merger consideration for the merger. In addition, Morgan Stanley’s opinion and its presentation to Sabre Holdings’ board of directors was one of many factors taken into consideration by Sabre Holdings’ board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above, and the other views and analysis of Morgan Stanley referenced throughout this proxy statement should not be viewed as determinative of the opinion of Sabre Holdings’ board of directors with respect to the merger consideration or of whether Sabre Holdings’ board of directors would have been willing to agree to a different merger consideration. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

Sabre Holdings’ board retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Sabre Holdings, affiliates of Parent or any other parties, commodities or currencies involved in the merger. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Sabre Holdings in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of TPG or Silver Lake. During the past two years, Morgan Stanley and its affiliates have provided financial advisory and financing services to TPG and Silver Lake and have received fees in connection with such services. In the past, Morgan Stanley has provided financial advisory or financing services to Sabre Holdings or its affiliates other than with respect to the services it rendered to the board in connection with the proposed merger and has received fees for the rendering of these services. Morgan Stanley may also seek to provide such services to Sabre Holdings in the future and will receive fees for the rendering of these services.

Morgan Stanley has also informed the Company that Morgan Stanley or one or more of its affiliates will assist TPG and Silver Lake in arranging a portion of the requisite financing to consummate the merger, for which Morgan Stanley or one or more of its affiliates will receive additional compensation.

Under the terms of its engagement letter, Morgan Stanley provided Sabre Holdings’ board financial advisory services and a financial opinion in connection with the merger, and Sabre has agreed to pay Morgan Stanley a customary fee, the entire amount of which is payable upon the closing of the acquisition. Sabre Holdings has also agreed to reimburse Morgan Stanley for certain of its expenses, including attorneys’ fees, incurred in connection with its engagement. In addition, Sabre Holdings has agreed to indemnify Morgan Stanley and any of its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of its engagement and any related transactions.

Opinion of Bear Stearns

Pursuant to an engagement letter dated December 6, 2006, Sabre Holdings retained Bear Stearns to render a fairness opinion with respect to a possible sale of the Company. In selecting Bear Stearns, Sabre Holdings’ board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the technology services industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the December 11, 2006 meeting of Sabre Holdings’ board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of December 12, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received was fair, from a financial point of view, to the shareholders of Sabre Holdings.

The full text of Bear Stearns’ written opinion is attached as Annex B-3 to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to Sabre Holdings’ board of directors for its benefit and use;

•	did not constitute a recommendation to the board of directors of Sabre Holdings or any shareholder of Sabre Holdings as to how to vote in connection with the merger or otherwise; and

•

did not address Sabre Holdings’ underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Sabre Holdings, the financing of the merger or the effects of any other transaction in which Sabre Holdings might engage.

Sabre Holdings did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	reviewed the merger agreement;

•

reviewed Sabre Holdings’ Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•

reviewed certain operating and financial information relating to Sabre Holdings’ business and prospects, including projections for the six years ended December 31, 2012, all as prepared and provided to Bear Stearns by Sabre Holdings’ management;

•	met with certain members of Sabre Holdings’ senior management to discuss Sabre Holdings’ businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Sabre Holdings;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Sabre Holdings;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Sabre Holdings;

•	performed discounted cash flow analyses based on the projections for Sabre Holdings furnished to Bear Stearns; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by Sabre Holdings or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Sabre Holdings as to the expected future performance of Sabre Holdings. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the projections, and Bear Stearns further relied upon the assurances of the senior management of Sabre Holdings that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Sabre Holdings, nor was Bear Stearns furnished with any such appraisals. In connection with Bear Stearns’ engagement by Sabre Holdings, Bear Stearns was not asked to solicit, and Bear Stearns did not solicit, any private equity firms or strategic acquirors regarding a potential transaction involving Sabre Holdings. It was Bear Stearns’ understanding that Sabre Holdings retained Morgan Stanley and Goldman Sachs to solicit selected private equity firms and strategic acquirors regarding such a transaction, and in rendering its opinion Bear Stearns considered the results of such solicitation as communicated to Bear Stearns. Bear Stearns assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Sabre Holdings.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Common Stock of Sabre Holdings may trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Sabre Holdings’ board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Precedent Transactions Analysis. Bear Stearns performed a precedent transaction analysis for selected comparable precedent transactions in the travel marketing and distribution industry. In performing this analysis, Bear Stearns reviewed certain financial information relating to Sabre Holdings and compared this information to the corresponding financial information relating to the target companies involved in the precedent transactions. Furthermore, Bear Stearns considered qualitative factors such as the size and business mix of the target company as well as the timing of the precedent transaction and, as such, bifurcated these precedent transactions into two tiers, with Tier I representing the most comparable set of transactions. Using publicly available information, including, as available, Wall Street research, Bear Stearns calculated the last twelve month (“LTM”) and forward EBITDA multiples for the comparable precedent transactions, as follows:

			Enterprise Value/EBITDA
Date Announced	Target	Acquiror	LTM	Forward
Tier I
June 2006	Travelport, Inc.	The Blackstone Group, Inc.	7.6x	7.2x
January 2005	Amadeus Technology Group SA	BC Partners and Cinven Limited	8.0	7.8
Tier II
December 2006	Worldspan Technologies, Inc.	Travelport, Inc.	5.6x	NA
October 2006	Flight Centre Ltd.	Investor Group	8.3	9.0x
April 2006	Navigant International, Inc	Carlson Wagonlit Travel, Inc.	8.8	8.2
December 2005	Pegasus Solutions, Inc.	Prides Capital LLC	8.4	7.7

Bear Stearns calculated a range of implied enterprise values and implied equity values per share for Sabre Holdings based on the LTM EBITDA, forward EBITDA and forward EBITDA/growth multiples it observed in its analysis of the Tier I precedent transactions. LTM EBITDA represents the target company’s publicly reported latest twelve month EBITDA at the time of the transaction announcement. Forward EBITDA represents the target company’s projected forward EBITDA based on publicly available financial information at the time of the transaction announcement. Forward EBITDA growth represents the target company’s projected two-year compound annual growth rate in EBITDA based on publicly available financial information at the time of the transaction announcement. The LTM EBITDA and forward EBITDA used by Bear Stearns to imply an enterprise value for Sabre Holdings, as shown below, exclude $25 million related to lastminute.com integration expenses, in each of the respective periods.

	Implied Enterprise Value (in millions except per share data)
Tier I Precedent Transactions	Low	High
LTM EBITDA	$4,009	$4,220
Forward EBITDA	4,327	4,689
Forward EBITDA/Growth	4,147	4,396

Average Implied Enterprise Value	$4,161	$4,435
Average Implied Equity Price Per Share	$26.25	$28.16

Bear Stearns noted that the consideration per share of $32.75 to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was higher than the average implied equity price per share observed in its analysis of Tier I precedent transactions.

Comparable Company Analysis. Bear Stearns performed a comparable public companies analysis for selected comparable public companies in the travel marketing and distribution industry. Bear Stearns noted that due to significant go-private activity in the travel marketing and distribution sector in the last two years, no public company is currently directly comparable to Sabre Holdings on a consolidated basis. As a result of this lack of comparability on a consolidated basis, Bear Stearns conducted its comparable company analysis on a segment basis. In performing this analysis, Bear Stearns reviewed certain financial information relating to Sabre Holdings’ Travelocity business segment and compared this information to the corresponding financial information of publicly-traded companies in the online travel industry, that Bear Stearns deemed generally comparable to Sabre Holdings’ Travelocity business segment. In addition, Bear Stearns reviewed certain financial information relating to Sabre Holdings’ Travel Network and Airline Solutions business segments and compared this information to the corresponding financial information of publicly-traded integrated travel companies that Bear Stearns deemed to be generally comparable to Sabre Holdings’ Travel Network and Airline Solutions business segments.

The publicly-traded companies that Bear Stearns deemed to be generally comparable to Sabre Holdings’ Travelocity business segment consisted of:

Tier I

•	Expedia, Inc.

•	priceline.com, Inc.

Tier II

•	Ctrip.com International Ltd.

•	Travelzoo Inc.

Bear Stearns deemed Expedia, Inc. and priceline.com, Inc. to be generally the most comparable to Travelocity and based its segment analysis on these two companies.

The publicly-traded companies which Bear Stearns deemed to be generally comparable to Sabre Holdings’ Travel Network and Airline Solutions business segment consisted of:

•	First Choice Holidays Plc

•	Hogg Robinson Plc

•	Mytravel Group Plc

•	TUI AG

•	TRX, Inc.

For the Travelocity segment, Bear Stearns derived a range of average implied enterprise values based on the observed projected 2007 and 2008 EBITDA multiples of the online travel Tier I comparable companies based on Wall Street research. The 2007E EBITDA Bear Stearns used to imply an enterprise value for the Travelocity segment excludes $25 million related to lastminute.com integration costs. The EBITDA used by Bear Stearns to imply an enterprise value for the Travelocity segment, as shown below, also includes an allocation of corporate overhead based on the Travelocity segment’s pro rata contribution to consolidated Sabre Holdings EBITDA, excluding corporate overhead, in each respective year.

	Implied Enterprise Value (in millions)
Travelocity	Low	High
2007E EBITDA	$2,220	$2,664
2008E EBITDA	2,689	2,972

Average Implied Enterprise Value	$2,455	$2,818

For the Travel Network and Airline Solutions segment, Bear Stearns derived a range of average implied enterprise values based on the observed projected 2006 and 2007 EBITDA multiples of the integrated travel comparable companies based on Wall Street research. The EBITDA used by Bear Stearns to imply an enterprise value for the Travel Network and Airlines Solutions segment, as shown below, includes an allocation of corporate overhead based on the Travel Network and Airlines Solutions segment’s pro rata contribution to consolidated Sabre Holdings EBITDA, excluding corporate overhead, in each respective year.

	Implied Enterprise Value (in millions)
Travel Network and Airline Solutions	Low	High
2006E EBITDA	$2,145	$2,535
2007E EBITDA	1,895	2,274
Average Implied Enterprise Value	$2,020	$2,405

Bear Stearns performed a sum-of-the-parts analysis for Sabre Holdings based on the ranges of average implied enterprise values calculated for each business segment.

	Implied Enterprise Value (in millions except per share data)
Comparable Companies Sum-of-the-Parts Valuation	Low	High
Travelocity	$2,455	$2,818
Travel Network and Airline Solutions	2,020	2,405

Implied Enterprise Value	$4,475	$5,223
Implied Price Per Share	$28.44	$33.64

Bear Stearns noted that the consideration per share of $32.75 to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was within the range of the average implied price per share observed in the sum-of-the-parts analysis.

Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis to determine a range of implied present values per share of Sabre Holdings’ Common Stock. Bear Stearns performed an analysis of the present value, as of December 31, 2006, of the estimated free cash flows of Sabre Holdings from 2007 and beyond for each of the following sets of projections provided to Bear Stearns by Sabre Holdings management:

•	Multi-Year Outlook Base Case – base case projections for 2007 through 2009

•	Multi-Year Outlook Adjusted Case – projections for 2007 through 2009 discounted to reflect certain industry sensitivities

•	Extended Outlook Base Case – base case projections for 2007 through 2012

•	Extended Outlook Adjusted Case – projections for 2007 through 2012 discounted to reflect certain industry sensitivities

Bear Stearns performed a discounted cash flow analysis assuming:

•	for the Multi-Year Outlook Base Case and Multi-Year Outlook Adjusted Case, a range of discount rates of 10% to 12% and a range of terminal EBITDA multiples (based on 2009 EBITDA) of 7.0x to 8.0x; and

•	for the Extended Outlook Base Case and Extended Outlook Adjusted Case, a range of discount rates of 10% to 12% and a range of terminal EBITDA multiples (based on 2012 EBITDA) of 6.5x to 7.5x.

Discounted cash flow valuations were calculated for Sabre Holdings using the projections provided to Bear Stearns by Sabre Holdings management along with the assumptions noted above. Bear Stearns derived a range of implied equity values and share prices for Sabre Holdings as follows:

	Implied Price per Share
Discounted Cash Flow Analysis	Low	High
Multi-Year Outlook Base Case	$29.36	$34.83
Extended Outlook Base Case	29.47	35.82
Multi-Year Outlook Adjusted Case	27.32	32.42
Extended Outlook Adjusted Case	26.72	32.49

Bear Stearns noted that the consideration per share of $32.75 to be received by holders of Sabre Holdings’ Common Stock pursuant to the merger agreement was within the range of the implied prices per share observed in the Multi-Year Outlook Base Case and Extended Outlook Base Case and was higher than the range of implied prices per share observed in the Multi-Year Outlook Adjusted Case and Extended Outlook Adjusted Case.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the shareholders of Sabre Holdings. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Sabre Holdings, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Sabre Holdings and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Bear Stearns opinion was just one of the many factors taken into consideration by Sabre Holdings’ board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Sabre Holdings’ board of directors with respect to the fairness of the consideration to be received, from a financial point of view, by the shareholders of Sabre Holdings.

Pursuant to the terms of Bear Stearns’ engagement letter, Sabre Holdings has agreed to pay Bear Stearns a customary transaction fee which is not contingent on consummation of the merger. In addition, Sabre Holdings has agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Sabre Holdings has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement.

Bear Stearns has been previously engaged by Sabre Holdings to provide certain investment banking and other services for which it received customary fees. Various individuals and entities affiliated with Bear Stearns may have passive minority investments in private equity funds managed by affiliates of Silver Lake or TPG and in portfolio companies of such funds. In addition, Bear Stearns may currently be engaged, and in the past has been engaged, by Silver Lake and/or TPG or their respective affiliates to provide certain investment banking and other services in matters unrelated to the merger, for which Bear Stearns has received, or expects to receive, customary fees. Also, Bear Stearns may seek to provide to Silver Lake and/or TPG and their respective affiliates certain investment banking and other services unrelated to the merger in the future.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of, or derivative products relating to, Sabre Holdings and certain affiliates of Silver Lake and/or TPG for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, bank debt or derivative products.

Delisting and Deregistration of Sabre Holdings’ Common Stock; Failure to Consummate the Merger

Following the consummation of the merger, the Company’s Common Stock will no longer be publicly traded and the registration of the Company’s Common Stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, the Company’s Common Stock will no longer be listed or quoted for trading on any exchange or quotation system, including the NYSE, and price quotations will no longer be available. The Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. We expect that following the merger, the Company’s management and the Funds will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company, including potential acquisitions or other strategic alternatives and may undertake any actions they deem desirable at any time following the closing of the merger. The Funds expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

If the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company and the Company’s Common Stock will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the travel industry on which the Company’s business largely depends, and general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Sabre Holdings shares. From time to time, the Company’s board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholders’ value. If the merger agreement is not adopted by the Company’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company or the value of the Company’s shares will not be adversely impacted.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination Fee; Business Interruption Fee” (beginning on page 66) if we do not consummate the merger with Merger Sub, the Company will be required to pay Parent a termination fee of $135,000,000.

Financing

The Company and the Funds estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $5.4 billion, which includes the cash to be paid to the Company’s stockholders and holders of other equity-based interests as well as related fees and expenses in connection with the merger, the financing arrangements and the related transactions (including refinancing some of the currently outstanding debt of the Company and its subsidiaries). These payments are expected to be funded by a combination of equity contributions by the investors in Parent and debt financing as well as available cash of the Company.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, which are generally subject to customary conditions. Goldman Sachs and Morgan Stanley have also informed the Company that Goldman Sachs and/or Morgan Stanley or one or more of their respective affiliates will assist TPG and Silver Lake in arranging a portion of the requisite financing to consummate the merger, for which Goldman Sachs, Morgan Stanley or one or more of their respective affiliates will receive additional compensation.

Equity Financing

Investment funds affiliated with the Funds have committed to contribute an aggregate of $1,386,205,738 in cash directly or indirectly to Parent and Merger Sub.

The equity commitment letter provides that the equity funds will be contributed on or prior to the closing of the merger to purchase membership interests of Parent. The amount of the commitment to be funded under the equity commitment letter on or prior to closing may be reduced in a manner specified by Parent but only to the extent that it will be possible for Parent to consummate the transactions contemplated by the merger agreement. The equity commitments are subject to satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligation to consummate the transactions contemplated by the merger agreement (other than any conditions the failure of which to be satisfied has resulted from the breach by Parent or Merger Sub of any of their respective obligations under the merger agreement). The equity commitments terminate automatically and immediately upon (a) the valid termination of the merger agreement in accordance with its terms or (b) the Company or any of its affiliates asserting a claim against any Fund under this agreement. The Company is not a party to, or a beneficiary of, the equity commitment letter, and the Company has no right to enforce the letter.

Following the merger, the equity in the surviving corporation will ultimately be controlled by the Funds. If the merger is completed, the Funds will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the Company following the merger. Similarly, the Funds will also bear the risks of ongoing operations including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Financing—Debt Financing.”

Fund Limited Guarantee

Each Fund has agreed severally but not jointly to guarantee the due and punctual performance and discharge of the payment obligations of Parent under the merger agreement, up to a maximum amount equal to their respective pro rata share of the business interruption fee of $175,000,000. Each of the Funds’ guarantees will generally terminate upon the earliest of (i) the consummation of the merger, (ii) the termination of the merger agreement under certain circumstances, (iii) the one year anniversary of the termination of the merger agreement in other circumstances, and (iv) December 12, 2008.

We cannot seek specific performance to require Parent and Merger Sub to complete the merger, and our exclusive remedy for the failure of Parent and Merger Sub to complete the merger and for any other damages or losses incurred by the Company or its affiliates in connection with the merger agreement is the $175,000,000 business interruption fee described above, which is payable to us in the circumstances described under “The Merger Agreement—Termination Fee; Business Interruption Fee” beginning on page 66.

Debt Financing

Parent has received a debt commitment letter, dated as of December 12, 2006, as amended through the date hereof, from Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc., Merrill Lynch Capital Corporation (“MLCC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P. (“GSCP”) and Morgan Stanley Senior Funding, Inc. (“MSSF”) (such financial institutions, collectively, the “Debt Financing Sources”), pursuant to which DBNY, MLCC, GSCP and MSSF have committed to provide the following credit facilities, subject to the terms and conditions set forth therein:

•

to Sabre Inc. (and to one or more of its subsidiaries that it may designate in certain circumstances), a first lien senior secured revolving facility of up to $500,000,000 (a portion of which may be reallocated, at the option of Parent, to a synthetic letter of credit facility and of which only a portion will be available for borrowing at closing),

•	to Sabre Inc., a first lien senior secured term loan facility of up to $2,400,000,000, and

•	to Sabre Inc., a second lien senior secured term loan facility of up to $700,000,000 in the aggregate to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain debt of the Company and its subsidiaries outstanding on the closing date of the merger and to pay fees and expenses in connection therewith and, in the case of the revolving facility, for general corporate purposes after the closing date of the merger.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the commitments. In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment papers, Parent must use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event.

Although the debt financing described in this proxy statement is not subject to due diligence or “market out,” such financing should not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

The documentation governing the credit facilities has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the credit facilities is subject to, among other things, there not having been, since December 12, 2006, any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a “Company material adverse effect” (as defined in the merger agreement; see “The Merger Agreement—Representations and Warranties” beginning on page 56), consummation of the merger in all material respects in accordance with the merger agreement (and no provision thereof having been waived or amended in a manner material and adverse to the lenders under the credit facilities without the consent of certain of the Debt Financing Sources), the completion of the equity commitment funding, the payment of fees and expenses, the receipt by the Debt Financing Sources of certain required information, and the negotiation, execution and delivery of definitive documentation.

Credit Facilities

The borrower under each of the credit facilities will be Sabre Inc. (and, in the case of the revolving credit facility, one or more subsidiaries it may designate in certain circumstances). Each of the credit facilities will be guaranteed by the surviving corporation and by each existing and each subsequently acquired or organized wholly-owned U.S. subsidiary of Sabre Inc. (subject to certain exceptions). The first lien senior secured credit facilities will be secured on a first priority basis by substantially all owned assets of Sabre Inc. and each of the guarantors, subject to certain exceptions and to customary permitted liens. The second lien senior secured term loan facility will be secured on a second priority basis by the same collateral (subject to the same exceptions and permitted liens). The credit facilities contemplate that, for so long as the Company’s existing senior notes remain outstanding, “Principal Domestic Properties” (as defined in the indenture governing such notes) and shares of stock and debt of “Domestic Subsidiaries” (as defined in such indenture) will be excluded from the collateral securing the credit facilities.

The full amount of the senior secured term loan facilities will be available for borrowing concurrently with the consummation of the merger. Borrowings under the revolving facility will be available on the closing date to fund a portion of the merger consideration and related fees and expenses in an aggregate amount not to exceed the sum of (i) an amount to be agreed upon (and in any event not less than $50,000,000) plus (ii) an amount (which in any event shall not exceed $50,000,000) equal to the ratio of the Company’s consolidated total net debt (to be defined) to its adjusted EBITDA (to be defined) multiplied by the consolidated adjusted EBITDA of entities and businesses acquired by Sabre Inc. and its subsidiaries after December 12, 2006.

Existing Senior Notes of Sabre Holdings

Parent’s financing arrangements contemplate that the $800,000,000 aggregate principal amount of notes previously issued by the Company will remain outstanding after completion of the merger. As described above, the new credit facilities contemplate that, for so long as these notes remain outstanding, “Principal Domestic Properties” (as defined in the indenture governing such notes) and shares of stock and debt of “Domestic Subsidiaries” (as defined in such indenture) will be excluded from the collateral securing the new credit facilities described above.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger and the merger agreement and recommending that our stockholders vote in favor of adopting the merger agreement.

Treatment of Stock Options Held by Executive Officers and Directors of the Company

As of the record date, there were approximately 1,860,953 shares of our Common Stock subject to outstanding stock options granted under our equity incentive plans to our current executive officers and directors. Except as otherwise described below, each outstanding, unexpired and unexercised stock option to purchase Company Common Stock, whether or not then exercisable, conditioned or vested, will become fully vested and be deemed to be exercised and canceled, and each holder of such stock option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of:

•	the total number of shares of Company Common Stock subject to such Company option, multiplied by

•	the excess, if any, of $32.75 over the exercise price per share of Common Stock subject to such option.

The following table summarizes the vested and unvested options held by our directors and executive officers as of February 20, 2007 and the consideration that each of them is expected to receive pursuant to the merger agreement in connection with the cancellation of their options, less applicable withholding taxes:

	Unvested Options	Weighted Average Exercise Price of Unvested Options	Vested Options	Weighted Average Exercise Price of Vested Options	Resulting Consideration[1]
Directors
Michael S. Gilliland	68,750	$20.70	367,682	$30.56	$3,030,841
Royce S. Caldwell	4,019	$24.03	32,165	$34.15	$214,061
Christopher J. (CJ) Fraleigh	3,850	$25.17	0	N/A	$29,187
Richard G. Lindner	4,019	$24.03	23,565	$20.96	$312,800
Glenn W. Marschel	4,019	$24.03	73,195	$38.68	$393,312
Bob L. Martin	4,019	$24.03	51,279	$29.93	$352,695
Pamela B. Strobel	4,019	$24.03	35,165	$28.71	$248,361
Mary Alice Taylor	4,019	$24.03	35,565	$28.81	$226,225
Richard L. Thomas	4,019	$24.03	50,679	$29.98	$348,414
Ronald V. Waters III	3,850	$25.17	0	N/A	$29,187
Executive Officers
M.S. Gilliland	68,750	$20.70	367,682	$30.56	$3,030,841
J.M. Jackson	14,200	$21.33	370,895	$36.66	$860,564
M.A. Peluso	14,200	$20.75	81,240	$32.72	$705,034
T. Klein	12,950	$21.26	117,434	$31.87	$673,084
D.A. Schwarte	9,730	$21.37	227,230	$34.55	$731,046
J.S. Stow	8,810	$21.42	176,712	$37.11	$504,711
M.K. Miller	6,451	$20.83	47,223	$31.64	$326,522

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.

Treatment of Restricted Stock and Performance Share Units

As of the record date, there were approximately 628,942 shares of our Common Stock underlying awards of restricted stock and performance share units held by our executive officers under our equity incentive plans. Under the terms of the merger agreement, restricted shares and performance share units will become vested and free of restrictions and will be converted to the right to receive $32.75 per share, less any applicable withholding taxes.

The following table summarizes the restricted stock and performance share units held by our executive officers as of February 20, 2007 and the consideration that each of them are expected to receive pursuant to the merger agreement in connection with the cancellation of such awards, less applicable withholding taxes:

	No. of Shares of Unvested Restricted Stock and Performance Share Units[1]	No. of Shares of Vested Restricted Stock and Performance Share Units[1]	Resulting Consideration
Executive Officers
M.S. Gilliland	229,375	0	$7,512,031
J.M. Jackson	104,176	0	$3,411,764
M.A. Peluso	74,400	0	$2,436,601
T. Klein	104,176	0	$3,411,764
D.A. Schwarte	45,000	0	$1,473,751
J.S. Stow	37,150	0	$1,216,662
M.K. Miller	34,665	0	$1,135,280

Severance/Change of Control Agreements

Our executive officers are parties to certain executive termination benefits agreements pursuant to which benefits are payable (i) if the executive’s employment is terminated without cause during the 180 days before or 24 months after a change in control, or (ii) if the executive resigns for good reason during the first 24 months after a change in control (as such terms are defined in the agreements). In addition, the agreements for Messrs. Gilliland, Jackson and Schwarte provide benefits if the executive resigns for any reason during the 30-day period beginning one year after a change in control.

Upon a termination in connection with a change in control as described above (including a resignation during the 30-day post-change-in-control window period described above for Messrs. Gilliland, Jackson and Schwarte), the executive will receive the following payments and benefits:

•	a lump sum payment of a multiple[1] of the executive’s base salary plus annual bonus[2];

•

a lump sum payment for the executive to purchase travel, accident, major medical, dental and vision insurance for himself or herself and dependents (the payment amount will be determined by multiplying (i) our annual cost of providing such insurance by (ii) the “Continuation Period” which is a period of time in years equal to the base and bonus multiple received by the executive);

•	benefits under our supplemental executive retirement plan will continue;

•

reimbursement of relocation expenses, if the executive moves his or her residence more than fifty miles to pursue other business or employment opportunities within the Continuation Period and if the relocation expenses are not reimbursed by another employer;

•	executive outplacement services if requested by the executive within the Continuation Period;

•	life insurance coverage for the Continuation Period equivalent to the coverage in effect before the change in control;

•

a lump sum payment equal to our cost of continuing for the term of the Continuation Period certain perquisites (financial planning, annual executive physical and country club membership, but excluding travel privileges) for the term of the Continuation Period;

[1]	The multiple is 3x for Messrs. Gilliland, Jackson and Schwarte and 2x for the other executive officers.
[2]

The annual bonus is the greater of: (a) the highest annual bonus awarded to the executive for any twelve consecutive months in the last three fiscal years before the termination date for Messrs. Gilliland, Jackson and Schwarte, or in the last two fiscal years before the termination date for the other executive officers, or (b) the highest target bonus percentage of base salary applicable to the executive during the last three fiscal years for Messrs. Gilliland, Jackson and Schwarte, and during the last two fiscal years in the case of the other executive officers, multiplied by his or her base salary for the current year.

•	for Mr. Gilliland and Mr. Jackson, air travel privileges through June 2008 at least as favorable as the air travel privileges in effect before the change in control;

•	all stock options held by the executive will become exercisable immediately; and

•	deferred and restricted stock held by the executive will immediately vest.

If payments or benefits to an executive would be subject to the 20% excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), which could occur if the total present value of such payments and benefits are at least three times the executive’s average compensation over the last five years, then we will pay the executive a gross-up payment that would cover such excise tax and all income, excise and employment taxes payable with respect to such gross-up payment. Depending on the executive’s federal and state marginal income tax rates, such gross-up payment could be in the range of 2.5 times the amount of the 20 percent excise tax. The Company would not be entitled to any deduction with respect to the payments and benefits or the gross up in excess of an amount equal to one times the executive’s average compensation over the last five years.

Under the terms of the foregoing agreements, the merger would constitute a change of control.

Certain of our executive officers participate in the Company’s deferred compensation and/or supplemental executive retirement plans, which provide that upon consummation of the merger, the benefits of all participants under the plans will be funded in a “Rabbi Trust.”

Indemnification and Insurance

For a period of six years after the effective time of the merger, unless otherwise required by applicable law, the certificate of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office or prior to the date hereof than are contained in the Company’s certificate of incorporation and bylaws. Parent and the surviving corporation, jointly and severally, must indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company and each subsidiary (which we refer to as an indemnified party) against any costs or expenses (including attorney’s fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) any and all representations and warranties made by Parent and/or Merger Sub in connection with the merger agreement. Parent will, and will cause the surviving corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries prior to the date of the merger agreement.

The surviving corporation must maintain the current officers’ and directors’ liability insurance policies maintained by the Company in respect of acts or omissions occurring at or prior to the consummation of the merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the merger. Neither Parent nor the surviving corporation must be obligated to pay an aggregate amount in excess of 300% of the annual premium currently paid by the Company.

Certain Federal Income Tax Consequences

The following is a discussion of certain U.S. federal income tax consequences of the merger to holders of our Common Stock. This discussion is based upon the Code, the Treasury Regulations promulgated under the Code, and judicial and administrative rulings and decisions in effect on the date hereof. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described in this proxy statement and accordingly, we cannot assure you that the IRS will agree with the discussion in this proxy statement. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our Common Stock.

This discussion assumes that holders hold shares of our Common Stock as capital assets and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	foreign persons;

•	banks or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	brokers or dealers in securities or foreign currencies;

•	persons who received their shares of Common Stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold shares of Common Stock as part of a hedge, straddle or conversion transaction;

•	persons who exercise their appraisal rights under Delaware law; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

Characterization of the Merger

For U.S. federal income tax purposes, Merger Sub should be disregarded as a transitory entity, and the merger of Merger Sub with and into the Company should be treated as a taxable transaction to holders of our Common Stock and should not be treated as a taxable transaction to the Company.

We intend to take the position that, as a result of the merger, holders of our Common Stock should be treated for U.S. federal income tax purposes as if they (1) sold a portion of their stock for cash and (2) had a portion of their stock redeemed by the Company for cash.

Due to the lack of legislative, judicial or other interpretive authority on this matter, it is unclear how the allocation of proceeds between the deemed sale and deemed redemption portions of the transaction should be determined. We intend to take the position that (1) the portion of our Common Stock that is converted, by reason of the merger, into the cash proceeds contributed by Parent is being sold for cash and (2) we are redeeming that portion of our Common Stock that is converted, by reason of the merger, into the cash proceeds of indebtedness incurred by Merger Sub and assumed by us in connection with the merger. There can be no assurance, however, that the IRS will agree with such allocation.

Holders of the Company’s Common Stock are urged to consult their own tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Sale of Common Stock

To the extent that a holder is considered to have sold the Company’s Common Stock, a holder will recognize capital gain or loss equal to the difference between the amount realized on the deemed sale of stock

(that is, the cash proceeds properly allocated to such sale) and the holder’s adjusted tax basis allocated to such stock. Such gain or loss will be long-term capital gain or loss if at the time of the deemed sale the holder had held its Common Stock for more than one year. Gain or loss recognized on a sale of the Company’s Common Stock must generally be determined separately for each block of Common Stock (i.e., stock acquired at the same cost in a single transaction).

Redemption of Common Stock

Holders who surrender all of their Common Stock for cash in the merger, and who do not own, actually or constructively, any interest in the surviving corporation following the merger, should have their redemption of the Company’s Common Stock treated as a sale or exchange, subject to the same treatment as set forth above under the caption “—Sale of Common Stock.”

Under Section 302 of the Code, holders who will own, actually or constructively, an interest in the surviving corporation following the merger (for example, holders who own an interest in Parent or entities which own an interest in Parent) should in most cases have their redemption of the Company’s Common Stock treated as a sale of stock, but could under certain circumstances be treated as having received a dividend. Due to the fact-intensive nature of the determination of tax consequences under Section 302 of the Code, holders of our Common Stock are advised to consult with their tax advisers concerning the tax consequences of their particular circumstances.

Information Reporting and Backup Withholding

Certain noncorporate holders of our Common Stock may be subject to information reporting and backup withholding, at applicable rates (currently 28%), on cash payments received pursuant to the merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 and otherwise complies with applicable backup withholding tax rules. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the merger may be subject to backup withholding. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

Under the HSR Act and the rules and regulations promulgated thereunder, the merger can not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the FTC and the Antitrust Division by the Company and Parent, unless a request for additional information and documentary material is received from the FTC or the Antitrust Division or unless early termination of the waiting period is granted. The parties filed their respective notification and report forms with the FTC and the Antitrust Division under the HSR Act on December 27, 2006. The waiting period under the HSR Act expired on January 26, 2007.

The Company also derives revenues in certain other jurisdictions, including Brazil, Mexico, China, South Korea and the European Union, where it appears that regulatory filings or approvals may be required or advisable in connection with the completion of the merger. The appropriate notification was filed in Brazil on January 4, 2007 under the Competition Law (Law No. 8.884 of June 11, 1995), as amended, with the European Commissions on January 26, 2007 under the Merger Regulation (Council Regulation (EC) No 139/2004), in the People’s Republic of China (with both MOFCOM and SAIC) on January 25, 2007 under the Merger Regulations (Regulations on Merger and Acquisition of Chinese Enterprises by Foreign Investors), and in Mexico on February 2, 2007, under the Competition Law (Federal Economic Competition Law of December 24, 1992) as amended. In addition, a post-closing notification will be filed with the Korean Fair Trade Commission.

Although we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that the parties will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to the termination date or at all. Under the merger agreement, the Company and Parent have agreed to use their best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Litigation

On December 12, 2006, purported shareholder class actions styled Jack McBride v. Sabre Holdings Corp., et al. (Case No. 236-221611-06) and Lillian Chait v. Sabre Holdings Corp., et al. (Case No. 067-221619-06) were filed in the Tarrant County District Court for the State of Texas on behalf of the holders of our Common Stock in connection with the merger. Both complaints name as defendants Sabre Holdings and its board of directors. The complaints allege that Sabre Holdings’ directors breached their fiduciary duties by adopting the merger agreement and approving the merger. The complaints purport to seek declaratory relief, an injunction preventing completion of the merger, the recovery of unspecified damages, and plaintiffs’ attorneys’ fees. On January 22, 2007, Chait voluntarily dismissed her complaint. On February 7, 2007, an amended complaint was filed in the McBride action. The amended complaint contains similar allegations to the original complaint and adds allegations that Sabre Holdings’ directors have not fully and fairly disclosed all material information relating to the merger. We continue to believe the lawsuit is without merit and intend to defend the action vigorously.

On January 4, 2007, Joseph Holowach filed a purported shareholder derivative complaint in the Tarrant County District Court for the State of Texas, Case No. 017-221963-07 against the board of directors, TPG and Silver Lake; the Company is named as a “nominal defendant.” The complaint purports to allege causes of action for breach of fiduciary duty and abuse of control in connection with the adoption of the merger agreement. The complaint does not seek monetary damages from the Company. The Company believes the lawsuit to be without merit, and not in the best interests of the Company, and intends to defend it vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such factual information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information” below.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement and, if necessary, the expiration of the marketing period described below.

As the surviving corporation, Sabre Holdings will continue to exist following the merger. At the effective time of the merger, the Company’s certificate of incorporation and bylaws will be amended in their entirety to be the same as the certificate of incorporation and bylaws of Merger Sub immediately prior to the effective time of the merger, except that the name of the surviving corporation will be “Sabre Holdings Corporation.” Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Sabre Holdings will be the initial officers of the surviving corporation. All officers and directors of the surviving corporation will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Parent or Merger Sub may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the approval of the merger agreement by stockholders. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement” beginning on page 65.

Merger Consideration

Each share of Sabre Holdings Common Stock issued and outstanding immediately before the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $32.75 in cash, without interest and less any applicable withholding taxes, other than:

•

shares held in treasury by the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company, which will be canceled without conversion or payment, and

•	shares held by holders who have properly demanded and perfected, and have not timely withdrawn, demand for their appraisal rights with respect to such shares.

After the merger is effective, each holder of a certificate representing any shares of Sabre Holdings Common Stock, or holder of shares of Sabre Holdings Common Stock in uncertificated form (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Rights of Appraisal” beginning on Page 72.

Treatment of Options and Other Awards

Immediately prior to the consummation of the merger, except as may otherwise be agreed by the holder and Parent, all outstanding options to acquire Sabre Holdings Common Stock, including stock appreciation rights and stock purchase rights, granted under the Company’s equity incentive plans will become vested and will be deemed to have been exercised and canceled and converted into the right to receive a cash payment equal to the number of shares of Sabre Holdings Common Stock underlying the option or the stock appreciation or stock purchase right multiplied by the amount by which $32.75 exceeds the exercise price for each share of Sabre Holdings Common Stock underlying the options or the stock appreciation or stock purchase right, if any, without interest and less any applicable withholding taxes. Additionally, all shares of restricted stock, restricted stock units, performance share units, deferred stock units and deferred stock will, immediately prior to the consummation of the merger, vest and convert into the right to receive a cash payment equal to the number of outstanding restricted shares, restricted share units, performance share units, deferred stock units and deferred stock multiplied by $32.75, without interest and less any applicable withholding taxes.

Payment for the Shares

Parent has designated American Stock Transfer and Trust Company as the paying agent to make payment of the merger consideration as described above. At the effective time of the merger, Parent must deposit, or must cause to be deposited, in trust with the paying agent the funds sufficient to pay the merger consideration to the equity holders entitled to receive such consideration.

Upon the consummation of the merger and the settlement of transfers that occurred prior to the effective time, we will close our stock ledger. After that time, there will be no further transfer of shares of Sabre Holdings Common Stock.

As promptly as practicable, but in any event within three business days, after the consummation of the merger, Parent will cause the paying agent to send you a letter of transmittal and, if applicable, instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) if applicable, surrendered your certificates to the paying agent and (2) provided to the paying agent your duly completed and executed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, that cash will be returned to the surviving corporation upon demand, and any holders of shares who have not complied with the exchange procedures thereafter may look only to the surviving corporation for payment of their claim for the merger consideration, without any interest thereon.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against the surviving corporation in respect of the missing certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, the Company, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	certificate of incorporation and bylaws (or similar organizational documents);

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	required regulatory filings and consents and approvals of governmental entities;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	absence of litigation; and

•	finder’s fees.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement and to pay all related fees and expenses associated therewith, including payment of the merger consideration, guarantees and operations of Parent and Merger Sub; ownership of Company stock; and the solvency of the surviving corporation.

The Company also made representations and warranties relating to, among other things:

•	capital structure and subsidiaries;

•	compliance with applicable laws;

•	documents filed with the SEC;

•	financial statements and undisclosed liabilities;

•	agreements with affiliates;

•	absence of certain changes or events since December 31, 2005;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	real estate matters;

•	intellectual property matters;

•	tax matters;

•	environmental matters;

•	material contracts and indebtedness;

•	insurance matters;

•	board and stockholder approval of the merger agreement and related transactions;

•	anti-takeover statutes; and

•	fairness opinions of each of Goldman Sachs, Morgan Stanley and Bear Stearns.

Many of the Company’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, a “Company material adverse effect” is a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Company subsidiaries taken as a whole. None of the following will be taken into account in determining whether a Company material adverse effect has occurred or is likely or expected to occur:

(A)	any change in the Company’s stock price or trading volume in and of itself;

(B)	the public announcement or the pendency of the merger agreement or any of the transactions contemplated by the merger agreement or any actions taken at the request or with the express consent of Parent, including the impact on the relationships of the Company or the Company subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any Company subsidiary has any relationship;

(C)	failure by Company to meet any projections or forecasts for any period occurring on or after December 12, 2006, in and of itself;

(D)	changes generally affecting any segment of the industries in which the Company or Company subsidiaries operate;

(E)	changes generally affecting the economy or financial markets generally;

(F)	acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after December 12, 2006, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; and

(G)	changes in law or GAAP;

except, that the foregoing clauses (D), (E) and (F) will not apply to the extent that the adverse effect upon the Company or its subsidiaries is disproportionately greater to the Company and its subsidiaries taken as a whole, relative to other companies (taking into account the relative size of their assets and businesses) engaged in the industries in which the Company or its subsidiaries operate.

Conduct of Business Pending the Merger

We have agreed in the merger agreement that, until the consummation of the merger, except as set forth in the agreement, required by applicable law or expressly consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will and will cause its subsidiaries to (i) conduct its business in the ordinary course consistent with past practice and (ii) endeavor to keep available the services of current officers, key employees and consultants and preserve the current relationships with customers, suppliers and other persons with whom the Company and its subsidiaries have significant business relations as is reasonably necessary to preserve substantially intact its business organization.

The Company has also agreed that, until the consummation of the merger, except as permitted or contemplated by the merger agreement, as required by applicable law or as consented to in writing by Parent and Merger Sub (which consent will not be unreasonably withheld or delayed), the Company will not, and will not permit any of its subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

•	amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

•

issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any equity interest in a Company subsidiary or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of the Company or any equity interest in any Company subsidiary (other than pursuant to the exercise of company options, company stock-based awards, warrants, conversion rights and other contractual rights existing on December 12, 2006);

•

declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company subsidiary to the Company or to any other wholly-owned Company subsidiary), other than ordinary course dividends in amounts and at times consistent with the Company’s past practice, not to exceed $0.18 per share per full fiscal quarter, or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests, except pursuant to the exercise of Company options, stock-based awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on December 12, 2006;

•

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization or any division thereof or any assets thereof, except any such acquisitions or investments that are for consideration not in excess of $5,000,000 in the aggregate;

•

incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization (other than a wholly-owned Company subsidiary) for borrowed money, except for (i) indebtedness incurred under the Company’s existing credit facilities or renewals or any refinancing thereof, (ii) indebtedness owing by any wholly-owned Company subsidiary to the Company or any other wholly-owned Company subsidiary, (iii) indebtedness incurred in the ordinary course to refinance any existing indebtedness, after consultation with Parent, in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness and repayable within 180 days, and (iv) with respect to capital expenditures permitted pursuant to the merger agreement;

•	grant any lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under the merger agreement;

•

except as otherwise permitted by the merger agreement, authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $30,000,000 per fiscal quarter in 2007 for the Company and the subsidiaries taken as a whole, or which would exceed the Company’s existing plan for annual capital expenditures for 2006;

•	enter into any new line of business outside of its existing business segments;

•

make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company benefit plans or agreements subject to the Company benefit plans or any other plan, agreement, contract or arrangement of the Company or any Company subsidiary, or adopt, enter into, terminate, modify or amend any Company benefit plan, increase in any manner the compensation or benefits of any director, officer, employee or independent contractor of the Company or pay any benefit not provided for by any existing Company benefit plan, in each case except (i) as reasonably necessary to comply with applicable law, including Section 409A of the Code, (ii) to address the requirements of written contracts the Company or any Company subsidiary has entered into prior to December 12, 2006, and listed in the merger agreement, (iii) in connection with entering into or extending any employment or other compensatory agreements in the ordinary course of business and consistent with past practice with any individuals, other than (A) any individual who is or will become an officer at or above the level of a senior vice president or (B) directors of the Company or any Company subsidiary, (iv) general salary increases in the ordinary course of business and consistent with past practice, other than to an executive officer or a director of the Company or any Company subsidiary or (v) as otherwise contemplated by the merger agreement;

•

pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business in accordance with past practice that involve the payment of monetary damages not in excess of $2,000,000 individually or $6,000,000 in the aggregate, (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations, which payment, discharge, settlement or satisfaction have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC filings filed prior to December 12, 2006 (to the extent such settlements do not exceed amounts reserved for such claims in the financial statements) or contemplated by documents made available to Parent prior to December 12, 2006 or (y) incurred since the date of such financial statements in the ordinary course of business;

•

except as otherwise contemplated by the merger agreement or as otherwise required by applicable law or governmental entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company subsidiary (other than the merger agreement);

•	enter into any agreement or understanding or arrangement with respect to the voting or registration of equity interests of the Company or any Company subsidiary;

•

renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or the Company subsidiaries;

•

enter into, amend, waive any right under, or terminate (other than expirations in accordance with their terms) any Company material contract (other than immaterial or administrative amendments or amendments or waivers favorable to the Company) or any material transaction with any affiliate of the Company;

•	knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the conditions to closing to the merger not being satisfied;

•	except as permitted pursuant to the merger agreement, agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

•	make or forgive any loans to employees, officers or directors or any of their respective affiliates or family members;

•	terminate any officer or director or terminate any employee with an employment agreement with the Company or any Company subsidiary in violation of such employment agreement;

•	enter into, amend, or extend any collective bargaining or other labor agreement;

•	make or change any material tax election or tax accounting method;

•

sell, lease or dispose of any of its properties or assets for consideration in excess of $3,000,000 (without giving effect to any purchase price adjustment in connection therewith), other than (A) pursuant to contracts in force on December 12, 2006, (B) dispositions of obsolete assets or (C) transfers among the Company and the Company subsidiaries so long as such transfers have a valid business purpose;

•

enter into any leases for real property or purchase any real property or amend or terminate any existing lease for real property (except that the Company and the Company subsidiary, as applicable, may exercise any option to extend the term of a lease related to Company leased premises pursuant to its terms);

•	make any loans or advances to any person other than a Company subsidiary;

•

convene any regular meeting (or any adjournment thereof) of the stockholders of the Company other than the regular annual meeting or any special meeting in connection with the stockholder approval of the merger agreement and the merger; or

•

fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company subsidiaries as in effect.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, each of the parties has agreed to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in the merger agreement, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by the merger agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any third party or governmental entity relating to antitrust, competition, trade or other regulatory matters. Each of the parties has agreed to use its best efforts to defend any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or effecting the merger, and to seek to lift or rescind any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order or judgment. At Parent’s request, the Company must agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold any of the businesses, assets, properties or services of the Company or any of its subsidiaries, provided that any such action may be conditioned upon the consummation of the merger.

Each of Parent and Merger Sub has agreed to use its reasonable best efforts to arrange the debt financing to fund the proposed merger and related transactions contemplated by the debt financing commitments executed in connection with the merger agreement and to cause its financing sources to fund the financing required to consummate the proposed merger. The Company has agreed to cooperate in connection with the financing. See “The Transaction—Financing” beginning on page 44 above for a description of the financing arranged by Parent and Merger Sub to fund the proposed merger and related transactions.

Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger on the third business day after the satisfaction or waiver of the conditions described under “—Conditions to the Merger” below, provided that if the marketing period has not ended at such time, the parties are obligated to close the merger following the satisfaction or waiver of such conditions on the earlier of (a) the date that is specified by Parent on no less than three business days’ notice to the Company, and (b) the final day of the marketing period (but no earlier than five business days after the stockholders’ approval).

For purposes of the merger agreement, “marketing period” means the first period of thirty consecutive calendar days after the later of the date this proxy statement is first mailed to the Company’s stockholders and the first business day after the Company files with the SEC its annual report on Form 10-K for the fiscal year ended December 31, 2006, throughout and at the end of which:

•

Parent and its financing sources have all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested by Parent of the type and form customarily included in private placement memoranda pursuant to Rule 144A under the Securities Act; and

•

both the mutual conditions to closing and the conditions to the obligations of Parent and Merger Sub (other than delivery of an officer’s certificate by the Company) to complete the merger are satisfied and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such thirty-consecutive-calendar-day period.

The marketing period will not be deemed to have commenced if, prior to the completion of the marketing period, Ernst & Young LLP, the Company’s independent registered accounting firm, has withdrawn its audit opinion with respect to any financial statements contained in our reports filed with the SEC that would customarily be included in a private placement memoranda pursuant to Rule 144A under the Securities Act, the Company has publicly announced any intention to restate any of its financial information, or the Company has failed to file any report with the SEC by the date required under the Securities Act.

The purpose of the marketing period is to provide the Funds a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Each of Parent and Merger Sub has agreed:

•

to use reasonable best efforts to arrange the debt financing as promptly as practicable taking into account the expected timing of the marketing period and the termination date and to satisfy on a timely basis all conditions applicable to Parent in the debt financing commitments; and

•

in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less favorable to Parent and Merger Sub (as determined in the reasonable judgment of Parent) as promptly as practicable.

If financing provided by the debt commitment letters has not or cannot be obtained by the date specified in the merger agreement, Parent and Merger Sub will continue to be obligated to consummate the merger on the terms contemplated by the agreement and subject only to the satisfaction or waiver of the conditions to closing and Company and Parent’s right to terminate the merger agreement under certain conditions.

Employee Benefits

For one year after the effective time of the merger, the surviving corporation will provide each employee of the Company’s subsidiaries with base salary and incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employees immediately prior to the effective time of the merger, and with employee benefits (other than equity-based compensation) that are substantially comparable in the aggregate to those provided to such employees immediately prior to the effective time of the merger.

Employees of the Company’s subsidiaries will receive credit for their services with any of the Company’s subsidiaries, including for purposes of eligibility to participate and vesting, but not for accrual purposes (except for vacation and severance, if applicable) under any employee benefit plan, program or arrangement established or maintained by the surviving corporation under which such employees may be eligible to participate on and after the effective time to the same extent recognized by the Company or its subsidiaries under comparable plans prior to the effective time of the merger.

From and after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to honor and perform in accordance with their terms all contracts in effect immediately prior to the effective time that are applicable to any current or former employees or directors of the Company or its subsidiaries, including the severance plans and policies adopted by our board of directors. The surviving corporation will continue to maintain the Company’s severance policies in effect at the effective time of the merger for two years after the effective time of the merger.

Indemnification and Insurance

For a period of six years after the effective time of the merger, unless otherwise required by applicable law, the certificate of incorporation and bylaws of the surviving corporation and the comparable organizational documents of its subsidiaries must contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office or prior to the date hereof than are set forth in the Company certificate of incorporation and bylaws. Parent and the surviving corporation, jointly and severally, must indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director and officer of the Company and each subsidiary (which we refer to as an indemnified party) against any costs or expenses (including attorney’s fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the consummation of the merger, and (ii) any and all representations and warranties made by Parent and/or Merger Sub in connection with the merger agreement.

The surviving corporation must maintain the current officers’ and directors’ liability insurance policies maintained by the Company with respect to acts or omissions occurring at or prior to the consummation of the merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the merger. Neither Parent nor the surviving corporation will be obligated to pay an aggregate amount in excess of 300% of the annual premium currently paid by the Company

Restrictions on Solicitations of Other Offers

The Company must, and must cause each Company subsidiary, and must use commercially reasonable efforts to cause the representatives of the Company to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and their representatives) that may be ongoing as of the date of the merger agreement with respect to a takeover proposal.

Subject to the immediately preceding paragraph, we have agreed not to:

•	directly or indirectly solicit, initiate or knowingly encourage any takeover proposal;

•	enter into any agreement or agreement in principal with respect to a takeover proposal; or

•	participate in any way in any negotiations or discussions regarding, or furnish or disclose to any third party any information with respect to, any takeover proposal.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the merger agreement by our stockholders, we are permitted to engage in discussions or negotiations with, or furnish information and/or draft agreements to any third party to the extent that:

•	we receive from such party a written acquisition proposal not solicited in violation of the merger agreement and which our board of directors believes in good faith to be bona fide; and

•	our board of directors determines in good faith that the acquisition proposal constitutes or could reasonably be expected to result in a superior proposal.

In such cases, we must ensure that all information provided to the third party and a summary of the material terms of any draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such person.

We will promptly advise Parent orally and in writing of the Company’s receipt of any request for information relating to any takeover proposal or any takeover proposal, including the material terms and conditions thereof. Promptly upon determination that a takeover proposal constitutes a superior proposal, we must deliver to Parent a written notice advising Parent that we have made such determination, specifying the material terms and conditions of the superior proposal and the identity of the person making such superior proposal.

A “takeover proposal” means any inquiry, proposal or offer relating to (i) the acquisition of more than twenty-five percent of the outstanding shares of Company Common Stock and any other voting securities of the Company by any third party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any third party acquiring twenty-five percent or more of the fair market value of the assets of the Company and the Company subsidiaries, taken as a whole (including capital stock of Company subsidiaries), (iii) any other transaction which would result in a third party acquiring twenty-five percent or more of the fair market value of the assets of the Company and the Company subsidiaries, taken as a whole (including capital stock of Company subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company subsidiary or otherwise) or (iv) any combination of the foregoing.

A “superior proposal” means a bona fide written takeover proposal (with all of the percentages included in the definition of takeover proposal increased to fifty percent) which the Company board of directors determines in good faith (after consultation with its financial advisors and legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable (in each case with respect to clauses (i) and (ii), taking into account, among other things, the person or group making such takeover proposal and all legal, financial, regulatory, fiduciary and other aspects of the merger agreement and such takeover proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination) to the holders of Company Common Stock than the transactions provided for in the merger agreement.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors may also, at any time prior to the approval of the merger agreement by our stockholders (i) withdraw (or not continue to make) or modify in a manner adverse to Parent its recommendation that the stockholders of the Company adopt the merger agreement; (ii) approve or recommend a superior proposal, and/or (iii) enter into an agreement regarding a superior proposal if it determines in good faith that the failure to take such action is likely to be inconsistent with its fiduciary duties under applicable law, but only, in the case of an action described in clauses (ii) or (iii), after we give Parent five business days’ prior written notice of our intention to take such action, and our board of directors must have considered in good faith any proposed changes to the merger agreement proposed in writing by Parent and must not have determined that the superior proposal would no longer constitute a superior proposal if such changes were to be given effect. In addition, in the event we terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal, we must concurrently pay to Parent the termination fee as described in further detail below in “—Termination Fee; Business Interruption Fee” beginning on page 66.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt and approve the merger agreement and the transactions provided for in the merger agreement;

•

all filing and waiting periods applicable (including any extensions thereof) to the consummation of the merger under the HSR Act must have expired or been terminated and any regulatory approvals of any non-U.S. governmental entity required under applicable law to consummate the merger must have been obtained; and

•

no law or order issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the merger or any other transactions contemplated by the merger agreement must be in effect.

Conditions to Parent’s and Merger Sub’s Obligations. The obligations of Parent and Merger Sub to complete the merger and other transactions contemplated in the merger agreement are subject to the satisfaction or waiver in writing by Parent of the following conditions:

•

the representations and warranties of the Company relating to the Company’s capitalization must be true and correct in all but de minimis respects as of the closing date as if made at and as of such time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date);

•

the representations and warranties of the Company relating to equity interests of each Company subsidiary, Company’s authority to enter into and consummate the transactions contemplated by the merger agreement, and brokers, must be true and correct in all material respects as of the closing date as if made at and as of such time (except for those representations and warranties which address matters only as of an earlier date which must have been true and correct as of such earlier date);

•

the remaining representations and warranties of the Company and Company subsidiaries set forth in the merger agreement (disregarding any exception in such representations and warranties relating to materiality or a “Company material adverse effect”) must be true and correct as of the closing date of the merger as if made at and as such time (except for those representations and warranties which address matters only as of an earlier date which must have been true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, do not result in a “Company material adverse effect”;

•

the Company must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with it on or prior to the closing date;

•

Parent must have received a certificate of an executive officer of the Company confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants; and

•

since the date of the merger agreement, there must not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company material adverse effect.

Conditions to the Company’s Obligations. The Company’s obligation to complete the merger is subject to the satisfaction or waiver in writing by the Company of the following further conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality) must be true and correct as of the closing date as if made at and as of such date (except for those representations and warranties which address matters only as of an earlier date which must have been true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the merger;

•

Parent and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the closing date of the merger; and

•

the Company must have received a certificate of an executive officer of Parent confirming the satisfaction of the foregoing conditions relating to representations, warranties, agreements and covenants.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Parent and the Company; or

•	by either the Company or Parent, if:

•	stockholder approval is not obtained at the Company’s stockholders’ meeting or any adjournment thereof at which the merger agreement has been voted upon;

•

the merger has not been consummated by September 12, 2007, unless the marketing period has not ended on or prior to that date, in which case, the termination date will be extended to the earlier of October 12, 2007 and the end of the marketing period; or

•

there is any foreign, multinational or domestic law, statute, code, ordinance, rule, regulation or order that makes consummation of the merger illegal or otherwise prohibited, or any judgment, writ, stipulation, award, injunction, determination, requirement, arbitration award or finding of any governmental entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the merger and such order has become final and non-appealable (unless the consummation of the merger in violation of such order would not reasonably be expected to have a “Company material adverse effect”), and each of the Company, Parent and Merger Sub must have used its best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the law or order and must have complied in all material respects with its obligation to use best efforts to defend the same; or

•	by the Company if:

•

Parent or Merger Sub has breached any of the covenants, agreements, representations or warranties contained in the merger agreement that would give rise to the failure of certain conditions to closing, and if the breach is unintentional, such breach has not been or cannot be cured by the earlier of September 12, 2007 and thirty business days after Parent or Merger Sub receives written notice of the breach by the Company;

•

Parent or Merger Sub fails to obtain proceeds pursuant to the debt and equity commitment letters (or any alternative financing) sufficient to consummate the transaction contemplated by the merger agreement within three business days after satisfaction or waiver of the conditions to closing set forth in the merger agreement (excluding conditions that, by their terms, cannot be satisfied until the consummation of the merger but which would be reasonably capable of being satisfied at such time); or

•

prior to obtaining stockholder approval (i) we have received a superior proposal, (ii) the Company board of directors determines in good faith that termination of the merger agreement is necessary for the members of the Company board to comply with their fiduciary duties to the holders of Company Common Stock under applicable law; (iii) the Company has complied in all material respects with its obligation not to solicit transactions; and (iv) the Company pays the termination fee of $135 million to Parent no later than the date of termination of the merger agreement; or

•	by Parent if:

•

the Company has breached any of the covenants, agreements, representations or warranties contained in the merger agreement that would give rise to the failure of certain conditions to closing, and if the breach is unintentional, such breach has not or cannot be cured by the earlier of September 12, 2007 or within thirty business days after the Company receives notice of such breach by Parent or Merger Sub; or

•

prior to obtaining stockholder approval for the merger (i) the Company board of directors either withdraws or modifies in a manner adverse to Parent the Company recommendation to the holders of Company Common Stock that they vote in favor of adopting the merger agreement, (ii) the Company fails to include such recommendation in this proxy statement or (iii) the Company board of directors approves or recommends a takeover proposal to the Company’s stockholders or recommends that they tender their shares of Company Common Stock in any tender offer or exchange offer that is a takeover proposal.

Termination Fee; Business Interruption Fee

Termination Fee Payable by the Company

If we terminate the merger agreement under certain conditions described below, we must pay a termination fee at the direction of Parent. That termination fee is $135 million.

We must pay a termination fee to Parent if we terminate the merger agreement, prior to the stockholders’ approval of it and the merger, because we receive a takeover proposal that the Company board determines in good faith requires termination for the members of the board of directors to comply with their fiduciary duties to the holders of Company Common Stock under applicable law, and the Company has complied with the requirements in the merger agreement relating to takeover proposals.

We must also pay a termination fee to Parent if:

•

the merger agreement is terminated because of a lack of the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company stockholder meeting or any adjournment thereof at which the merger agreement has been voted on; and

•

Parent terminates the merger agreement because, prior to obtaining stockholder approval for the merger (i) the Company board of directors either withdraws or modifies in a manner adverse to Parent the Company recommendation to the holders of Company Common Stock that they vote in favor of adopting the merger agreement, (ii) the Company fails to include such recommendation in the proxy statement or (iii) the Company board of directors approves, or recommends a takeover proposal to the Company’s stockholders or recommends that they tender their shares of Company Common Stock in any tender offer or exchange offer that is a takeover proposal;

in each case, so long as, prior to the date of such termination, a third party has made a bona fide takeover proposal that has not been retracted or rescinded by the time of the stockholders’ meeting, and within nine months of such termination the Company enters into a definitive agreement with such third party with respect to a takeover proposal (or consummates a takeover proposal) of fifty percent or more of the Company.

Business Interruption Fee Payable by Parent

Parent has agreed to pay us a business interruption fee of $175 million, which amount will not be subject to offset or deduction of any kind and will be the sole and exclusive remedy of the Company against Parent and/or Merger Sub if:

•

we terminate the merger agreement because the merger has not been consummated by September 12, 2007 (or, under certain conditions, the end of the marketing period, but no later than October 12, 2007) and all mutual conditions to closing and conditions to the obligations of Parent and Merger Sub are then satisfied or capable of being satisfied;

•

we terminate the merger agreement because Parent or Merger Sub breaches any covenants or agreements, or intentionally breaches any representations or warranties, such that certain conditions to closing would not be satisfied; or

•

we terminate the merger agreement because Parent or Merger Sub fails to obtain proceeds pursuant to the equity and debt commitment letters (or any alternative financing) sufficient to consummate the transactions contemplated by the merger agreement within three business days after satisfaction or waiver of the conditions of closing (excluding conditions that, by their terms, cannot be satisfied until the date of consummation of merger, but which would be reasonably capable of being satisfied at such date).

Except as otherwise expressly specified by the merger agreement, all fees and expenses incurred in connection with the merger and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

Amendment, Extension and Waiver

The parties may amend the merger agreement by action taken by or on behalf of their respective boards of directors at any time prior to the consummation of the merger, except that, after the approval of the merger agreement by the stockholders of the Company, no amendment that, by law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. The merger agreement may not be amended except by an instrument in writing signed by Parent and the Company.

At any time before the consummation of the merger, the parties may, to the extent permitted by applicable law,

•	extend the time for the performance of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties by the other party contained in the merger agreement or in any document delivered pursuant to the same; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Failure of any party to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our Common Stock is publicly traded on the NYSE under the symbol “TSG”. The following table sets forth the high and low sales prices per share of our Common Stock on the NYSE for the periods indicated.

Market Information

	High Price	Low Price
Fiscal Year Ended December 31, 2004	$28.85	$20.10
1st Quarter	24.96	20.10
2nd Quarter	28.85	22.70
3rd Quarter	27.99	21.22
4th Quarter	25.81	20.56

Fiscal Year Ended December 31, 2005	$24.90	$18.26
1st Quarter	22.21	19.84
2nd Quarter	22.24	19.19
3rd Quarter	20.45	18.26
4th Quarter	24.90	18.93

Fiscal Year Ended December 31, 2006	$32.12	$20.44
1st Quarter	25.71	23.30
2nd Quarter	23.56	20.44
3rd Quarter	23.58	20.50
4th Quarter	32.12	23.06

Fiscal Quarter Ending March 31, 2007 (through February 20)	$32.61	$31.82

The closing sale price of our Common Stock on the NYSE on December 8, 2006, which was the last public trading date before the rumor of the possible business transaction was publicly reported by The New York Times and The Wall Street Journal, was $28.32 per share. On February 20, 2007, the last trading day before the date of this proxy statement, the closing price for the Company’s Common Stock on the NYSE was $32.45 per share. You are encouraged to obtain current market quotations for the Company’s Common Stock in connection with voting your shares.

As of February 20, 2007, the last trading day before the date of this proxy statement, there were approximately 8,454 record holders of our Common Stock.

The Company is restricted by the merger agreement in its ability to declare and pay dividends, other than its regular quarterly dividend, prior to the consummation of the merger and by the acquisition financing described under the caption “The Transaction—Financing” (beginning on page 44) following consummation of the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 20, 2007 (except as noted below) by (i) our executive officers, (ii) each director and (iii) all directors and executive officers as a group. The number of shares of Common Stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC, and includes voting or investment power with respect to shares of our Common Stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of our Common Stock issuable under stock options that are exercisable currently or within 60 days of February 20, 2007 or that may be delivered upon vesting of restricted stock or restricted stock units currently or within 60 days of February 20, 2007 are deemed beneficially owned for computing the percentage ownership of the person holding the stock options or restricted stock units, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, Texas 76092. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name of Beneficial Owner	Sabre Holdings Class A Common Stock(1)	Percent of Class	Total Sabre Holdings Equity Stake(2)
Michael S. Gilliland(3)	716,466	*	852,404
Royce S. Caldwell(4)	32,165	*	50,791
Christopher J. Fraleigh(4)	0	*	9,435
Richard G. Lindner(4)	26,565	*	48,788
Glenn W. Marschel, Jr.(4)	87,196	*	129,965
Bob L. Martin(4)	51,881	*	84,091
Pamela B. Strobel(4)	36,165	*	64,781
Mary Alice Taylor(4)	35,565	*	64,845
Richard L. Thomas(4)	76,680	*	111,700
Ronald V. Waters, III(4)	0	*	9,435
Jeffery M. Jackson(5)	530,801	*	580,839
David A. Schwarte(6)	319,855	*	341,398
John S. Stow(7)	247,845	*	266,293
Thomas Klein(8)	235,867	*	284,968
Michelle Peluso(9)	179,934	*	218,834
Mark Miller(10)	83,247	*	100,948
Directors and Executive Officers as a group (16 persons)	2,660,232	1.96%	3,219,515

*	Percentage does not exceed one percent of the total outstanding class.

(1)	Except as otherwise indicated below and subject to applicable community property laws, ownership of “Sabre Holdings Class A Common Stock” represents sole voting and investment powers with respect to the number of shares listed.
(2)	“Total Sabre Holdings Equity Stake” represents beneficially owned shares, as well as other shares subject to vesting and/or other restrictions as follows:
•

Executive Officers: unvested options which will vest during the period between May 2007 and February 2009 and performance shares which may be earned and vest prior to March 2010, contingent upon the achievement of specific performance criteria. Shares purchased through the Employee Stock Purchase Plan include an estimate of the dividend declared February 16, 2007, which will be paid March 6, 2007, using the fair market value on February 16, 2007.

•

Directors: unvested options, DSUs, and deferred SEUs. DSUs and SEUs also include an estimate of the dividend declared February 16, 2007, which will be paid March 6, 2007, using the fair market value on February 16, 2007.

(3)	Amounts include 186,597 shares of Sabre Holdings’ Class A Common Stock owned by Mr. Gilliland and 367,682 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 7,812 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 154,375 shares of Sabre Holdings’ restricted stock to which Mr. Gilliland holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Gilliland’s restricted stock as follows: 73,125 shares in 2008; 56,250 shares in 2009; and 25,000 shares in 2010.
(4)	Amounts include:

Name of Beneficial Owner	Options vested and currently exercisable	Options vesting within 60 days	Common Stock	SEUs	DSUs
Royce S. Caldwell	32,165	0	0	0	14,607
Christopher J. Fraleigh	0	0	0	3,102	2,483
Richard G. Lindner	23,565	0	3,000	4,023	14,182
Glenn W. Marschel, Jr.	73,195	0	14,001	24,143	14,607
Bob L. Martin	51,279	0	602	14,000	14,191
Pamela B. Strobel	35,165	0	1,000	9,990	14,607
Mary Alice Taylor	35,565	0	0	11,075	14,186
Richard L. Thomas	50,679	0	26,001	17,229	13,772
Ronald V. Waters, III	0	0	0	3,102	2,483

SEUs are deferred pursuant to the 2003 Directors Compensation and Deferred Stock Unit Plan, and are included under the “Total Sabre Holdings Equity Stake.” DSUs are included under the “Total Sabre Holdings Equity Stake.” The remaining Sabre Holdings’ options for Mr. Caldwell, Mr. Fraleigh, Mr. Lindner, Mr. Marschel, Mr. Martin, Ms. Strobel, Ms. Taylor, Mr. Thomas and Mr. Waters will vest during the period between June 2007 and December 2007.

(5)	Amounts include 91,568 shares owned by Mr. Jackson and 370,895 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 1,250 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 67,088 shares of Sabre Holdings’ restricted stock to which Mr. Jackson holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Jackson’s restricted stock as follows: 32,363 shares in 2008; 22,362 shares in 2009; and 12,363 shares in 2010.
(6)	Amounts include 59,438 shares owned by Mr. Schwarte and 227,230 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 937 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 32,250 shares of Sabre Holdings’ restricted stock to which Mr. Schwarte hold voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Schwarte’s restricted stock as follows: 17,250 shares in 2008; 10,750 shares in 2009; and 4,250 shares in 2010.
(7)	Amounts include 43,621 shares owned by Mr. Stow and 176,712 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 937 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 26,575 shares of Sabre Holdings’ restricted stock to which Mr. Stow holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Stow’s restricted shares as follows: 14,025 shares in 2008; 9,025 shares in 2009; and 3,525 shares on 2010.
(8)	Amounts include 50,408 shares owned by Mr. Klein and 117,434 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 937 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 67,088 shares of Sabre Holdings’ restricted stock to which Mr. Klein holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Klein’s restricted stock as follows: 2,500 shares in 2007; 29,863 shares in 2008; 22,362 shares in 2009; and 12,363 shares in 2010.

(9)	Amounts include 48,994 shares owned by Ms. Peluso and 81,240 shares of Common Stock subject to options that are vested and currently exercisable, plus an additional 1,250 shares subject to options vesting between February 20, 2007 and April 21, 2007. Amounts also include 48,450 shares of Sabre Holdings’ restricted stock to which Ms. Peluso holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Ms. Peluso’s restricted stock as follows: 21,150 shares in 2008; 18,650 shares in 2009; and 8,650 shares in 2010.
(10)	Amounts include 12,609 shares owned by Mr. Miller and 47,223 shares of Common Stock subject to options that are vested and currently exercisable. Amounts also include 23,415 shares of Sabre Holdings’ restricted stock to which Mr. Miller holds voting rights but which are subject to restrictions on transfer. Restrictions lapse on Mr. Miller’s restricted stock as follows: 2,052 shares in 2007; 10,113 shares in 2008; 7,500 shares in 2009; and 3,750 shares in 2010.

Beneficial Owners of more than Five Percent

The following table sets forth certain information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding Common Stock. The percentage of Common Stock with respect to the number of Common Stock beneficially owned is as of February 20, 2007. The number of shares of Common Stock beneficially owned is taken from the most recent Schedule 13G filed with the SEC on behalf of such persons as of February 20, 2007. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Lord, Abbet & Co. LLC 90 Hudson Street Jersey City, NJ 07302	15,426,857	(1)	11.53%

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	11,296,920	(2)	8.44%

(1)	Based upon that Schedule 13G filed on February 14, 2007 by Lord, Abbett & Co. LLC (“Lord Abbett”) reporting that on December 30, 2006 Lord Abbett held sole voting power over 14,920,157 shares and sole dispositive power over 15,426,857 shares of Common Stock. Lord Abbett filed as an investment advisor in accordance with Section 240.13d-1(b)(1)(ii)(E).
(2)	Based upon that Schedule 13G filed on February 12, 2007 by Capital Research and Management Company, reporting that on December 29, 2006 Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) was deemed to have sole dispositive power and beneficial ownership of 11,296,920 shares (or 8.44 percent) of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and sole voting power over 888,800 shares. The Schedule 13G also reported that The Growth Fund of America, Inc., an investment company registered under the Investment Company Act of 1940 which is advised by Capital Research and Management Company, was the beneficial owner of 7,062,811 shares (or 5.28 percent) of our Common Stock.

RIGHTS OF APPRAISAL

Under the DGCL, you have the right to demand appraisal of your shares and to receive, in lieu of the merger consideration, payment in cash for the fair value of your Common Stock of the Company as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment of the merger, together with a fair rate of interest. The Company’s stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must be a holder of record of shares of our Common Stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the closing date of the merger.

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of the Company’s Common Stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s Common Stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the proposal to adopt the merger agreement (i.e., abstaining) will not operate as a waiver of your appraisal rights.

All demands for appraisal should be in writing and addressed to Corporate Secretary, Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, TX 76092, Attention: James Brashear, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of the Company’s Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of the Company’s Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of the Company’s Common Stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Within 120 days after the closing date of the merger, any holder of our Common Stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to our investor relations department, at Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, TX 76092, Attention: Investor Relations or by calling our investor relations department at: (866) 722-7347. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting our investor relations department at the address and phone number set forth in the prior sentence.

ANNUAL MEETING

If the merger is completed, we do not expect to hold an annual meeting in 2007. If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings and we will hold a 2007 annual meeting of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER PROPOSALS

Our Bylaws provide that no business may be brought before a meeting except by a stockholder who (a) is entitled to vote at the meeting, (b) has delivered to the Corporate Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time the notice was delivered to the Corporate Secretary. Therefore, in order for a stockholder’s proposal to be brought during the 2007 annual meeting, the required written notice must have been received by the Corporate Secretary on or after January 16, 2007 but no later than February 15, 2007. In addition, any stockholder proposal submitted pursuant to Rule 14a-8 must have been received by the Corporate Secretary no later than December 4, 2006 to be considered for inclusion in the our proxy statement for the 2007 annual meeting.

A copy of our Bylaws may be obtained on the governance section of our website or via e-mail to Corporate.Secretary@sabre-holdings.com or by written request to:

Corporate Secretary

Sabre Holdings Corporation

3150 Sabre Drive

Southlake, Texas 76092

United States of America

DIRECTOR NOMINATION PROCESS

Our Bylaws provide that no director may be nominated by a stockholder for election at a meeting unless the stockholder (a) is entitled to vote at the meeting, (b) has delivered to the Corporate Secretary within the time limits described in the Bylaws a written notice containing the information specified in the Bylaws, and (c) was a stockholder of record at the time such notice was delivered to the Corporate Secretary. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2007 annual meeting, the required written notice must have been received by the Corporate Secretary on or after January 16, 2007 but no later than February 15, 2007. Only individuals who are nominated in accordance with the procedures set forth in the Bylaws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors.

The Governance and Nominating Committee has adopted a Director Nomination Process document that describes the process followed by that committee to identify, evaluate, select and nominate director candidates. A current copy of the Governance and Nominating Committee charter and of the Director Nomination Process is available on the governance section of our website.

The Governance and Nominating Committee, all of whose members are independent, as defined in the NYSE listing standards, may consider, in its discretion, director candidates who are recommended or identified by various sources, including stockholder recommendations. The Governance and Nominating Committee may in the future hire and pay third parties to assist it in identifying and evaluating director candidates, but it did not do so for this year’s annual meeting.

The Director Nomination Process seeks to create a board that will bring to the Company a broad range of experience, knowledge, and judgment. The Governance and Nominating Committee believes that each candidate to be selected as a director should have the following qualifications: integrity; ability to objectively analyze complex business problems and develop creative solutions; availability to fulfill the commitment to participate fully in activities of the Board of Directors and fulfill the responsibilities of a director, including attendance at, and active participation in, meetings of the Board of Directors and its committees; ability to work well with the other directors; and financial sophistication, including the ability to qualify as “financially literate” under NYSE corporate governance listing standards. Additionally, the committee believes that one or more directors should qualify as an “audit committee financial expert” under the SEC’s rules.

The committee may consider other criteria, including, but not limited to, those described in the Director Nomination Process, such as: the candidate’s achievement in education, career and community; the candidate’s past or current service on boards of directors of public or private companies, charitable organizations, and community organizations; the candidate’s ability to meet the independence criteria for directors as established by the Board of Directors; and the candidate’s ability to advance constructive debate and a collaborative culture. All candidates may also, at the discretion of the Governance and Nominating Committee, be subject to a full background check and personal interviews with various members of that committee and executives of the Company.

The committee considers director candidates based on all of the information obtained in the evaluation process. The committee may develop a matrix or other tool to aid it in selecting a candidate based on the candidate’s attributes, the mix of attributes of the existing directors, and the attributes being sought. Following a discussion of the candidate’s attributes, and taking into consideration the information gathered in the evaluation process and the needs of the Board of Directors and the Company at the time, the committee recommends potential director nominees to the full Board of Directors. Final selection of a candidate is determined by the full Board of Directors.

Recommendations relating to director candidates should be sent via e-mail to Corporate.Secretary@sabre-holdings.com or via pre-paid mail to:

Governance and Nominating Committee

c/o Corporate Secretary

Sabre Holdings Corporation

3150 Sabre Drive

Southlake, Texas 76092

United States of America

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov, or at the Investors section of our website, www.sabre-holdings.com/investor.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including items incorporated by reference, without charge, by written or telephonic request directed to us at Sabre Holdings Corporation, 3150 Sabre Drive, Southlake, TX 76092, Attention: Investor Relations; (866) 722-7347. If you would like to request documents, please do so by March 15, 2007 in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 21, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOVEREIGN HOLDINGS, INC.,

SOVEREIGN MERGER SUB, INC.

AND

SABRE HOLDINGS CORPORATION

DATED AS OF

DECEMBER 12, 2006

A-i

A-ii

EXHIBIT A.1—Equity Commitment Letter

EXHIBIT A.2—Limited Guarantee

EXHIBIT B.1—List of Company Executives

EXHIBIT B.2—List of Parent and Merger Sub Executives

EXHIBIT C—Merger Sub Certificate of Incorporation and By-laws

EXHIBIT D—Company Representatives for Access to Information

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2006, by and among Sovereign Holdings, Inc., a Delaware corporation (“Parent”), Sovereign Merger Sub, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Parent (“Merger Sub”), and Sabre Holdings Corporation, a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (the “Agreement”) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have determined that the Merger is in furtherance of, and consistent with, their respective business strategies and is in the best interest of their respective stockholders, and have approved and declared advisable or adopted, in the case of the Board of Directors of the Company, this Agreement and the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, TPG Partners V, L.P. and Silver Lake Partners II, L.P. (each, a “Fund”) is entering into an Equity Commitment Letter (the “Equity Commitment Letter”) and a Limited Guarantee (the “Limited Guarantee”) in the forms attached as Exhibits A.1 and A.2, respectively, pursuant to which such Fund is, among other things, guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and agreeing to provide equity financing to Parent in connection with the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.

Defined Terms and Interpretation

Section 1.1    Certain Definitions.

For purposes of this Agreement, the term:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Benefit Plan” shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, deferred compensation, bonus, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, disability, accident, medical, insurance, vacation, paid time off, long term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of Texas or is a day on which banking institutions located in the State of New York or the State of Texas are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

“Company By-laws” shall mean the Amended and Restated Bylaws of the Company, effective as of May 18, 2005.

“Company Certificate” shall mean the Third Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 17, 2005.

“Company Common Stock” shall mean the Class A Common Stock of the Company, par value $.01 per share.

“Company Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in the Company’s stock price or trading volume in and of itself; (b) the public announcement or the pendency of this Agreement or any of the transactions contemplated herein or any actions taken at the request or with the express consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any Company Subsidiary has any relationship; (c) any failure by the Company to meet any projections or forecasts for any period occurring on or after the date hereof, in and of itself; (d) changes generally affecting any segment of the industries in which the Company or the Company Subsidiaries operate; (e) changes generally affecting the economy or financial markets generally; (f) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; or (g) changes in Law or GAAP (or any interpretation thereof); provided, however, that the foregoing clauses (d), (e) and (f) shall not apply to the extent that the adverse effect upon the Company and the Company Subsidiaries is disproportionately greater to the Company and the Company Subsidiaries taken as a whole, relative to other companies (taking into account the relative size of their assets and businesses) engaged in the industries in which the Company or the Company Subsidiaries operate.

“Company Permits” shall mean all permits, licenses, authorizations, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents and Orders of all Governmental Entities necessary to own, lease and operate the properties of the Company and/or the Company Subsidiaries and for the lawful conduct of their business as currently conducted.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid) other than any Person covered by a collective bargaining or similar labor agreement.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, guarantee, contract, agreement or other instrument or obligation.

“Environment” shall mean any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, and real property and the buildings, structures, improvements and fixtures thereon.

“Environmental Laws” shall mean any Law relating to: (a) the protection, remediation, preservation, reclamation or cleanup of the Environment; (b) the management, handling, use, storage, transportation, treatment, disposal, recycling or Release or threatened Release of any Hazardous Materials; or (c) the protection of human health and safety, including, without limitation, occupational health and safety and exposure of employees and other persons to any Hazardous Materials.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity” shall mean any domestic, foreign, multinational, central, local or municipal governmental, administrative, judicial or regulatory authority.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Guarantee” shall mean, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other liability of any other Person and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

“Hazardous Materials” shall mean (i) any petroleum or any fraction thereof, petroleum products or byproducts, radioactive materials, asbestos or any asbestos-containing materials, polychlorinated biphenyls, (ii) any pollutant or contaminant, or (iii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” or regulated or giving rise to liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean (a) all obligations or indebtedness of such Person for or in respect of borrowed money or the deferred purchase price of property or services, including earn-outs but excluding trade payables on ordinary trade terms incurred in the ordinary course of business, (b) all obligations or indebtedness of such Person evidenced by notes, bonds, debentures or similar instruments, (c) reimbursement obligations with respect to all letters of credit, surety bonds and similar instruments issued for the account of such Person, (d) all payment obligations of such Person under any interest rate and currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and other hedging and similar agreements (including breakage and associated fees), (e) all obligations of such Person under capital leases (computed in accordance with GAAP) and (f) all obligations in the nature of Guarantees of the obligations described in clauses (a) through (e) above of any other Person, including principal, accrued interest, premium (if any), and prepayment penalties.

“Intellectual Property” shall mean, collectively, all patents, patent rights, inventions and discoveries (whether or not patentable or reduced to practice), trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, copyrights, trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to writing or any other tangible form, and other proprietary intellectual property rights and computer programs arising under the laws of the United States (including any state or territory), any other country or group of countries or any political subdivision of any of the foregoing, whether registered or unregistered.

“Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit B.1 and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit B.2.

“Law” shall mean any foreign, multinational or domestic law, statute, code, ordinance, rule, regulation, or Order.

“Lien” shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien (statutory or not), easement, right-of-way, encroachment, third-party right or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“Multiple Employer Plan” shall mean any “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, determination, requirement, arbitration award or finding of any Governmental Entity.

“Parent Group” shall mean Parent and its Affiliates.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, estate, unincorporated organization or other entity or organization.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment, including the abandonment or discarding of barrels, containers and other receptacles.

“Representative” shall mean any of the Company Representatives or Parent Representatives.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) which the Company Board determines in good faith

(after consultation with its financial advisors and legal counsel) (i) is reasonably likely to be consummated in accordance with its terms and (ii) if consummated, would result in a transaction more favorable (in each case with respect to clauses (i) and (ii), taking into account, among other things, the Person or Group making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination) to the holders of Company Common Stock than the transactions provided for in this Agreement.

“Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition of more than twenty-five (25) percent of the outstanding shares of Company Common Stock and any other voting securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring twenty-five (25) percent or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), (iii) any other transaction which would result in a Third Party acquiring twenty-five (25) percent or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of Company Subsidiaries), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Company Subsidiary or otherwise) or (iv) any combination of the foregoing.

“Tax Returns” shall mean any report or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes.

“Taxes” shall mean any and all taxes, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, transient, occupancy, accommodation, sales or hotel room taxes, value-added and provider taxes.

“Third Party” shall mean any Person or Group other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

Section 1.2    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“409A Authorities”	Section 4.9.7

“Agreement”	Recitals

“AJCA”	Section 4.9.7

“Antitrust Division”	Section 6.5.1

“Bankruptcy and Equity Exception”	Section 4.3.1

“Business Interruption Fee”	Section 8.5

“Certificate of Merger”	Section 2.3

“Certificates”	Section 3.2.2

“Closing”	Section 2.2

“Closing Date”	Section 2.2

“Commitments”	Section 5.6

“Company”	Preamble

“Company Adverse Recommendation Change”	Section 6.4.2

“Company Board”	Section 3.5.1

“Company Disclosure Schedule”	Article 4

“Company Financial Advisors”	Section 4.17

“Company Financial Statements”	Section 4.6.2

“Company Leased Premises”	Section 4.16

“Company Material Contract”	Section 4.10

“Company Options”	Section 3.5.1

“Company Owned Properties”	Section 4.16

“Company Preferred Stock”	Section 4.2.1

“Company Properties”	Section 4.16

“Company Recommendation”	Section 4.17

“Company Representatives”	Section 6.3.1

“Company SEC Filings”	Section 4.6.1

“Company Stock-Based Award”	Section 3.5.1

“Company Stockholders’ Meeting”	Section 6.2.3

“Company Stock Plans”	Section 3.5.1

“Company Subsidiary”	Section 4.1

“Debt Commitment Letters”	Section 5.6

“D&O Insurance”	Section 6.9.3

“DGCL”	Recitals

“Dissenting Shares”	Section 3.1.1

“Dissenting Stockholders”	Section 3.1.1

“ECMR”	Section 6.5.1

“Effective Time”	Section 2.3

“Equity Commitment Letter”	Recitals

“ERISA”	Section 4.9.2

“ERISA Affiliate”	Section 4.9.4

“Exchange Fund”	Section 3.2.1

“Executive Officer”	Section 6.1(j)

“Foreign Employees”	Section 4.9.1

“FTC”	Section 6.5.1

“Indemnified Parties”	Section 6.9.2

“IRS”	Section 4.9.1

“Limited Guarantee”	Recitals

“Merger”	Recitals

“Merger Consideration”	Section 3.1.1

“Merger Sub”	Preamble

“NDA”	Section 6.3.2

“Nonqualified Deferred Compensation Plan”	Section 4.9.7

“Option Payments”	Section 3.5.1

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 5

“Parent Representatives”	Section 6.3.1

“Paying Agent”	Section 3.2.1

“Permitted Liens”	Section 4.16

“Property Restrictions”	Section 4.16

“Proxy Statement”	Section 6.2.1

“Purchaser Welfare Benefit Plan”	Section 6.8.4

“Regulatory Approvals”	Section 6.5.1

“Required Information”	Section 6.14

“Solvency Opinion”	Section 6.13

“Solvent”	Section 5.10

“Spinoff Agreement”	Section 4.14.7

“Stockholder Approval”	Section 4.3.1

“Surviving Corporation”	Section 2.1

“Termination Date”	Section 8.1(b)(ii)

“Termination Fee”	Section 8.4.1

“WARN Act”	Section 4.9.9

Section 1.3    Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)    references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b)    references to any Person include references to such Person’s successors and permitted assigns;

(c)    words importing the singular include the plural and vice versa;

(d)    words importing one gender include the other gender;

(e)    references to the word “including” do not imply any limitation;

(f)    references to months are to calendar months;

(g)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)    references to “$” or “dollars” refer to U.S. dollars;

(i)    to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives have made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representatives;

(j)    a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(k)    references to any specific provisions of any Law shall also be deemed to be references to any successor provisions or amendments thereof.

Article 2.

The Merger

Section 2.1    The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (i) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 a.m., New York City time, no later than the third Business Day following the satisfaction of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article 7 as of any date, the Parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article 7 as of the date determined pursuant to this proviso); provided, further, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 hereof such that the Parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination. The date upon which the Closing shall occur is referred to herein as the “Closing Date”.

Section 2.3    Effective Time. The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the “Effective Time”).

Section 2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5    Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 6.9 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, attached as Exhibit C hereto, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

Section 2.6    Directors and Officers. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or its stockholders, the following shall occur.

Section 3.1.1    Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any shares of Company Common Stock (“Dissenting Shares”) which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)), shall be converted, subject to Section 3.2.4, into the right to receive $32.75 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor. Certificates previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

Section 3.1.2    Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

Section 3.1.3    Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 3.1.4    Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.2    Exchange of Certificates.

Section 3.2.1    Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2    Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3    Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 3.2.5    No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

Section 3.2.7    Withholding. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.3    Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of its Dissenting Shares, as provided in Section 262 of the DGCL, such Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such Dissenting Shares, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares prior to the Effective Time. The Company shall give Parent notice thereof prior to the Effective Time and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 3.1.

Section 3.4    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article 3) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

Section 3.5    Company Options and Stock-Based Awards.

Section 3.5.1    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the “Company Board”) shall, in accordance with the terms of the applicable Company Benefit Plan and consistent with the requirements of Section 409A of the Code, take all actions necessary and appropriate to provide that, concurrent with the Effective Time: (i) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted under the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (the “Company Stock Plans”), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld), in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common

Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”); and (ii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares and dividend equivalents), other than Company Options (each, a “Company Stock-Based Award”), whether or not then vested, shall fully vest and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration pursuant to Section 3.1.1 of this Agreement in respect of such shares of Company Common Stock. At and after the Effective Time, each Company Option shall be cancelled and terminated and shall only entitle such holder to payment of the Option Payment as described in this Section 3.5.

Article 4.

Representations and Warranties of the Company

Subject to (i) any information contained, or incorporated by reference, in any of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006, each as filed prior to the date hereof, other than information in the “Risk Factors” section of such Company SEC Filings and any other disclosures included in such filings that are predictive or forward-looking in nature (provided, that the exception under this clause (i) shall not apply to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.18) and to (ii) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall apply to the indicated Section of this Agreement and any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other Section of this Agreement, and (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1    Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite power and authority and all governmental approvals and Company Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such government approvals, the absence of which, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Company and each material Company Subsidiary, and all amendments thereto, as currently in effect.

Section 4.2    Capitalization; Subsidiaries.

Section 4.2.1    The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of November 30, 2006, there were (a) 132,904,449 shares of Company Common Stock (other than treasury shares) issued and outstanding, of which 2,121,871 are restricted pursuant to their issuance as Company Stock-Based Awards, (b) 13,027,225 shares of Company Common Stock held in the treasury of the Company, (c) 16,942,258 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 967,147 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards and (e) no shares of Company Preferred Stock issued and outstanding. Section 4.2.1 of the Company Disclosure Schedule sets forth as of November 30, 2006, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted and the fair market value of the Company’s stock on such date, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award.

Section 4.2.2    All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.1, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 4.2.1, there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as set forth in Section 4.2.1, since November 30, 2006 through the date hereof, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.2.3    Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all claims, liens and encumbrances. Except as set forth in Section 4.2.1, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Section 4.2.3 of the Company Disclosure Schedule sets forth all material Equity Interests owned, directly or indirectly, by the Company and the Company Subsidiaries in any Person other than a Company Subsidiary.

Section 4.3    Authority.

Section 4.3.1    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.3.2    The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company Board.

Section 4.4    No Conflict; Required Filings and Consents.

Section 4.4.1    The execution, delivery and performance by the Company of this Agreement does not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

Section 4.4.2    The execution, delivery and performance of this Agreement by the Company does not require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NYSE, the HSR Act, ECMR, or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL or (iii) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under the Agreement or (c) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5    Compliance with Laws. Except (i) with respect to Tax matters (which are addressed in Section 4.14), Intellectual Property (which is addressed in Section 4.13), environmental matters (which are addressed in Section 4.12), benefits and employee matters (which are addressed in Section 4.9) and (ii) for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (a) the Company and each Company Subsidiary holds all Company Permits necessary for the lawful conduct of its business or ownership, use, occupancy and operation of its assets and properties, (b) the Company and each Company Subsidiary is in compliance, in all respects, with the terms of such Company Permits, except for such matters for which the Company or Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Company Permit, but which permits the Company or Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice and which cure is being undertaken by the Company or Company Subsidiary, and (c) none of the businesses of the Company or any Company Subsidiary is being conducted in violation of, any Law applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound, except where such violation is subject to a cure within a reasonable period of time by the Company or Company Subsidiary, which cure is being undertaken by the Company or Company Subsidiary.

Section 4.6    SEC Filings; Financial Statements.

Section 4.6.1    Company SEC Filings. The Company has timely filed or furnished to or with the SEC all forms, reports, statements, certification and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing, including any information incorporated by reference therein, (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Filing. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2005. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Filing. To the Knowledge of the Company, none of the Company SEC Filing is the subject of ongoing SEC review or outstanding SEC comments.

Section 4.6.2    Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated income, shareholders equity, results of operations and changes to consolidated financial position or cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect). All of the Company Subsidiaries are consolidated with the Company for accounting purposes.

Section 4.6.3    Availability of Cash. Other than temporary restrictions on repatriation imposed by applicable Law or obligations in connection with Indebtedness, to the Knowledge of the Company, there is no restriction that would materially impair the Company’s ability to use its cash for payment of the Merger Consideration at the time of Closing.

Section 4.6.4    No Undisclosed Liabilities. None of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (ii) that were incurred under this Agreement or in connection with the transactions contemplated hereby and consistent with Section 6.1 or (iii) that were disclosed or reserved against in the Company Financial Statements.

Section 4.6.5    Internal Controls. Since January 1, 2004, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

Section 4.6.6    Since December 31, 2003, (i) neither the Company nor the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported to the Company Board or any committee thereof evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

Section 4.7    Affiliate Transactions. To the Knowledge of the Company, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Filings.

Section 4.8    Absence of Certain Changes or Events. Except in connection with the transactions contemplated hereby, since December 31, 2005 and prior to the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice. Since December 31, 2005, there has not been any (i) Company Material Adverse Effect, and there has not been any change, condition, event or development that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change in accounting methods, principles or practices affecting the Company or any Company Subsidiary, except as required or permitted by GAAP, (iii) material change to any material Tax election of the Company or any Company Subsidiary effective after December 31, 2005, or settlement of any Tax liability of the Company or any Company Subsidiary that resulted in a payment in excess of $5,000,000, (iv) material damage, destruction or other casualty loss with respect to any material asset or property owned by the Company or any Company Subsidiary, which is not covered by insurance and that has resulted in damages or losses in excess of $1,000,000 in the aggregate, (v) issuance, reclassification, combination, split, reverse split, subdivision or redemption, purchase or other acquisition, directly or indirectly, of any of the Company’s capital stock or other Equity Interests, except pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights, (vi) declaration, set aside, creation or payment of any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the Company’s capital stock (other than ordinary course dividends consistent with the Company’s past practice and other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary), (vii) acquisition of (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or investment in, any interest in any Person or any division thereof or any assets thereof, outside of the ordinary course of business consistent with past practice, (viii) adoption or amendment of any material Company Benefit Plan or Company Stock-Based Award, (ix) amendment to or change of the Company Certificate, the Company By-laws or equivalent organizational document of any material Company Subsidiary, (x) incurrence of Indebtedness or issuance of any debt security or Guarantee, in each case, outside the ordinary course of business consistent with past practice, (xi) payment, discharge, settlement or satisfaction of any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) outside the ordinary course of business consistent with past practice or (xii) adoption or entrance into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary.

Section 4.9    Benefit Plans; Employees and Employment Practices.

Section 4.9.1    Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan maintained or contributed to by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary is obligated to contribute, other than any Company Benefit Plan that is maintained on behalf of employees outside of the United States (such employees, “Foreign Employees”). The Company has made available to Parent or its agents or representatives copies of (i) each material Company Benefit Plan, (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan, including all schedules thereto (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required and (iv) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2    Except for such exceptions that, individually or in the aggregate, would not reasonably expected to have a Company Material Adverse Effect, each Company Benefit Plan is operated in compliance with its terms and any applicable Laws, including without limitation the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code, and there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company or any Company Subsidiary, threatened or anticipated with respect to any Company Benefit Plan or against the assets of such Company Benefit Plan. No Company Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor, to the Knowledge of the Company or any Company Subsidiary, is any such audit or investigation pending or threatened.

Section 4.9.3    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that has or could materially adversely affect the qualified status of any such Company Benefit Plan.

Section 4.9.4    Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, is obligated to maintain or contribute to, or has maintained or contributed to, any Multiemployer Plan, Multiple Employer Plan or any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan within the past 36 months, nor will any such notice be required to be filed as a result of the transactions contemplated by this Agreement. No Company Benefit Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

Section 4.9.5    No material deduction for federal income Tax purposes has been or is expected by the Company or any Company Subsidiary to be disallowed for remuneration paid by the Company or any Company Subsidiary by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

Section 4.9.6    Except as set forth in Section 4.9.6 of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, employee or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

Section 4.9.7    Each material Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No material Company Benefit Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities.

Section 4.9.8    Neither the Company nor Company Subsidiary is a party to any collective bargaining or other labor contracts and no collective bargaining agreement or other labor contract is being negotiated by the Company or any Company Subsidiary. There is no pending, nor, to the Knowledge of the Company or any Company Subsidiary, threatened, labor dispute, strike, lockout or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity, except where such unfair labor practice, charge or complaint, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect.

Section 4.9.9    None of the Company nor any Company Subsidiary has, within the last three years, effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of the Company or any of its Subsidiaries. None of the Company nor any Company Subsidiary has laid off any employees in the ninety (90) calendar days prior to the date hereof.

Section 4.10    Contracts; Indebtedness.

Section 4.10.1    Except as disclosed in Section 4.9, Section 4.10.1 or Section 4.16.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any Contract which (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would prohibit or materially delay the consummation of the Merger, (iii) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or to compete with any Person or operate at any location, (iv) involves a joint venture, partnership, or similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, (v) with respect to any acquisition that is pending or pursuant to which the Company or any Company Subsidiary has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $5,000,000, or (vi) provides for any material standstill arrangements that restrict the Company or the Company Subsidiaries from acquiring Equity Interests of any third Person. Each Contract of the type described in this Sections 4.10.1 or 4.10.2, whether or not set forth in Sections 4.10.1 or 4.10.2 of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Sections 4.10.1 or 4.10.2 of the Company Disclosure Schedule if such Contracts were not filed as exhibits to, or otherwise included in, the Company SEC Filings), is referred to herein as a “Company Material Contract.” Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) to the Company’s Knowledge, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and correct copies of all Company Material Contracts are either publicly filed with the SEC or the Company has made available to Parent copies of such contracts, in each case, subject to redactions due to confidentiality requirements thereunder and requests by the counterparties to such Company Material Contracts for confidential treatment.

Section 4.10.2    Section 4.10.2 of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any Indebtedness of the Company or any Company Subsidiary in excess of $5,000,000 is outstanding or may be incurred, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of any agreements that relate to Guarantees by the Company or any Company Subsidiary of Indebtedness of any other Person in excess of $5,000,000.

Section 4.11    Litigation. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries is subject to any outstanding Order. To the Knowledge of the Company, no officer or director of the Company or the Company Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

Section 4.12    Environmental Matters. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary is, and the Company and, to the Knowledge of the Company, each Company Subsidiary, for the past five years has been in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary possess all Company Permits that are required under Environmental Laws to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (iii) there has been no Release of any Hazardous Material into the Environment by the Company or any Company Subsidiary or in connection with their current or former properties or operations, (iv) there are no circumstances or conditions present at the current or former properties or operations of the Company or any Company Subsidiary or at any other location that are expected to give rise to liabilities to the Company or any Subsidiary under any Environmental Law;

(v) there has been no exposure of any person to any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and or any Company Subsidiary, (v) none of the Company or any Company Subsidiary is subject to any orders, decrees or injunctions imposing obligations under any Environmental Law or is subject to any indemnity agreement or other contractual agreement imposing liability for obligations of, or costs incurred by, any third party pursuant to any Environmental Law; and (vi) none of the Company or any Company Subsidiary has received any written claim or notice from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or is potentially liable under, any Environmental Law.

Section 4.13    Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a list of all (a) issued patents and pending patent applications, (b) trademark and service mark registrations and applications for registration thereof, (c) copyright registrations and applications for registration thereof, and (d) internet domain name registrations, in each case that are owned by the Company or a Company Subsidiary, including for each item listed in (a) through (c), as applicable, the owner, the jurisdiction, the serial/application number, the patent or registration number, the filing date, and the issuance or registration date, and for each item listed in (d), the registrant, the registrar, and the expiration date. Except as set forth in Section 4.13 of the Company Disclosure Schedule, the foregoing registrations and applications that are material to and currently used in the businesses of the Company and the Company Subsidiaries are, in the case of registrations, in effect and subsisting, and in the case of applications, pending, and the Company and the Company Subsidiaries have not received written notice of any action that challenges the validity or registration of any such registration or application. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) during the past two years, none of the Company or any Company Subsidiary has received written notice of any claim that it is infringing or misappropriating any Intellectual Property right of any Third Party in connection with the operation of their business and (iii) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries are using commercially reasonable efforts to maintain and protect each material item of Intellectual Property that they own. The Company and the Company Subsidiaries’ use and dissemination of data and information concerning users of their web sites (i) are in material compliance with their applicable privacy policies and terms of use and (ii) employ commercially reasonable efforts consistent with standard industry practice to protect personally identifiable information provided by their customers and website users from unauthorized disclosure or use. Except as would not have a Company Material Adverse Effect, the Company and the Company Subsidiaries (i) use commercially reasonable efforts, consistent with their internal policies and procedures, to maintain the security of their material information technology systems, websites, databases and networks and the material information transmitted thereby or stored therein and there is no action, suit, claim or proceeding pending against them regarding the foregoing and (ii) have received no complaints in writing during the two years prior to the date of this Agreement relating thereto. Except as would not have a Company Material Adverse Effect, employees who materially contributed to the creation or invention of material Intellectual Property in which the Company or any Company Subsidiary assert ownership have assigned to the Company or to the relevant Company Subsidiary all of their rights therein that did not initially vest in the Company or such Company Subsidiary by operation of law.

Section 4.14    Taxes. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect:

Section 4.14.1    All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2    All Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings. As of

December 31, 2005, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company SEC Filings were complete and adequate to cover any material liabilities for Taxes that are not yet due and payable or are being contested.

Section 4.14.3    As of the date of this Agreement, no deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. To the Knowledge of the Company, as of the date of this Agreement, none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities.

Section 4.14.4    The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported. The Company and the Company Subsidiaries have complied with all information reporting and backup withholding obligations with respect to all such payments, and the Company and the Company Subsidiaries have collected all Tax forms that are required to be collected under all applicable foreign, federal, state and local Tax laws.

Section 4.14.5    There are no liens or other security interests upon any property or assets of the Company or any Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

Section 4.14.6    Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

Section 4.14.7    The Company and the Company Subsidiaries have complied in all respects with (i) the Agreement on Spinoff Taxes, dated as of March 15, 2000, entered into by and between AMR Corporation and the Company, including all amendments thereto (the “Spinoff Agreement”) and (ii) the representation letter delivered by the Company to AMR Corporation in respect of the Spinoff Agreement.

Section 4.14.8    There are no circumstances in existence under which the Company or any Company Subsidiary is required to make a payment in respect of Taxes under the Spinoff Agreement or the R&E Credit Carryover Tax Sharing Agreement, including any amendments thereto.

Section 4.14.9    Neither the Company nor any of the Company Subsidiaries (i) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, pursuant to any contractual obligation (other than pursuant to customary commercial contracts not primarily related to Taxes) or otherwise for any Taxes of any other Person, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

Section 4.14.10    Neither the Company nor the Company Subsidiaries has participated in a listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 4.15    Insurance. Section 4.15 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by the Company or any Company Subsidiary which policies have been issued by insurers, which are reputable and financially sound and provide valid and effective coverage for the operations conducted by the Company and the Company Subsidiaries of a scope and coverage consistent with customary industry practice.

Section 4.16    Real Estate. Section 4.16(a) of the Company Disclosure Schedule identifies all real property owned by the Company or the Company Subsidiaries (the “Company Owned Properties”), and Section 4.16(b) of

the Company Disclosure Schedule identifies all material real property leased by the Company or the Company

Subsidiaries as lessee or sublessee (the “Company Leased Premises”, and together with the Company Owned Properties, the “Company Properties”). The Company Leased Premises are leased to the Company or a Company Subsidiary pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Properties free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (ii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent), (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and which (a) are not yet due and payable, (b) are duly budgeted to be paid and (c) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, and (v) any current Liens for Indebtedness related to the Company Properties set forth on Section 4.16 of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect, the Company Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases and applicable Laws. To the Company’s Knowledge, the leases in respect of the Company Leased Premises are in full force and effect and neither the Company nor any Company Subsidiary is in default thereunder and to the Company’s Knowledge, there is no material default by any of the landlords thereunder. None of the Leases in respect of the Company Leased Premises requires the consent of the landlord thereunder to the transactions contemplated by this Agreement, except as would not have a Company Material Adverse Effect.

Section 4.17    Board Approval. On or prior to the date of this Agreement, the Company Board has (i) received from each of Goldman, Sachs & Co., Morgan Stanley & Co., Incorporated and Bear, Stearns & Co. Inc. (together, the “Company Financial Advisors”), its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement in accordance with the terms hereof (the “Company Recommendation”).

Section 4.18    Brokers. Other than the Company Financial Advisors, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Article 5.

Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall apply to the indicated Section of this Agreement and any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other Section of this Agreement, and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1    Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.

Section 5.2    Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution and delivery of this Agreement, by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders are necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company and the other Parties, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3    No Conflict; Required Filings and Consents.

Section 5.3.1    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 4.4.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract.

Section 5.3.2    The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the HSR Act, ECMR or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, and (iii) as would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4    Litigation. There is no material suit, claim, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. There is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and no injunction has been entered or issued with respect to the transactions provided for herein.

Section 5.5    Ownership of Merger Sub; No Prior Activities. Parent owns 100% of the issued and outstanding capital stock of Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6    Financing. Parent has delivered to the Company true, complete and correct signed counterpart(s) of (i) the Equity Commitment Letter, (ii) the Limited Guarantee and (iii) the debt commitment letter(s), and any related fee letter(s) or any provisions relating to “market flex” in such fee letter(s), dated as of the date hereof, by and among Sovereign Holdings, Inc., Deutsche Bank AG New York Branch; Deutsche Bank AG Cayman Islands Branch; Deutsche Bank Securities, Inc.; Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, the debt financing set forth therein in connection with the transactions provided for herein to Parent (as the same may be amended pursuant to Section 6.14 the “Debt Commitment Letters” and, together with the Equity Commitment Letter and the Limited Guarantee, the “Commitments”). As of the date hereof, except as permitted by Section 6.14, none of the Commitments has been amended and such Commitments are (solely to the Knowledge of Parent and Merger Sub, in the case of the Debt Commitment Letters) in full force and effect. The Commitments are subject to no contingencies or conditions other than those set forth in the copies thereof delivered to the Company. No event has occurred (solely to the Knowledge of Parent and Merger Sub in the case of the Debt Commitment Letters) which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Commitments. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of Closing that is required to be satisfied by it as a condition of the Commitments or that the financing contemplated by the Commitments will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees and other fees required by the Commitments to be paid as of the date hereof. Subject to the terms and conditions of the Commitments and this Agreement, the Commitments together with cash on hand of the Company on the Closing Date would provide Parent with financing at the Effective Time sufficient to (i) consummate the Merger upon the terms contemplated by this Agreement, (ii) effect any other repayment or refinancing of debt contemplated in connection with the Merger or the Commitments and (iii) pay all related fees and expenses.

Section 5.7    Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve the Merger.

Section 5.8    Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Deutsche Bank Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated), the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.9    Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10    Solvency of the Surviving Corporation. As of the Effective Time, assuming satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, and after giving effect to all of the transactions contemplated by this Agreement, and actions taken in connection with the financing of these transactions, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation shall be deemed “Solvent” so long as, as of the Effective Time: (i) each of the Surviving

Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature, (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either (a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Article 6.

Covenants

Section 6.1    Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1 of the Company Disclosure Schedule, as required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice and (ii) endeavor to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a)    amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents;

(b)    issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Equity Interest in any Company Subsidiary or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of the Company or any Equity Interest in any Company Subsidiary (other than pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights and other contractual rights existing on the date hereof);

(c)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary), other than ordinary course dividends in amounts and at times consistent with the Company’s past practice, not to exceed $0.18 per share per full fiscal quarter, or enter into any agreement with respect to the voting of its capital stock;

(d)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof;

(e)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or make any investment in any interest in any Person or any division thereof or any assets thereof, except any such acquisitions or investments that are for consideration not in excess of $5,000,000 in the aggregate;

(f)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) Indebtedness incurred under the Company’s existing credit facilities or renewals or any refinancing thereof, (ii) Indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (iii) Indebtedness incurred in the ordinary course to refinance any existing Indebtedness, after consultation with Parent, in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing Indebtedness and repayable within 180 days, and (iv) with respect to capital expenditures permitted pursuant to Section 6.1(i);

(g)    grant any Lien in any of its material assets to secure any Indebtedness for borrowed money, except in connection with Indebtedness permitted under Section 6.1(f) or Section 6.1(h);

(h)    except as otherwise permitted pursuant to Section 6.1(e), authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $30,000,000 per fiscal quarter in 2007 for the Company and the Subsidiaries taken as a whole, or which would exceed the Company’s existing plan for annual capital expenditures for 2006;

(i)    enter into any new line of business outside of its existing business segments;

(j)    make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Company Benefit Plans or agreements subject to the Company Benefit Plans or any other plan, agreement, contract or arrangement of the Company or any Company Subsidiary, or adopt, enter into, terminate, modify or amend any Company Benefit Plan, increase in any manner the compensation or benefits of any director, officer, employee or independent contractor of the Company or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, including Section 409A of the Code, (ii) to address the requirements of written Contracts the Company or any Company Subsidiary has entered into prior to the date hereof, and listed in the Company Disclosure Schedule, (iii) in connection with entering into or extending any employment or other compensatory agreements in the ordinary course of business and consistent with past practice with any individuals, other than (A) any individual who is or will become an officer at or above the level of a senior vice president (an “Executive Officer”) or (B) directors of the Company or any Company Subsidiary, (iv) general salary increases in the ordinary course of business and consistent with past practice, other than to an Executive Officer or a director of the Company or any Company Subsidiary or (v) as contemplated pursuant to Section 6.8.1;

(k)    pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business in accordance with past practice that involve the payment of monetary damages not in excess of $2,000,000 individually or $6,000,000 in the aggregate (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations, which payment, discharge, settlement or satisfaction have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof (to the extent such settlements do not exceed amounts reserved for such claims in the Financial Statements) or contemplated by documents made available to Parent prior to the date hereof or (y) incurred since the date of such financial statements in the ordinary course of business;

(l)    except as otherwise contemplated by this Agreement, including Section 6.4, or as otherwise required by Law or Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(m)    enter into any agreement or understanding or arrangement with respect to the voting or registration of Equity Interests of the Company or any Company Subsidiary;

(n)    renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or the Company Subsidiaries;

(o)    enter into, amend, waive any right under, or terminate (other than expirations in accordance with their terms) any Company Material Contract (other than immaterial or administrative amendments or amendments or waivers favorable to the Company) or any material transaction with any Affiliate of the Company;

(p)    knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the conditions to the Merger set forth in Article 7 not being satisfied;

(q)    except as permitted pursuant to Sections 6.1(b) or 6.1(k), agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

(r)    make or forgive any loans to employees, officers or directors or any of their respective Affiliates or family members;

(s)    terminate any officer or director or terminate any employee with an employment agreement with the Company or any Company Subsidiary in violation of such employment agreement;

(t)    enter into, amend, or extend any collective bargaining or other labor agreement;

(u)    make or change any material Tax election or tax accounting method;

(v)    sell, lease or dispose of any of its properties or assets for consideration in excess of $3,000,000 (without giving effect to any purchase price adjustment in connection therewith), other than (A) pursuant to Contracts in force on the date of this Agreement, (B) dispositions of obsolete assets or (C) transfers among the Company and the Company Subsidiaries so long as such transfers have a valid business purpose;

(w)    enter into any leases for real property or purchase any real property or amend or terminate any existing lease for real property (except that the Company and the Company Subsidiary, as applicable, may exercise any option to extend the term of a lease related to Company Leased Premises pursuant to its terms);

(x)    make any loans or advances to any Person other than a Company Subsidiary;

(y)    convene any regular meeting (or any adjournment thereof) of the stockholders of the Company other than the regular annual meeting or any special meeting in connection with the Stockholder Approval; or

(z)    fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as in effect.

Section 6.2    Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1    Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable (and in any event within 30 days) after the date hereof, the Company shall prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Parent and Merger Sub shall furnish all information as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

Section 6.2.2    Information Supplied. None of the information supplied or to be supplied by Parent, the Company or any of their respective Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions contemplated hereby, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of shares of Company Common Stock and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent, Merger Sub or the Company are responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.2.3    Stockholders’ Meeting. Subject to Section 6.4, the Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for the purpose of obtaining the Stockholder Approval.

Section 6.2.4    No Restriction. Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time.

Section 6.3    Access to Information; Confidentiality.

Section 6.3.1    Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice to a Company Representative designated in Exhibit D hereto, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time, Parent shall, and shall instruct Merger Sub and the Parent Representatives to, (i) provide the Company and the Company Representatives access at reasonable times during normal business hours, upon prior notice, to the officers, employees, agents, properties, offices and other facilities of Parent and Merger Sub and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and Merger Sub as the Company or the Company Representatives may reasonably request for the purpose of confirming that Parent is in compliance with its obligations under Section 6.5 and confirming satisfaction of the condition contained in Section 7.3.2.

Section 6.3.2    Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure and Standstill Agreement, dated as of October 11, 2006, between the Company and Silver Lake Management Company, L.L.C. and the Non-Disclosure and Standstill Agreement, dated as of October 13, 2006, between the Company and Tarrant Partners, L.P. and Newbridge Capital LLC (together, as such agreements may be amended from time to time, the “NDA”) or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 6.3, it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the NDA or any similar agreement with respect to such information, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is party, or violate any applicable Law, or where such access to information may involve the waiver of a disclosure of privilege or otherwise be materially adverse to the interests of the Company or any Company Subsidiary.

Section 6.4    No Solicitation of Transactions.

Section 6.4.1    The Company shall, and shall cause each Company Subsidiary, and shall use commercially reasonable efforts to cause the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and shall use commercially reasonable efforts to cause the Company Representatives not to, (i) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, in response to a bona fide written Takeover Proposal that was not solicited in violation of this Agreement by the Company, a Company Subsidiary or a Company Representative, after the date hereof and that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with Section 6.4.2, (x) furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement; provided, that all such information and a summary of the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

Section 6.4.2    Notwithstanding any provision of this Section 6.4 and Section 6.2 to the contrary, the Company Board may (i) withdraw (or not continue to make) or modify in a manner adverse to Parent the Company Recommendation, (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) enter into an agreement regarding a Superior Proposal if (x) in the case of an action described in any such clause above, the Company Board has determined in good faith that the failure to take such action is likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (y) in the case of an action described in clause (ii) or clause (iii) above, (A) the Company has given Parent five (5) Business Days’ prior written notice of its intention to take such action and (B) the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, and (z) in the case of an action described in clause (iii) above, (A) the Company has complied in all material respects with its obligations under this Section 6.4 and (B) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and (provided, that neither of Parent nor Merger Sub is in material default hereunder) the Company shall pay Parent the Termination Fee in accordance with Section 8.4.

Section 6.4.3    The Company shall promptly advise Parent orally and in writing of the Company’s receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal. Promptly upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

Section 6.4.4    Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (i) taking and/or disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5    Best Efforts.

Section 6.5.1 Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including, but not limited to, (i) preparing and filing as soon as practicable (but in no event later than ten (10) Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (a) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”) (b) filings pursuant to Council Regulation (EC) No. 139/2004, as amended (“ECMR”), with the European Commission (“EC”) and (c) the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity relating to any Regulatory Approval, (ii) causing the satisfaction of all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)), (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order, (iv) seeking to have lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order.

Section 6.5.2    At the request of Parent (which request, subject to Section 6.5.1, may be based on Parent’s sole discretion), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of the Company or any of the Company Subsidiaries; provided, that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement.

Section 6.5.3    Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger.

Section 6.5.4    Each Party shall (i) subject to Section 6.5.5 below, respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General, the EC or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (ii) not extend any waiting period under the HSR Act or ECMR (except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed) and (iii) not enter into any agreement with the FTC, the Antitrust Division or the EC not to consummate the Merger and the transactions contemplated by this Agreement.

Section 6.5.5    In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General, the EC or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (b) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

Section 6.5.6    Subject to the terms and conditions herein provided, neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause each member of the Parent Group not to, take or cause or permit to be taken any action (including the acquisition of businesses or assets) which would reasonably be expected to materially delay, restrict or prevent consummation of the Merger.

Section 6.6    Certain Notices. From and after the date of this Agreement until the Effective Time, each Party hereto shall promptly notify the other Party of (i) the existence of any event or circumstance that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the execution of this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 6.7    Public Announcements. None of the Parties shall (and each of the Parties shall cause its Representatives and, in the case of Parent, the other members of the Parent Group, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, if applicable, or any of their respective Representatives, or (ii) Parent, in the event the disclosing party is the Company or any of its Representatives, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.

Section 6.8    Employee Matters.

Section 6.8.1    In addition to the matters set forth in this Section 6.8, the Parties hereby agree to the matters set forth on Section 6.8.1 of the Company Disclosure Schedule with respect to employee matters.

Section 6.8.2    Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the one (1) year anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee with at least the same level of base salary or wages and targeted annual incentive opportunity and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) maintain Surviving Corporation Benefit Plans providing benefits (except to the extent any such plan provides equity-based compensation) that are substantially no less favorable in the aggregate to the benefits provided to the Continuing Employees pursuant to the Company Benefit Plans in effect immediately prior to the Effective Time. Consistent with the foregoing, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms as in effect on the date hereof all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including without limitation the severance plans and policies adopted by the Company Board. In addition, Parent hereby agrees that for the period immediately following the Effective Time through and including the two (2) year anniversary of the Effective Time, it shall, or shall cause the Surviving Corporation and its Subsidiaries to, continue to maintain the Company’s severance policies as in effect at the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee. Nothing herein shall be deemed to constitute an amendment of any Company Benefit Plan or to prevent the Surviving Corporation or any of its Subsidiaries from making any change in any Company Benefit Plan, including any change required by Law or deemed necessary or appropriate to comply with applicable law or regulation.

Section 6.8.3    Credit for Service. Continuing Employees shall receive credit for purposes of eligibility to participate and vesting (but not for accrual purposes, except for vacation and severance, if applicable)

under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.4    Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.9    Indemnification of Directors and Officers.

Section 6.9.1    From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office on or prior to the date hereof than are set forth in the Company Certificate and the Company By-laws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims.

Section 6.9.2    From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director and officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, and (ii) any and all representations and warranties made by Parent and/or Merger Sub under Article 5 hereof, including any matter arising under any claim that the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent). Without limiting the foregoing, Parent and the Surviving Corporation, jointly and severally, shall also advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within fifteen (15) days after receipt by Parent of a written request for such advance, provided, that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that Parent and the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

Section 6.9.3    For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.3, neither Parent nor the Surviving Corporation shall be obligated to pay an aggregate amount in excess of 300% of the annual premium currently paid by the Company (which premiums are set forth in Section 6.9.3 of the Company Disclosure Schedule), it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such 300% amount and (ii) in the event of the application of clause (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided reasonably promptly following such Person’s knowledge of the application of clause (i), and shall set forth in reasonable detail for each such Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such former officer or director shall pay the portion of the premium of such D&O Insurance attributable to his or her election in excess of the amount which Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9. The Company may, and at Parent’s request shall use its reasonable best efforts to, acquire a six year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.9.3 so long as the one time premium payment for such tail policy is not more than 300% of the annual premium currently paid by the Company and as set forth in Section 6.9.3 of the Company Disclosure Schedule. Such policy shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent’s obligations pursuant to the first sentence of this Section 6.9.3 shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.9.3 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six (6) year period, Parent or the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

Section 6.9.4    If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5    The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.9.6    The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.10    State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

Section 6.11    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12    NDA. The NDA shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the NDA according to its terms.

Section 6.13    Solvency of the Surviving Corporation. At or immediately prior to the Effective Time, Parent shall use its commercially reasonable efforts to cause to be delivered to the Company an opinion from an independent expert of nationally recognized reputation, addressed to the Company Board and dated as of the Closing Date, supporting the conclusion that, after giving effect to all of the transactions contemplated by this Agreement, each of Parent and the Surviving Corporation will be Solvent (or the equivalent thereof, as determined in the reasonable discretion of the Company) (such opinion, the “Solvency Opinion”). Each of Parent and the Company shall, in connection therewith, use their commercially reasonable efforts to (i) make available their respective officers, agents and other Representatives on a customary basis and upon reasonable notice and (ii) provide or make available such information concerning the business, properties, Contracts, assets and liabilities of the Company as may reasonably be requested in connection with delivering the Solvency Opinion.

Section 6.14    Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in or comparable to the Debt Commitment Letters (including using reasonable best efforts to obtain rating agency approvals, maintain in effect the Commitments, satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Commitments (including by consummating the financing contemplated by the Equity Commitment Letter), negotiate definitive agreements with respect to the Debt Commitment Letter on terms and conditions contained therein or with respect to any replacement commitments, satisfy all conditions applicable to Parent and Merger Sub in such definitive agreements that are within its control and, if necessary, borrow pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the financing contemplated by the Commitments in accordance with this Section 6.13 and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitments without obtaining the prior written consent of the Company; provided, that Parent and Merger Sub may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitments as of the date of this Agreement, or otherwise so long as the terms are not less beneficial in any material respect to Parent or Merger Sub (as reasonably determined by the Company), including with respect to conditions precedent, than those in the Commitments as in effect on the date of this Agreement. For the avoidance of doubt, in the event that on the final day of the Marketing Period (x) all or a portion of the debt financing structured as high yield debt or contemplated to be sold pursuant to Rule 144A of the Securities Act has not been consummated, (y) all conditions to Closing contained in Sections 7.1 and 7.2 shall have been satisfied or waived (other than those conditions which by their nature will not be satisfied until the Closing) and (z) the bridge financing contemplated by the Debt Commitment Letters (or alternative bridge financing) is available on terms and conditions described in the Debt Commitment Letters (or amendments thereof), then on such date Parent shall borrow under and use the proceeds of the bridge financing (or such alternative bridge financing). Parent shall give the Company prompt notice of any material breach by any party of the Commitments, any termination of any of the Commitments or any other circumstance, event or condition that would reasonably be likely to impede, prevent or delay the consummation of the financing contemplated by the Commitments, to the extent it becomes aware of such breach, termination, circumstance, event or condition. If any portion of the financing contemplated by the Commitments becomes unavailable on the terms and conditions set forth in the Commitment Letters, Parent shall use its reasonable best efforts to arrange alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. For the avoidance of doubt, if the financing provided for by the Commitments has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, the limitations set forth in Section 8.5, and to Parent’s rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.14).

Section 6.15    Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary and its and their respective Representatives to, provide to Parent and Merger Sub all cooperation requested by Parent that is reasonably necessary, proper or advisable in connection with obtaining the financing contemplated by the Debt Commitment Letters including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, business projections and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters, (iii) as promptly as practical, furnishing Parent and its debt financing sources all financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and the other accounting rules and regulations of the SEC as may reasonably be requested by Parent of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act (all such information in this clause (iii), the “Required Information”), (iv) cooperating in satisfying the conditions set forth in paragraphs C, D and E of Exhibit E of the Debt Commitment Letter (to the extent the satisfaction of such condition requires the cooperation of the Company), (v) issuing customary representation letters to auditors and using commercially reasonable efforts to obtain (A) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (B) legal opinions and (C) other documentation and items contemplated by the Debt Commitment Letters as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or the Company Subsidiaries, (vi) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business consistent with past practice, (vii) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the Debt Commitment Letters as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Company Subsidiary with respect to solvency matters (it being understood and agreed that such Chief Financial Officer may rely on the representations of Parent in Section 5.10 and on the Solvency Opinion) and consents of accountants for use of their reports in any materials relating to the debt financing contemplated by the Debt Commitment Letters) and otherwise reasonably facilitating the pledging of collateral (including obtaining releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) contemplated by the Debt Commitment Letters and (viii) as of the Effective Time, taking all corporate actions necessary to authorize the consummation of the debt financing contemplated by the Debt Commitment Letters. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such debt financing so that Parent may ensure that any such offering document does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the debt financing contemplated by the Debt Commitment Letters; provided, that notwithstanding anything in this Section 6.15 to the contrary, no officer or director of the Company shall be required to execute any documents, including, without limitation, any registration statement to be filed with the SEC, any pledge or security documents or other definitive financing documents and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Commitments prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with any actions taken pursuant to this Section 6.15. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Commitments and any information (including all Required Information) utilized in connection therewith. All non-public or otherwise confidential information regarding the Company and the Company Subsidiaries obtained by Parent or the Parent Representatives pursuant to this Section 6.15 shall be kept confidential by Parent in accordance with the NDA.

For purposes of this Agreement, “Marketing Period“ shall mean the first period of 30 consecutive calendar days after the Initiation Date (A) throughout and at the end of which (1) Parent and its financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2.1 and 7.2.2 (other than the receipt of the certificates referred to in Section 7.2.3) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar-day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied; provided, that (v) the Marketing Period shall end no earlier than 5 Business Days after the date the Stockholder Approval is obtained; (w) the Marketing Period shall end on any earlier date that is the date on which the debt financing is consummated; (x) for purposes of calculating such 30-consecutive-calendar-day period, August 17 through September 3, 2007 shall not be counted or taken into account; (y) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (B) the Company shall have publicly announced any intention to restate any of its financial information, in which case the Marketing Period will not be deemed to commence at the earliest unless and until such restatement has been completed and the Company SEC Filings have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (C) the Company shall have failed to file any report with the SEC by the date required under the Securities Act, in which case the Marketing Period will not be deemed to commence at the earliest unless and until all such reports have been filed; (z) if the financial statements included in the Required Information that is available to Parent on the first day of any such 30-consecutive-calendar-day period would not be sufficiently current on any day during such 30-consecutive-calendar-day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 30-consecutive-calendar-day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 30-consecutive-calendar-day period, then a new 30-consecutive-calendar-day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in (i) and (ii) on the last day of such 30-consecutive-calendar-day period.

For purposes of this Agreement, “Initiation Date” shall mean the later to occur of (A) the date the definitive Proxy Statement is first mailed to the Company’s shareholders and (B) the first Business Day after the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Subject to compliance with the provisions of this Agreement, nothing shall prohibit Parent or Merger Sub from entering into agreements relating to the financing of the transactions contemplated hereby or the operation of Parent, Merger Sub or the Surviving Corporation, including adding other equity providers or operating partners, it being understood and agreed for the avoidance of doubt that Parent, Merger Sub or the Surviving Corporation shall be prohibited from taking any such action that would be reasonably likely to adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

Section 6.16    Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, unless any such untrue statements or omissions is cured in a timely manner. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended.

Section 6.17    Cooperation in Obtaining Consents. The Company shall use its commercially reasonable efforts to provide all cooperation reasonably requested by Parent in connection with obtaining any third party consent to the consummation of the transactions contemplated hereby to the extent reasonably determined by the Parties to be required pursuant to the terms of any Contract listed or required to be listed in Section 4.4 of the Company Disclosure Schedule or any other Company Material Contract; provided, however, that in no event shall the Company be required to amend any such Contract or make any payment to any counterparty thereto in connection with obtaining such consent, unless such amendment or payment is conditioned upon consummation of the Merger.

Article 7.

Closing Conditions

Section 7.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, or waiver, at or prior to the Closing Date of the following conditions:

Section 7.1.1    Stockholder Approval. The Stockholder Approval shall have been obtained.

Section 7.1.2    HSR Act; Regulatory Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated and any Regulatory Approvals of any non-U.S. Governmental Entity required under applicable Law to consummate the Merger shall have been obtained.

Section 7.1.3    No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transactions contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who fails to comply with its obligations under Section 6.5.

Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one or more of which may be waived in writing by Parent.

Section 7.2.1    Representations and Warranties. (a) The representations and warranties of the Company contained in Sections 4.2.1 and 4.2.2 shall be true and correct in all but de minimis respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (b) the representations and warranties of the Company contained in Sections 4.1, 4.2.3, 4.3, and 4.18 shall be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), and (c) the remaining representations and warranties of the Companies set forth in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, do not result in a Company Material Adverse Effect.

Section 7.2.2    Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.2.3    Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

Section 7.2.4    Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.3    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions, any one of which may be waived in writing by the Company.

Section 7.3.1    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 7.3.2    Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the Closing Date.

Section 7.3.3    Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

Article 8.

Termination, Amendment and Waiver

Section 8.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

(a)    By mutual written consent of Parent and the Company;

(b)    by either Parent or the Company (if, in the case of the Company, it has not materially violated Section 6.4):

(i)    if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii)    if the Merger shall not have been consummated by the date that is nine (9) months from the date hereof (the “Termination Date”); provided, however, that if the Marketing Period has not ended on or prior to the date that is nine (9) months from the date hereof, then the Termination Date shall be extended to the earlier of (x) ten (10) months from the date hereof and (y) the end of the Marketing Period (and in such event, the term “Termination Date” shall mean the earlier of such extended date); or

(iii)    if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited (unless the consummation of the Merger in violation of such Law would not reasonably be expected to have a Company Material Adverse Effect) or any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable (unless the consummation of the Merger in violation of such Order would not reasonably be expected to have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 8.1(b)(iii) each of the Parties shall have used its best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c)    by the Company:

(i)    if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied, (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied or (z) Parent or Merger Sub fails to obtain proceeds pursuant to the Commitments (or any alternative financing) sufficient to consummate the transactions contemplated by this Agreement within three (3) Business Days after satisfaction or waiver of the conditions set forth in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Closing, but which would be reasonably capable of being satisfied at Closing) or such later date as is specified in Section 2.2, and, in the case the breach under (x) or (y) is unintentional, such breach is incapable of being cured by the Termination Date or is not cured within thirty (30) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; or

(ii)    if prior to the obtaining of the Stockholder Approval (w) the Company Board has received a Superior Proposal, (x) the Company Board determines in good faith that such termination is necessary for the members of the Company Board to comply with their fiduciary duties to the holders of Company Common Stock under applicable Law, (y) the Company has complied in all material respects with Section 6.4 and (z) not later than the day of such termination, the Company pays the Termination Fee to Parent in accordance with Section 8.4.

(d)    by Parent:

(i)    (x) if the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case the breach under (x) or (y) is unintentional, such breach is incapable of being cured by the Termination Date or is not cured by the Company within thirty (30) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; or

(ii)    if, prior to the obtaining of the Stockholder Approval (x) a Company Adverse Recommendation Change shall have occurred, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2    Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that the provisions of this Section 8.2, Sections 8.3, 8.4, 8.5 and Article 9 and the NDA shall remain in full force and effect and survive any termination of this Agreement; provided, further, that, subject to Section 8.5, no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 8.4    Termination Fee.

Section 8.4.1    If this Agreement is terminated pursuant to Section 8.1(c)(ii) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then the Company shall pay Parent $135,000,000 (the “Termination Fee”) not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i) or Section 8.1(d)(ii) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then, in the event that, (i) after the date hereof and prior to such termination, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal has not been retracted or rescinded by the time of the Company Stockholders’ Meeting and (ii) within nine (9) months of the termination of this Agreement the Company enters into a definitive agreement with such Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent) or any Takeover Proposal is consummated by such Third Party (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent), then the Company shall pay, or cause to be paid to, Parent the Termination Fee immediately upon consummation of such Takeover Proposal. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent and shall be the sole and exclusive remedy of Parent and/or Merger Sub against the Company in circumstance in which the Termination Fee is payable. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

Section 8.4.2    The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee and, in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5    Business Interruption Fee. In the event that this Agreement is terminated pursuant to Sections 8.1(b)(ii) and all conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2.3) are then satisfied or capable of being satisfied, 8.1(c)(i)(x), 8.1(c)(i)(y) as a result of an intentional breach, or 8.1(c)(i)(z), Parent shall pay the Company a business interruption fee in an aggregate amount of $175,000,000 (the “Business Interruption Fee”), which amount shall not be subject to offset or deduction of any kind and shall be the sole and exclusive remedy of the Company against Parent and/or Merger Sub in circumstances in which the Business Interruption Fee is payable. The Business Interruption Fee shall be paid by wire transfer of immediately available funds to an account specified by the Company in writing to Parent on the second Business Day following termination of this Agreement by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to paid, the Business Interruption Fee on more than one occasion. Without limiting the foregoing, in no event shall Parent or Merger Sub be subject to any liability in excess of the amount of the Business Interruption Fee in respect of (i) any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement, (ii) all other such amounts paid by Parent or Merger Sub to the Company with respect to all claims that had previously been brought by the Company against Parent and/or Merger Sub and (iii) any amounts paid by Parent to the Company pursuant to this Section 8.5. Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Business Interruption Fee and, in order to obtain such payment the company commences a suit which results in a judgment against Parent for the Business Interruption Fee, Parent shall pay to the Company its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 8.6    Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.7    Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Agreement by the stockholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders may be made without further stockholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

Article 9.

General Provisions

Section 9.1    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article 9, the agreements of Parent, Merger Sub and the Company in Article 3 (Conversion of Securities; Exchange of Certificates), Section 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers) and Section 8.3 (Fees and Expenses) and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2    Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Sovereign Holdings, Inc.

c/o TPG Partners V, L.P.

301 Commerce Street

Suite 3300

Fort Worth, TX 76102

Attn.:	Clive Bode, Esq.
Facsimile:	(817) 871-4001

with a mandated copy to:

Silver Lake Partners II, L.P.:

9 West 57th Street, 25th Floor

New York, New York 10019

Attn:	Greg Mondre
Facsimile:	(212) 981-3535

and with a mandated copy to:

Texas Pacific Group

345 California Street

Suite 3300

San Francisco, CA 94104

Attn:	Karl I. Peterson
Facsimile:	(415) 743-1781

and with a mandated copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Paul J. Shim
David I. Gottlieb
Facsimile:	(212) 225 3999

If to the Company, addressed to it at:

Sabre Holdings Corporation

3150 Sabre Drive MD 9105

Southlake, Texas 76092

Attention:	David A. Schwarte
Facsimile:	(682) 605-8267

with a mandated copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attention:	Charles M. Nathan
David S. Allinson
Facsimile:	(212) 751-4864

Section 9.3    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto), the Commitments and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Article 3 and Section 6.9) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect wholly-owned Subsidiary of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7    Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 9.8.1    This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 9.8.2    The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Article 8, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The Parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Section 8.5. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.9    Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOVEREIGN HOLDINGS, INC.

By:	/s/ KARL PETERSON
Name:	Karl Peterson
Title:	President

SOVEREIGN MERGER SUB, INC.

By:	/s/ KARL PETERSON
Name:	Karl Peterson
Title:	President

SABRE HOLDINGS CORPORATION

By:	/s/ MICHAEL S. GILLILAND
Name:	Michael S. Gilliland
Title:	Chief Executive Officer

Exhibit A.1

EQUITY COMMITMENT LETTER

A-A-1

Exhibit A.2

LIMITED GUARANTEE

A-A-2

Exhibit B.1

LIST OF COMPANY EXECUTIVES

Michael S. Gilliland

Jeffrey M. Jackson

Thomas Klein

Michelle A. Peluso

David A. Schwarte

Mark K. Miller

Garrett K. Golden

Barry Vandevier

Michael Haefner

James F. Brashear

John Stow

Ron Wettig

Michael Dietz

Hugh Jones

Fred Pensotti

Ed Kamm

Ian McCaig

A-B-1

Exhibit B.2

LIST OF PARENT AND MERGER SUB EXECUTIVES

Karl Peterson

Jack Weingart

Tom McConnon

Peter Kim

David Goldman

Tim Dunn

Afshin Mohebbi

Nathan Wright

Greg Mondre

Ric Andersen

Joe Osnoss

Sean Delehanty

Michael Kahn

Jason Young

A-B-2

Exhibit C

MERGER SUB CERTIFICATE OF INCORPORATION AND BY-LAWS

A-C-1

Exhibit D

COMPANY REPRESENTATIVES FOR ACCESS TO INFORMATION

Jeff Jackson

Gary Golden

James Brashear

Sam Gilliland

Michelle Peluso

Tom Klein

Dave Schwarte

Mark Miller

A-D-1

Annex B-1

THE GOLDMAN SACHS GROUP, INC. 85 Broad Street New York, New York 10004

PERSONAL AND CONFIDENTIAL

December 12, 2006

Board of Directors

Sabre Holdings Corporation

3150 Sabre Drive

Southlake, Texas 76092

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $.01 per share (the “Shares”), of Sabre Holdings Corporation (the “Company”), other than the Shares held by affiliates of the Company who have an understanding, arrangement or other agreement with Parent (defined below) or any of its affiliates, of the $32.75 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 12, 2006 (the “Agreement”), by and among Sovereign Holdings, Inc. (“Parent”), an affiliate of TPG Partners V, L.P. (“TPG”) and Silver Lake Partners II, L.P. (“Silver Lake” and, together with TPG, the “Investors”), Sovereign Merger Sub, Inc., a wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint lead manager with respect to the public offering of the Company’s 6.35% senior notes due March 2016 (aggregate principal amount $400,000,000) in March 2006.

We have provided and are currently providing certain investment banking services to TPG and its affiliates from time to time, including having acted as joint lead manager in connection with the private offering of 6.875% senior notes of Texas Genco Holdings Inc. (“Texas Genco”), a portfolio company of TPG, due December 2014 (aggregate principal amount $1,125,000,000) in December 2004, as joint lead manager in connection with the initial public offering of 71,666,667 shares of common stock of Eutelsat Communications Group, a portfolio company of TPG, in November 2005, and as financial advisor to Texas Genco in connection with its sale in February 2006. We have provided and are currently providing certain investment banking services to Silver Lake and its affiliates from time to time, including having acted as financial advisor to Crystal Decisions, Inc., a portfolio company of Silver Lake, in connection with its sale in December 2003, as financial advisor to Silver Lake in connection with its acquisition of Sungard Data Systems, Inc. in August 2005, and as joint lead manager in connection with the public offering of 9,500,000 shares of common stock of Gartner, Inc., a portfolio company

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of Silver Lake, in May 2006. We also may provide investment banking services to the Company and each of the Investors and its affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, TPG and Silver Lake and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and certain affiliates of TPG and Silver Lake for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with TPG and Silver Lake and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of TPG and Silver Lake.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the travel and online booking industry segments specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $32.75 per Share in cash to be received by the holders of Shares, other than the Shares held by affiliates of the Company who have an understanding, arrangement or other agreements with Parent or any of its affiliates, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

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Annex B-2

1585 Broadway New York, New York 10036

December 12, 2006

Board of Directors

Sabre Holdings Corporation

3150 Sabre Drive

Southlake TX 76092

We understand that Sabre Holdings Corporation (“Target” or the “Company”), Sovereign Holdings, Inc. (“Buyer”) and Sovereign Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 12, 2006 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into Target, with Target being the surviving entity. Pursuant to the Merger, each outstanding share of Class A Common Stock of the Company, par value $.01 per share (the “Common Stock”), other than shares held by Parent, Merger Sub, any subsidiary of Parent or Merger Sub, or in the treasury of the Company or by any Company subsidiary or as to which appraisal rights have been perfected, will be converted into the right to receive $32.75 per share in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i)	reviewed certain publicly available financial statements and other information of the Company;

ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii)	reviewed certain financial projections prepared by the management of the Company;

iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v)	reviewed the reported prices and trading activity for the Common Stock;

vi)	compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

viii)	participated in discussions and negotiations among representatives of the Company, Parent and their financial and legal advisors;

ix)	reviewed the Merger Agreement and certain related documents; and

x)	performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement,

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without any waiver, amendment or delay of any terms or conditions. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory or actuarial advisors with respect to such matters. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, or the underlying business decision of the Company to enter into the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and affiliates of Buyer and have received fees for the rendering of these services. In addition, we and our affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of Buyer.

In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company, affiliates of Buyer or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:		/s/ MAHMOUD MAMDANI
	Name:	Mahmoud Mamdani
	Title:	Managing Director

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Annex B-3

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212.272.2000 www.bearstearns.com

December 12, 2006

The Board of Directors

Sabre Holdings Corporation

3150 Sabre Drive

Southlake, TX 76092

Ladies and Gentlemen:

We understand that Sabre Holdings Corporation (“Sabre” or the “Company”), Sovereign Holdings, Inc. (“Parent”) and Sovereign Merger Sub, Inc. (“Merger Sub”) intend to enter into an Agreement and Plan of Merger to be dated as of December 12, 2006 (the “Agreement”), pursuant to which Merger Sub will be merged with and into Sabre (the “Transaction”), and Sabre will become a wholly owned subsidiary of Parent. Parent will be a newly formed acquisition vehicle formed by Silver Lake Partners II, L.P. (“Silver Lake”) and TPG Partners V, L.P. (“TPG”). Each issued and outstanding share of Class A common stock, par value $0.01 per share, of Sabre will be converted into the right to receive $32.75 in cash (the “Merger Consideration”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the shareholders of Sabre.

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•

reviewed Sabre’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2003, 2004 and 2005, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and its Current Reports on Form 8-K filed since December 31, 2005;

•

reviewed certain operating and financial information relating to Sabre’s business and prospects, including projections for the six years ended December 31, 2012, all as prepared and provided to us by Sabre’s management;

•	met with certain members of Sabre’s senior management to discuss the Company’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of Sabre;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Sabre;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Sabre;

ATLANTA	BEIJING	BOSTON	BUENOS AIRES	CHICAGO	DALLAS	DUBLIN	HONG KONG	LONDON

LOS ANGELES	LUGANO	NEW YORK	PUERTO RICO	SAN FRANCISCO	SÃO PAULO	SHANGHAI	SINGAPORE	TOKYO

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•	performed discounted cash flow analyses based on the projections for Sabre furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Sabre or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Sabre as to the expected future performance of the Company. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of Sabre that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Sabre, nor have we been furnished with any such appraisals. In connection with our engagement by Sabre, we were not asked to solicit, and we have not solicited, any private equity firms or strategic acquirors regarding a potential transaction involving the Company. We understand that Sabre retained Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. to solicit selected private equity firms and strategic acquirors regarding such a transaction, and in rendering our opinion herein we have considered the results of such solicitation as communicated to us. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Sabre.

We do not express any opinion as to the price or range of prices at which the shares of common stock of the Company may trade subsequent to the announcement of the Transaction.

In addition to our receipt of a customary fee for our services in rendering this opinion, Sabre has agreed to reimburse us for reasonable expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns has been previously engaged by Sabre to provide certain investment banking and other services for which we received customary fees. Various individuals and entities affiliated with us may have passive minority investments in private equity funds managed by affiliates of Silver Lake and/or TPG, and in portfolio companies of such funds. In addition, Bear Stearns is currently engaged, and in the past has been engaged, by Silver Lake and/or TPG or their respective affiliates to provide certain investment banking and other services in matters unrelated to the Transaction, for which we have received, or expect to receive, customary fees. Also, Bear Stearns may seek to provide to Silver Lake and/or TPG and their respective affiliates certain investment banking and other services unrelated to the Transaction in the future. In the ordinary course of business, Bear Stearns and its affiliates may, directly or indirectly, for its own account and the account of its customers, hold long or short positions, trade and otherwise transact in or with respect to the equity or debt securities and/or bank debt of, or derivative products relating to, Sabre and certain affiliates of Silver Lake and/or TPG.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Sabre and does not constitute a recommendation to the Board of Directors of the Company or any holders of Sabre common stock as to how to vote in connection with the Transaction or otherwise. This opinion does not address Sabre’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the financing of the Transaction or the effects of any other transaction in which Sabre might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Sabre common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other

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conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of Sabre.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:		/s/ SHELDON I. STEIN
	Name:	Sheldon I. Stein
	Title:	Senior Managing Director

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Annex C

Delaware General Corporation Law

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SABRE HOLDINGS CORPORATION	YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL

https://www.proxypush.com/tsg		1-866-416-3129

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR	• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

The Internet and telephone voting facilities will close at 10:00 A.M. CDT on March 23, 2007.

1-866-416-3129 CALL TOLL-FREE TO VOTE
THERE IS NO CHARGE FOR THIS CALL WITHIN THE UNITED STATES AND CANADA ONLY

☐	ê PLEASE DETACH PROXY CARD HERE ê

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of December 12, 2006, among Sabre Holdings Corporation, Sovereign Holdings, Inc. and Sovereign Merger Sub, Inc. and approve the merger.	☐	☐	☐	2.	Proposal to approve the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

If you plan to attend the Special Meeting please mark this box.	☐

To change your address, please mark this box.	☐

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here

ADMISSION TICKET

Special Meeting of Stockholders

of

Sabre Holdings Corporation

March 23, 2007

10:00 a.m. CDT

Irving Arts Center

Dupree Theater

3333 N. MacArthur Blvd.

Irving, TX 75062

Please see the Investors section of the Sabre Holdings Corporation website at sabre-holdings.com/investor

for a map and directions to Irving Arts Center.

This ticket admits only the stockholder(s) whose name(s) is printed on the front of this proxy card.

Please bring this admission ticket and a government issued identification card with you if attending the meeting.

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to personally attend the Special Meeting, please promptly vote over the

Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Special Meeting if you choose not to attend in person. Voting early will not prevent you from voting in person at the Special Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

SABRE HOLDINGS CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

of Sabre Holdings Corporation

The undersigned hereby appoints James F. Brashear, Jeffery M. Jackson, and David A. Schwarte, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of Sabre Holdings Corporation on March 23, 2007, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free telephone number.

SABRE HOLDINGS CORPORATION

P.O. BOX 11244

NEW YORK, N.Y. 10203-0244

SEE REVERSE SIDE